Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-163665

CALCULATION OF REGISTRATION FEE

			Proposed
			Maximum
			Aggregate	Amount of
Title of Each Class of	Amount to be	Proposed Maximum Aggregate	Offering	Registration
Securities to be Registered	Registered	Price per Unit	Price	Fee(1)
Common Shares of Petróleo Brasileiro S.A. — Petrobras(2)(3)	558,601,313	U.S.$17.24	U.S.$9,632,737,542.43	U.S.$686,814.19
Preferred Shares of Petróleo Brasileiro S.A. — Petrobras(2)(3)	906,395,723	U.S.$15.30	U.S.$13,864,259,343.32	U.S.$988,521.69
Total	1,464,997,036	N/A	U.S.$23,496,996,885.75	U.S.$1,675,335.88

(1)	The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	The common shares and the preferred shares may be represented by American Depositary Shares, each of which represents two common shares or two preferred shares, as applicable, evidenced by American Depositary Receipts, issuable on deposit of common shares or preferred shares, as applicable. This includes shares offered and sold outside the United States pursuant to Regulation S of the Securities Act. Such shares, however, may be resold from time to time in the United States under circumstances requiring registration under the Securities Act.

(3)	Includes 187,997.094 common and preferred shares, including shares in the form of ADSs that the international underwriters and the Brazilian underwriters may purchase to cover over-allotments, if any.

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 11, 2009)
Petróleo Brasileiro S.A. – Petrobras

2,293,907,960 Common Shares, including Common Shares in the form of American Depositary Shares
1,788,515,136 Preferred Shares, including Preferred Shares in the form of American Depositary Shares

We are offering 2,293,907,960 common shares and 1,788,515,136 preferred shares (together with the common shares, the shares) in a global offering that consists of an international offering outside Brazil and a concurrent offering in Brazil. Of the total number of shares we are offering, 3,007,953,468 common and preferred shares were first offered to our existing shareholders on a priority basis. The Brazilian federal government, our principal shareholder, and certain of its affiliates have agreed to purchase a total of 1,810,505,485 common shares and 994,917,669 preferred shares in the offering. The international offering includes a registered offering in the United States. The closings of the international and Brazilian offerings are conditioned upon each other.

In the international offering, the shares are being offered in the form of shares or in the form of American depositary shares (ADSs), each of which represents either two common shares (a common ADS) or two preferred shares (a preferred ADS). Shares sold in the international offering in the form of shares will be delivered in Brazil and paid for in reais.

The international underwriters named in this prospectus supplement are underwriting the sale of 134,648,375 common ADSs and 100,416,977 preferred ADSs. The Brazilian underwriters are underwriting the sale of 2,024,611,210 common shares and 1,587,681,182 preferred shares, including shares sold in the international offering in the form of shares.

Our common shares and preferred shares are listed on the São Paulo Stock Exchange (BM&FBOVESPA), under the ticker symbols PETR3 and PETR4, respectively. The closing prices of our common shares and preferred shares on BM&FBOVESPA on September 23, 2010 were R$30.25 per common share and R$26.80 per preferred share. The common ADSs and the preferred ADSs are listed on The New York Stock Exchange, or the NYSE, under the symbols PBR and PBRA, respectively. The closing prices on the NYSE on September 23, 2010 were U.S.$35.59 per common ADS and U.S.$31.48 per preferred ADS.

	Per	Per	Per	Per
	Common ADS	Common Share	Preferred ADS	Preferred Share	Total(1)
Public offering price	U.S.$34.49	R$29.65	U.S.$30.59	R$26.30	U.S.$66,914,225,363.96
Underwriting discounts and commissions	U.S.$0.224	R$0.02(2)	U.S.$0.199	R$0.06(2)	U.S.$133,086,675.99
Proceeds, before expenses, to us	U.S.$34.27	R$29.63	U.S.$30.39	R$26.24	U.S.$66,781,138,688.97

(1)	Amounts in reais have been translated into U.S. dollars at the selling rate reported by the Central Bank of Brazil as of September 23, 2010, or R$1.7194 to U.S.$1.00.
(2)	Reflects underwriting discount of R$0.0 to shares sold to the Brazilian federal government and its affiliates and R$0.19 per common share and R$0.17 per preferred share sold to others.

We have granted the international underwriters and the Brazilian underwriters options for a period of up to 30 days beginning on September 24, 2010 with respect to this offering published in Brazil, to purchase additional ADSs or to place additional shares, in each case solely to cover over-allotments. These options are for an aggregate of up to an additional 187,997,094 common and preferred shares, including shares in the form of ADSs.

Investing in our shares and ADSs involves risks. See “Risk Factors” beginning on page S-32 of this prospectus supplement.

Delivery of the ADSs will be made through the book-entry facilities of The Depository Trust Company on or about September 29, 2010. Delivery of the shares will be made in Brazil through the book-entry facilities of the Brazilian Settlement and Custody Company (Companhia Brasileira de Liquidação e Custódia, or CBLC) on or about September 29, 2010.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Global Coordinators and Joint Bookrunners

BofA Merrill Lynch	Bradesco BBI	Citi	Banco Itaú BBA	Morgan Stanley	Santander

Joint Bookrunners

BB Investimentos	BTG Pactual	Credit Agricole CIB	Credit Suisse	Goldman, Sachs & Co.	HSBC	ICBC International	J.P.Morgan	SOCIETE GENERALE

Co-Managers

BBVA Securities	Deutsche Bank Securities	Mitsubishi UFJ Securities	Nomura	Raymond James	Scotia Capital	SEB Enskilda	Standard Chartered

The date of this prospectus supplement is September 23, 2010

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes this offering and certain other matters relating to Petrobras. The second part, the accompanying prospectus, gives more general information about the shares and ADSs and other securities that Petrobras may offer from time to time. Generally, references to the prospectus mean this prospectus supplement and the accompanying prospectus combined. If the information in this prospectus supplement differs from the information in the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this prospectus and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. Petrobras is not making an offer to sell the shares or ADSs in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the relevant document.

We are using this prospectus to offer our shares and ADSs outside Brazil. We are also offering our shares in Brazil by means of a Brazilian prospectus and accompanying reference form (formulário de referência) in Portuguese (the Brazilian offering documents). You should not rely on the Brazilian offering documents in making an investment decision in relation to our shares and ADSs.

In this prospectus supplement, unless the context otherwise requires or as otherwise indicated, references to “Petrobras” mean Petróleo Brasileiro S.A. – Petrobras and its consolidated subsidiaries taken as a whole. Terms such as “we,” “us” and “our” generally refer to Petrobras, unless the context requires otherwise or as otherwise indicated.

FORWARD-LOOKING STATEMENTS

Many statements made or incorporated by reference in this prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” that are not based on historical facts and are not assurances of future results. Many of the forward-looking statements contained, or incorporated by reference, in this prospectus supplement may be identified by the use of forward-looking words, such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimate” and “potential,” among others. We have made forward-looking statements that address, among other things:

•	our marketing and expansion strategy;

•	our exploration and production activities, including drilling;

•	our activities related to refining, import, export, transportation of petroleum, natural gas and oil products, petrochemicals, power generation, biofuels and other sources of renewable energy;

•	our projected and targeted capital expenditures and other costs, commitments and revenues;

•	our liquidity and sources of funding; and

•	development of additional revenue sources.

Our forward-looking statements are not guarantees of future performance and are subject to assumptions that may prove incorrect and to risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or forecast in any forward-looking statements as a result of a variety of factors. These factors include, among other things:

•	our ability to obtain financing;

•	general economic and business conditions, including crude oil and other commodity prices, refining margins and prevailing exchange rates;

•	global economic conditions;

•	our ability to find, acquire or gain access to additional reserves and to develop our current reserves successfully;

•	uncertainties inherent in making estimates of our oil and gas reserves, including recently discovered oil and gas reserves;

•	competition;

•	technical difficulties in the operation of our equipment and the provision of our services;

•	changes in, or failure to comply with, laws or regulations;

•	receipt of governmental approvals and licenses;

•	international and Brazilian political, economic and social developments;

•	natural disasters, accidents, military operations, acts of terrorism or sabotage, wars or embargoes;

•	the cost and availability of adequate insurance coverage; and

•	other factors discussed below under “Risk Factors.”

For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” in this prospectus supplement and in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

All forward-looking statements attributed to us or a person acting on our behalf are qualified in their entirety by this cautionary statement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference into this prospectus supplement the following documents that we have filed with the Securities and Exchange Commission (SEC):

1. The combined Petrobras and Petrobras International Finance Company (PifCo) annual report on Form 20-F for the year ended December 31, 2009, filed with the SEC on May 19, 2010.

2. The combined Petrobras and PifCo annual report on Form 20-F/A for the year ended December 31, 2009, filed with the SEC on August 31, 2010.

3. Reports on Form 6-K furnished by Petrobras to the SEC on the dates indicated below, concerning our financial condition and results of operations for the period ended June 30, 2010:

•	Report furnished on August 25, 2010, containing (a) financial statements prepared in accordance with U.S. GAAP as of June 30, 2010 and for the six-month periods ended June 30, 2010 and 2009, and (b) an awareness letter of KPMG Auditores Independentes.

•	Report furnished on August 26, 2010, containing our release concerning our earnings and financial condition for the six months ended June 30, 2010.

4. Reports on Form 6-K, furnished to the SEC by Petrobras on the dates indicated below, concerning other recent developments in our business:

•	Reports furnished on May 17, 2010 and May 27, 2010, relating to the May 31, 2010 payment of interest on capital for the 2010 fiscal year in the amount of R$1,755 million.

•	Report furnished on June 23, 2010, relating to Petrobras’ Business Plan for 2010-2014.

•	Report furnished on July 19, 2010, relating to the approval by Petrobras’ board of directors of an advance payment of interest on capital for the 2010 fiscal year in the amount of R$1,755 million.

•	Report furnished on August 13, 2010, relating to the shutdown of operations at the P-33 platform in the Marlim field of the Campos Basin.

•	Report furnished on August 30, 2010, relating to the August 31, 2010 payment of interest on capital for the 2010 fiscal year in the amount of R$0.20 per common and R$0.20 per preferred share.

5. Reports on Form 6-K, furnished to the SEC by Petrobras on the dates indicated below, concerning the capitalization of Petrobras, and transfer to Petrobras of certain exploration and production rights and related legal developments, and the global offering:

•	Report furnished on June 10, 2010, relating to the approval by the Brazilian Federal Senate of legislation regarding Petrobras’ capitalization, the transfer to Petrobras of pre-salt oil and gas exploration and production rights and the introduction of a production-sharing regime for exploration and production activities in pre-salt and strategic areas.

•	Report furnished on June 23, 2010, relating to the approval by Petrobras’ shareholders of amendments to Petrobras’ bylaws to permit the capitalization transaction.

•	Report furnished on June 30, 2010, relating to the signature by the Brazilian president of legislation regarding Petrobras’ capitalization and the transfer to Petrobras of pre-salt oil and gas exploration and production rights.

•	Reports furnished on July 29, 2010 and August 12, 2010, relating to the approval by shareholders of the criteria and methodology for the valuation of the Brazilian federal treasury bills (Letras Financeiras de emissão da Secretaria do Tesouro Nacional, or LFTs) to be used by Petrobras’ shareholders at their election to pay for shares, and delegating authority to the board of directors of Petrobras to establish the value of each series of LFTs used for this purpose.

•	Report furnished on September 7, 2010, containing English translations of the reservation forms for the priority subscription of Petrobras’ common shares and preferred shares.

•	Report furnished on September 7, 2010, containing an English translation of the form of Assignment Agreement for the transfer of rights to explore and produce oil, natural gas and other fluid hydrocarbons in certain pre-salt areas among Petrobras, the Brazilian federal government and the National Petroleum, National Gas and Biofuels Agency (ANP).

•	Report on Form 6-K/A furnished on September 20, 2010, relating to the approval by Petrobras’ board of directors of an increase in the maximum amount of additional shares, including shares in the form of ADSs, that may be issued by Petrobras under Brazilian law in addition to those initially offered in the global offering.

6. Any future filings of Petrobras on Form 20-F made with the SEC after the date of this prospectus supplement and prior to the completion of the offering of the securities offered by this prospectus supplement, and any future reports of Petrobras on Form 6-K furnished to the SEC during that period that are identified in those reports as being incorporated into this prospectus supplement or the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Information that we file with or furnish to the SEC after the date of this prospectus supplement, and that is incorporated by reference herein, will automatically update and supersede the information in this prospectus supplement. You should review the SEC filings and reports that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

Documents incorporated by reference in this prospectus supplement are available without charge. Each person to whom this prospectus supplement and the accompanying prospectus are delivered may obtain documents incorporated by reference herein by requesting them either in writing or orally, by telephone or by e-mail from us at the following address:

Investor Relations Department Petróleo Brasileiro S.A. – Petrobras
Avenida República do Chile, 65 – 22nd Floor
20031-912 – Rio de Janeiro – RJ, Brazil Telephone: (55-21) 3224-1510/3224-9947
Email:  petroinvest@petrobras.com.br

In addition, you may review copies of the materials we file with or furnish to the SEC without charge, and copies of all or any portion of such materials can be obtained at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. We also file materials with the SEC electronically. The SEC maintains an Internet site that contains materials that we file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

SUMMARY

This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the shares and ADSs. You should read carefully the entire prospectus supplement, the accompanying prospectus including “Risk Factors” and the documents incorporated by reference herein, which are described under “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

In this prospectus supplement, unless the context otherwise requires or as otherwise indicated, references to “Petrobras” mean Petróleo Brasileiro S.A. – Petrobras and its consolidated subsidiaries taken as a whole. Terms such as “we”, “us” and “our” generally refer to Petrobras, unless the context requires otherwise or as otherwise indicated.

Overview

We are the fourth-largest energy company in the world in terms of market value, with a market capitalization of U.S.$199.2 billion as of December 31, 2009, according to PFC Energy, an energy consultancy. We are also the largest holder of rights to explore oil and gas blocks in Brazil, according to the National Petroleum, Natural Gas and Biofuels Agency (ANP), with exploration rights to 225 blocks as of December 31, 2009. Our oil and natural gas production was 2.3 million barrels of oil equivalent per day for 2009, an increase of 4.3% over 2008, and 2.1 million barrels of oil equivalent per day for the first six months of 2010, an increase of 3.1% over the corresponding period of 2009. In 2009, we had sales of U.S.$115.9 billion and net income of U.S.$15.5 billion. In the first six months of 2010, we had sales of U.S.$71.5 billion, an increase of 43.4% over the corresponding period of 2009, and net income of U.S.$8.6 billion, an increase of 29.2% over the corresponding period of 2009.

We are world leaders in the exploration and production of oil from deep water and ultra-deep water reservoirs, accounting for approximately 20.0% of worldwide production from deep and ultra-deep water fields according to PFC Energy. We believe that our leading position is a result of the quality of our business initiatives, which reflect our ability to successfully develop and implement new technologies and procedures for the exploration and production of oil and natural gas. These initiatives contributed significantly to our current position as one of the most respected energy companies in the world, and an international leader in innovation and research.

Since 1963, we have fostered a culture of innovation, research and development through our research center, Cenpes (Leopoldo Américo Miguez de Mello Research and Development Center). We have, for example:

•	introduced the world’s first floating production, storage and offloading unit (FPSO) with a round hull in 2007, minimizing the effects of waves and increasing the safety of our operations;

•	set the Brazilian record for ultra-deep water drilling, with a 6,915 meter (22,687 foot) deep well in the Santos Basin in 2005; and

•	developed pioneering technology for the exploration and production of oil and natural gas in deep waters, placing us in a unique position worldwide, particularly with the discovery and development of deep water production fields in the Campos Basin. Our first great discovery in the Campos Basin — the Garoupa field — occurred in 1974, with commercial production beginning in 1979 through an early production system.

We are a state-controlled company active in the energy sector for 57 years, with a strategic presence in 27 countries across five continents as of June 30, 2010. Our integrated operations include exploration, production, refining, logistics, commercialization and transportation of oil, oil products and natural gas, in addition to electric power, biofuels and other renewable sources of energy. Our activities comprise five business segments and our corporate segment:

•	Exploration and Production. This is our principal business segment, and encompasses oil and natural gas exploration, development and production activities in Brazil, sales and transfers of crude oil in domestic and foreign markets, transfers of natural gas to the Gas and Power segment and sales of oil products produced at natural gas processing plants. According to the ANP, we were responsible for approximately 98.5% of Brazil’s total production of oil and natural gas in 2009.

•	Refining, Transportation and Marketing. This segment comprises Petrobras’ downstream activities in Brazil, including refining, logistics, transportation, export and purchase of crude oil, as well as the purchase and sale of oil products and ethanol. Additionally, this segment includes the petrochemical division, which includes investments in domestic petrochemical companies. As of June 30, 2010, we operated 92.0% of Brazil’s total refining capacity in Brazil.

•	Gas and Power. This segment consists primarily of the purchase, sale and transportation and distribution of natural gas produced in or imported into Brazil. This segment also includes Petrobras’ participation in domestic natural gas transportation, natural gas distribution, thermoelectric power generation and two domestic fertilizer plants. The Gas and Power segment has included results from our fertilizer operations since January 1, 2010. In prior years, the results from our fertilizer operations were included in our Refining, Transportation and Marketing segment.

•	Distribution. This segment encompasses the oil product and ethanol distribution activities conducted by Petrobras’ majority owned subsidiary, Petrobras Distribuidora S.A. – BR (Petrobras Distribuidora), in Brazil. Petrobras Distribuidora is the largest oil products distributor in Brazil, with a market share of 38.6% and 38.7%, in 2009 and June 30, 2010, respectively, according to the ANP. As of June 30, 2010, Petrobras Distribuidora had approximately 7,000 service stations in Brazil.

•	International. This segment comprises Petrobras’ international activities conducted in 26 countries outside Brazil, which include exploration and production, refining, transportation and marketing, distribution and gas and power.

•	Corporate. This segment includes activities not attributable to other segments, including corporate financial management, central administrative overhead and actuarial expenses related to Petrobras’ pension and health care plans for inactive participants. Our Corporate segment also includes our bio-renewables operations, including the results of our subsidiary Petrobras Biocombustível.

Petrobras’ principal executive office is located at Avenida República do Chile, 65, 20031-912  Rio de Janeiro RJ, Brazil, and its telephone number is (55-21) 3224-4477.

The following charts present the breakdown of our net operating revenues by business segment for 2009 and for the first six months of 2010. The percentages below represent the net operating revenues of our segments before eliminations, including sales to Petrobras and our affiliates and third parties.

For additional information about our business segments, see our annual report on Form 20-F for the year ended December 31, 2009 and “Summary Consolidated Financial Data” below.

Our domestic oil and gas exploration and production is concentrated in basins located along the Brazilian coast and in the State of Amazonas, and our primary focus is on three major offshore basins: Campos, Santos and Espírito Santo, which also include pre-salt reservoirs.

•	Campos Basin. The Campos Basin is the most prolific oil and gas basin in Brazil as measured by proved hydrocarbon reserves and annual production. The Campos Basin is our largest oil- and gas-producing region, representing 84.2% of our total production in Brazil in 2009, and includes a vast portfolio of production projects still being developed. At December 31, 2009, we held proved crude oil reserves in the Campos Basin representing 90.0% of our total proved crude oil reserves in Brazil, and natural gas reserves in the Campos Basin representing 53.0% of our total natural gas proved reserves in Brazil. We expect our future new-source production projects in the Campos Basin to be in deep water oil fields, where we are currently developing eight major production projects. On September 1, 2008, we initiated production in the first exploratory well of the pre-salt layer of the Jubarte field in the Campos Basin. On May 29, 2010, we began pre-salt operations at an additional exploratory well in the Baleia Branca field in the Campos Basin.

•	Santos Basin. The Santos Basin is one of the most promising exploration areas offshore Brazil. In recent years, we made several shallow water discoveries in post-salt layers, particularly of natural gas, as well as deepwater discoveries of high quality crude oil in pre-salt layers. In May 2009, we initiated an extended well test (EWT) in the Tupi region using the FPSO Cidade de São Vicente, the first unit to produce oil from the pre-salt reservoirs of the Santos Basin.

•	Espírito Santo Basin. In recent years, we have discovered high quality light oil and natural gas in the post-salt layers of the Espírito Santo Basin. We intend to increase production from this basin in the near term, particularly of natural gas. For example, in 2009, we began operations in FPSO Cidade de São Mateus, with capacity to produce 25 thousand barrels of oil per day and 10 million cubic meters of natural gas per day. In addition to our recent discoveries in the post-salt layers, we are also concentrating our resources on the exploration of pre-salt reservoirs in the Espírito Santo Basin.

•	Pre-salt Reservoirs. In recent years, we have focused our offshore exploration efforts on pre-salt reservoirs located in a region approximately 800 km (497 miles) long and 200 km (124 miles) wide stretching from the Campos to the Santos basins. As of December 31, 2009, we have drilled 41 exploration wells in this region, 85.0% of which have yielded discoveries of hydrocarbon resources. Our existing concessions in this area cover approximately 24.0% (35,739 km2 or 8.8 million acres) of the pre-salt areas, with an additional 4.0% (6,000 km2 or 1.5 million acres) under concession to other oil companies for exploration. The remaining 72.0% (107,230 km2 or 26.5 million acres) of the pre-salt region is not yet under government concession, and the licensing of new pre-salt concessions is contingent on the outcome of a regulatory review by the Brazilian federal government. As described below, we have concluded an agreement with the Brazilian federal government under which we will receive rights to explore and produce oil, natural gas and other fluid hydrocarbons in pre-salt areas not currently under concession. Under legislation currently under consideration in the Brazilian Congress, we would also become the exclusive operator in all pre-salt areas not yet under concession and would be granted a minimum interest to be established by the National Energy Policy Council (CNPE) that would be not less than 30% in all pre-salt blocks not yet under concession.

•	Other Basins. We hold exploration and production rights in the basins of Alagoas, Amazonas, Barreirinhas, Camamu-Almada, Ceará, Foz do Amazonas, Jequitinhonha, Mucuri, Pará-Maranhão, Parecis, Parnaíba, Pelotas, Pernambuco-Paraíba, Potiguar, Recôncavo, Rio do Peixe, São Francisco, Sergipe, Solimões and Tucano.

The following table presents additional information regarding the basins in which we operate as of December 31, 2009.

		Exploration Blocks(1)		Production	Average Production
Basin	Total Area	Quantity	Area	Fields	Oil	Natural Gas(2)
	(km2)		(km2)		(thousands of	(million cubic
					barrels per day)	meters per day)

Campos	115,000	21	5,884	41	1,693.6	12.0
Santos	348,900	49	28,384	2	14.4	0.7
Espírito Santo	75,000	23	8,623	46	40.9	1.5
Others	3,047,100	132	94,226	229	221.9	6.4

Total	3,586,000	225	137,117	318	1,970.8	20.6

(1)	Blocks in which we hold exploration and production rights.

(2)	Natural gas production figures are the production volumes of natural gas available for sale, excluding flared and reinjected gas and gas consumed in our operations.

New Regulatory Model for the Oil and Gas Industry in Brazil

The Brazilian Congress is currently considering new oil and gas legislation that will set new rules for the exploration and production of oil and natural gas in Brazil. If approved, the new regulatory model contemplated by the legislation will allow us to be the exclusive operator in all pre-salt areas not yet under concession, which currently comprise 107,230 km2 (26.5 million acres), in addition to other areas that the CNPE may deem strategic. The exploration and production rights for these blocks would either be granted to us on an exclusive basis or offered under public bids. If offered under public bids, we would be granted a minimum interest to be established by the CNPE that would not be less than 30%, with the additional right to participate in the bidding process in order to increase our interest in those areas. The proposed legislation was approved by the Brazilian Senate on June 10, 2010, and is currently being considered by the House of Representatives. If approved, the bill will be sent to the President for signature. The new legislation will then be implemented by the CNPE, the ANP and by other institutions in the Brazilian oil and gas sector.

Assignment Agreement

On September 3, 2010, we entered into an agreement with the Brazilian federal government (Assignment Agreement), under which the government assigned to us the right to conduct research activities and the exploration and production of fluid hydrocarbons in specified pre-salt areas, subject to a maximum production of five billion barrels of oil equivalent. On September 7, 2010, we filed an English translation of the form of Assignment Agreement with the Securities and Exchange Commission in a report on Form 6-K which is incorporated by reference in this prospectus supplement. The initial purchase price for our rights under the Assignment Agreement is R$74,807,616,407, which was equivalent to U.S.$42,533,327,500 as of September 1, 2010. The price was determined by negotiation between us and the Brazilian federal government, based on a number of factors, including the reports of independent experts obtained by us and by the ANP. The term of the Assignment Agreement is 40 years, which may be extended for an additional five years, upon our request, in certain specified cases. The Assignment Agreement is subject to a review process, which may result in the revision of the contract amount, the maximum production volume of five billion barrels of oil equivalent, the duration, and the minimum levels of goods and services to be acquired from Brazilian providers. See “Recent Developments” for more information.

Our Competitive Strengths

We believe that our main competitive strengths are:

Dominant position in the exploration, production, supply, refining and distribution of oil and oil products in Brazil.

We hold a dominant position in the Brazilian oil and gas sector. Without taking into consideration the Assignment Agreement and the new regulatory model for the oil and gas industry in Brazil pending before the Brazilian Congress, we already had the largest number of exploration blocks in Brazil as of December 31, 2009, according to the ANP, representing 41.3% of the total area of all exploration blocks in Brazil. As of December 31, 2009, we had exploration and production rights in 576 of the 796 concession areas in Brazil, which produced a total of 2.1 million barrels of oil equivalent per day of oil and natural gas in 2009. As of June 30, 2010, we operated 92.0% of the total refining capacity in Brazil, through our 11 refineries, with a total refining capacity of 1.9 million barrels of oil per day. Our subsidiary Petrobras Distribuidora is the largest distributor of oil products in Brazil, with a market share of 38.7% on June 30, 2010, according to the ANP. As of June 30, 2010, Petrobras Distribuidora had a network of approximately 7,000 service stations.

Privileged access to new reserves and new proposed oil and gas regulations.

Under the Assignment Agreement, as described above, we will have rights to explore and produce oil, natural gas and other fluid hydrocarbons in certain pre-salt areas not under concession, up to the limit of 5 billion barrels or oil equivalent. In addition, the new regulatory model for the oil and gas industry, if approved, will introduce new rules for the exploration and production of oil and natural gas in Brazil in areas not under concession and will place us in a unique position in the energy sector. According to the proposed legislation, we will be the exclusive operator in all pre-salt areas not yet under concession, in addition to other areas the CNPE may deem strategic. The exploration and production rights for these blocks would either be granted to us on an exclusive basis or offered under public bids. If offered under public bids, we would be granted a minimum interest to be established by the CNPE that would not be less than 30.0%, with the additional right to participate in the bidding process in order to increase our interest in those areas.

Wide reserves base and expansion prospects.

As of December 31, 2009, we had estimated worldwide total proved reserves of 12.1 billion barrels of oil equivalent, of which 95.2% are located in Brazil. In addition, we have extensive interests in exploration areas in Brazil and abroad, which we and our partners constantly analyze in order to increase production capacity. As of December 31, 2009, the ratio of our proved reserves to production was 14 years. We believe that our proved reserves will allow us to (1) increase our production in a sustainable manner and (2) replace our imports of light oil with domestic production of high quality oil from recently discovered reservoirs. Our proved reserves base may significantly increase as a result of the exploration and production rights we hold over 85.6% of all pre-salt areas under concession from the Brazilian federal government, Law No. 12,276 and the potential enactment of the new regulatory model for the oil and gas industry in Brazil.

Leader in the exploration and production of oil in deep waters and ultra-deep waters.

We are the leaders in exploration and production of oil in deep and ultra-deep waters, accounting for approximately 20.0% of the world’s deep and ultra-deep water production in 2009, according to PFC Energy. We believe that our leading position results from our advanced knowledge of drilling techniques, exploration and production in deep and ultra-deep waters that we have acquired over the last 38 years, as we have continually developed technologies and procedures to expand our business in the deep seas, including innovative technology to explore wells over 3,000 meters (9,843 feet) deep. Our expertise has resulted in high productivity and allowed us to reduce our lifting costs.

Integrated large-scale production.

Our dominant market position in Brazil allows us to integrate our businesses efficiently and to benefit from our large-scale production, with significantly lower operating costs. Our business model is efficient due to:

•	the fact that approximately 90.0% of our proved crude oil reserves and 53.0% of our proved natural gas reserves in 2009 were located in the Campos Basin, allowing us to concentrate the infrastructure necessary to support our activities in a single geographic area and reduce our exploration, development and production costs; and

•	the balance among (1) our oil production, especially in the Campos Basin, which in 2009 comprised 85.9% of our total oil production from Brazil, (2) the location of our refineries, particularly in the southeast region of Brazil, which alone account for 63.4% of our total refining capacity in Brazil, and (3) the total demand for hydrocarbons in the Brazilian market which, according to the ANP, is concentrated in the south and southeast regions of Brazil with a combined 65.0% of total hydrocarbon demand in 2009.

We believe that the synergies resulting from our business model put us in a privileged position to compete efficiently with our domestic and international competitors.

Our Strategies

Under our 2010-2014 Business Plan, we plan to invest U.S.$224.0 billion between 2010 and 2014, of which 95.0% will be invested in projects in Brazil and 53.0% in exploration and production activities alone. This amount does not include our funding requirements to acquire our rights under the Assignment Agreement or the capital expenditures that will be required to explore and develop the areas covered by the Assignment Agreement. The chart below presents our detailed investment plans, based on our 2010-2014 Business Plan:

We carry out our activities in an integrated, profitable and sustainable manner, with an emphasis on social and environmental responsibility, in Brazil and in the other markets where we operate. Based on this principle, we plan to expand our operations in targeted oil, oil products and natural gas markets, in addition to petrochemicals, electric power, biofuels and other renewable energy sources, maintaining our tradition with respect to the development of innovative technologies and methodologies — which we believe are pillars of our success in carrying out our activities and of the excellence of our operations in all business segments — through the following strategies:

Increase our production and our oil and natural gas reserves.

Under our 2010-2014 Business Plan, we plan to increase our oil and natural gas production by (1) discovering and adding new reserves to our portfolio, (2) improving our revitalization and recuperation processes in existing fields, (3) developing our production in recently discovered areas, especially in the pre-salt areas of the Santos Basin, and (4) intensifying our exploration activities, expanding our exploratory frontiers both in Brazil and abroad, especially in the Gulf of Mexico, the west coast of Africa and Peru.

Without taking into consideration the Assignment Agreement, we estimate that our total oil and natural gas production will reach 3.9 million barrels of oil equivalent per day in 2014, including 3.0 million barrels of oil equivalent per day of oil from Brazil, 0.2 million barrels of oil equivalent per day of oil from outside Brazil, 0.6 million barrels of oil equivalent per day of natural gas from Brazil and 0.1 million barrels of oil equivalent per day of natural gas from outside Brazil. Under our 2010-2014 Business Plan, we believe that (1) until 2014, the increase in our production will come primarily from our production in post-salt areas, especially as a result of the development of projects in the Campos Basin and from investments we plan to make in infrastructure and production resources, and (2) beginning in 2014, production from pre-salt areas will account for a more significant portion of our total production, especially due to investments we plan to make in pre-salt areas between 2010 and 2014, particularly in the Santos Basin.

We plan to start up three large offshore production systems per year between 2010 and 2014 in the Campos, Santos and Espírito Santo basins, including in pre-salt areas. We plan to conduct an average of three extended well tests (EWTs) per year in pre-salt areas during the same period, and to build new vessels and acquire new equipment, including drilling rigs for ultra-deep water and support boats for the exploration and production of hydrocarbons.

Expand our refining capacity in Brazil, in order to handle the expected increase in our oil production and in domestic demand for oil products, including petrochemicals.

We intend to increase our refining, transportation and commercialization activities in Brazil, as well as our petrochemicals activities.

•	Refining, Transportation and Commercialization Activities. We plan to (1) increase our refining capacity in order to meet the expected increase in our domestic oil production and domestic demand for oil products, (2) upgrade our existing refineries to improve quality, comply with stricter environmental regulations, and meet the needs of the markets in which we operate, particularly the Brazilian market, (3) increase our exports of high aggregate value oil products without sacrificing international quality standards, and (4) complete projects aimed at improving our operations and expanding our fleet of ships to transport oil and oil products. We believe that the expansion of our existing refineries, the start-up of operations of the Abreu e Lima refinery, the initial phase of the Premium I Refinery and the initial phase of the Rio de Janeiro Petrochemical Complex – Comperj will result in a domestic production capacity for oil products of 2.3 million barrels of oil per day in 2014.

•	Petrochemicals. We intend to expand our petrochemicals and biopolymer production, preferably through investments in companies operating in the petrochemical sector, particularly in Brazil.

Consolidate our position in the Brazilian natural gas market and expand our electric power and fertilizer businesses.

We believe that we are the leader in the Brazilian natural gas sector, in terms of production and commercialization. We intend to consolidate our position by increasing production to meet the estimated increase in natural gas demand between 2010 and 2014, which we estimate will reach 130.0 million cubic meters per day in 2014 as a result of an increase in the use of natural gas to generate electricity, produce fertilizers and supply end-users (vehicles, residences and commerce). We intend to allocate resources to (1) our infrastructure projects, for the expansion of our natural gas transportation network, (2) increase flexibility in the use of natural gas through chemical conversions into other substances, which will allow us to optimize production and increase our generation of electric power and production of fertilizers, and (3) increase our installed thermoelectric power generation capacity, which we estimate will reach 8.0 GW by 2014. We intend to expand our fertilizer production by building three new plants for the production of nitrogenates, particularly ammonia and urea, which we believe will produce a combined 1.4 million tons per year in 2014.

Maintain our position as the largest oil products distribution company in Brazil.

We plan to ensure that Petrobras Distribuidora maintains its position as the largest oil products distribution company in Brazil. We will focus on projects to (1) maintain and expand Petrobras Distribuidora’s service station network, (2) increase sales to retail markets, (3) improve our operations and logistics, and (4) improve our liquefied petroleum gas (LPG) business.

Expand our participation in the biofuels business in Brazil and abroad.

We plan to increase our production and infrastructure for the commercialization of biofuels both in Brazil and for export abroad, especially by investing in companies operating in the biofuel sector, including ethanol.

The Offering

Issuer	Petróleo Brasileiro S.A. – Petrobras, or “Petrobras.”

Global offering	The global offering consists of the international offering and the Brazilian offering. The international offering and the Brazilian offering are being conducted concurrently, and the closing of each is conditioned upon the closing of the other.

International offering	The international offering is being conducted outside Brazil and includes an offering registered with the SEC. The international underwriters named elsewhere in this prospectus supplement are underwriting the sale of 134,648,375 common ADSs and 100,416,977 preferred ADSs. The international underwriters are also acting as placement agents on behalf of the Brazilian underwriters for sales of shares in the form of shares to investors outside Brazil.

U.S. registered offering	The ADSs sold as part of the international offering and the shares sold in the form of shares to investors outside Brazil, are being sold by means of this prospectus supplement in an offering registered with the SEC.

Brazilian offering	The Brazilian underwriters are underwriting the sale of common shares and preferred shares, including shares sold in the international offering to investors outside Brazil. The offering to investors in Brazil is exempt from registration with the SEC under Regulation S.

Common ADSs	Each common ADS represents two common shares. Common ADSs will be evidenced by American depositary receipts, or ADRs.

Preferred ADSs	Each preferred ADS represents two preferred shares. Preferred ADSs will be evidenced by ADRs.

Purchases of common shares and preferred shares	The shares purchased in share form by investors outside Brazil will be delivered in Brazil and paid for in reais. Any investor outside Brazil purchasing these shares must be authorized to invest in Brazilian securities pursuant to the applicable rules and regulations of the Brazilian National Monetary Council (Conselho Monetário Nacional, or CMN), the Brazilian Securities Commission (Comissão de Valores Mobiliários, or CVM), and the Central Bank of Brazil (Banco Central do Brasil).

Offering Price	The public offering prices in the global offering are set forth on the cover page of this prospectus supplement, in U.S. dollars per ADS and Brazilian reais per share.

The public offering prices were approximately equivalent to each other at the exchange rates prevailing on September 23, 2010.

Priority subscription	Each of our existing shareholders as of September 10, 2010 was given the opportunity to subscribe shares in the Brazilian offering on a priority basis. 1,739,259,091 common shares and 1,268,694,377 preferred shares were first offered to our existing shareholders pursuant to the priority subscription. Priority subscriptions were allocated based on the number of shares each shareholder owned as of September 17, 2010.

The price of the shares subscribed pursuant to the priority subscription is the public offering price in the Brazilian offering, set forth on the cover page of this prospectus supplement. A shareholder that participated in the priority subscription has agreed to pay for the shares at the public offering price either (i) in cash in reais or (ii) using Brazilian treasury securities (Letras Financeiras de emissão da Secretaria do Tesouro Nacional, or LFTs) of specified series. The eligible series of LFTs are those maturing on September 7, 2014, March 7, 2015, September 7, 2015 and September 7, 2016. Each eligible series of LFTs will be valued at the market value of such series as reported by the Brazilian Financial and Capital Markets Association (Associação Brasileira das Entidades do Mercado, or ANBIMA) on September 24, 2010, adjusted at the interest rate of the Brazilian Special Clearance and Custody System (Sistema Especial de Liquidação e Custódia, or the SELIC) of that same day for the three business days through settlement.

A shareholder did not know the price per share at the time such holder committed to subscribe shares in the priority subscription. A shareholder consequently could not have known the cost of avoiding dilution of its interest in us, and a shareholder also could not have estimated the book value dilution that resulted from the public offering price.

Priority subscription was not available to holders of ADSs. An ADS holder that wished to be eligible for priority subscription was required to make the necessary arrangements to cancel such holder’s ADSs and take delivery of the underlying shares in a Brazilian account. A holder of our shares located outside Brazil was required to make certain representations concerning compliance with local law in the holder’s jurisdiction in order to participate in the priority subscription. The priority subscription was not available to a shareholder if the subscription would violate local laws of the shareholder’s jurisdiction. It was each shareholder’s responsibility to determine its eligibility under local laws of its jurisdiction.

Brazilian federal government participation in the global offering	The Brazilian federal government, our principal shareholder, and BNDES Participações S.A., FPS/BNDES, and the Brazilian sovereign wealth fund (FFIE), which are affiliates of the government, have agreed to purchase a total of 1,810,505,485 common shares and 994,917,669 preferred shares in the offering. In the aggregate, the Brazilian federal government and these entities will own approximately 64% of our common shares and 48% of our total outstanding shares after the offering.

The government and the government-related entities will pay the same prices per common share and per preferred share as others purchasing in the Brazilian offering, for an aggregate total of R$79,847,822,325. The amount is more than sufficient to pay the initial purchase price of R$74,807,616,407 under the Assignment Agreement.

The government will pay for all the shares it subscribes by delivering newly issued eligible LFTs that are fungible with the previously issued LFTs of the same series and will accept such LFTs toward the payment of the initial purchase price under the Assignment Agreement, applying the same valuation of the LFTs we use in the global offering. See “The Global Offering.”

Over-allotment options	We have granted the international underwriters and the Brazilian underwriters options for a period of up to 30 days beginning September 24, 2010 with respect to this offering published in Brazil, to purchase additional ADSs or to place additional shares, in each case solely to cover over-allotments. These options are for an aggregate of up to an additional 187,997,094 common and preferred shares, including shares in the form of ADSs.

Use of proceeds	The aggregate proceeds of the global offering, net of fees and expenses, including underwriting discounts and commissions, will be approximately R$114.5 billion (U.S.$66.6 billion), assuming no exercise of the over-allotment options, or approximately R$119.7 billion (U.S.$69.6 billion) if the over-allotment options are exercised in full. Our proceeds from this offering will include cash and LFTs. The Brazilian federal government will, and other shareholders participating in the priority subscription may, pay for our shares with LFTs. We will apply all the LFTs we receive from the Brazilian federal government towards the payment of the initial purchase price under the Assignment Agreement, but it is possible that after such application we will retain part of the net proceeds in the form of LFTs.

We intend to use the net proceeds from this offering (1) to pay the initial purchase price under the Assignment Agreement and (2) to continue to develop all of our business segments. Specifically, we plan to allocate the net proceeds from this offering as follows:

• approximately 65.3% (including all of the LFTs we receive from the Brazilian federal government) to pay the initial purchase price under the Assignment Agreement; and

• approximately 34.7% to finance investments under our 2010-2014 Business Plan while maintaining an adequate capital structure and staying within our targeted financial leverage ratios.

We expect to meet our aggregate funding needs with a combination of the net proceeds from the global offering, proceeds from other financings and cash flow generated by our operations.

Share capital before and after the global offering	Our share capital consists of 5,073,347,344 common shares and 3,700,729,396 preferred shares.

Immediately after the global offering, we will have 7,367,255,304 common shares and 5,489,244,532 preferred shares outstanding, assuming no exercise of the over-allotment options.

Distributions	Under Brazilian law and our bylaws, we are required to distribute to our shareholders an annual amount equal to not less than 25% of our adjusted net profits, as calculated under Brazilian GAAP and adjusted as required by Law No. 6,404, dated December 15, 1976, as amended, which we refer to as the Brazilian Corporation Law, (which may differ significantly from net income under U.S. GAAP), unless our board of directors advises our shareholders at our shareholders’ meeting that payment of the mandatory dividend for the preceding year is inadvisable in light of our financial condition and our shareholders approve that recommendation.

Holders of preferred shares are entitled to minimum annual dividends equal to the greater of (i) 5% of their pro rata share of our paid-in capital or (ii) 3% of the book value of their preferred shares. To the extent that we declare dividends with respect to any year in amounts which exceed the minimum preferential dividends on preferred shares, holders of common shares and preferred shares will receive the same additional dividend amount per share.

The holders of ADRs will be entitled to receive dividends to the same extent as the holders of our shares, subject to deduction of any applicable fees and charges.

Voting Rights	Holders of common shares are entitled to one vote per share at meetings of our shareholders. The Brazilian federal government is required by law to own at least a majority of our voting stock. Pursuant to our bylaws, our preferred shares generally do not have voting rights, except in the event of specified dividend arrearages or if we enter a liquidation.

Holders of ADSs do not have voting rights but may instruct the ADS depositary how to vote the shares underlying their ADSs under the circumstances described in the applicable deposit agreement.

Listings	Our common shares and preferred shares are publicly traded in Brazil on the São Paulo Stock Exchange (BM&FBOVESPA), under the symbols PETR3 and PETR4, respectively.

Our common ADSs and preferred ADSs trade on the New York Stock Exchange (NYSE) under the symbols PBR and PBRA, respectively.

Our common shares and preferred shares trade on the Mercado de Valores Latinoamericanos en Euros (LATIBEX), under the symbols XPBR and XPBRA, respectively.

Our common shares and preferred shares are listed on the Bolsa de Comercio de Buenos Aires (BCBA) under the ticker symbols APBR and APBRA, respectively.

Lock-up agreements	We and each of our directors and executive officers who holds more than 100 shares of our share capital have agreed, subject to certain exceptions, for a period of 90 days from the date of this prospectus supplement not to directly or indirectly offer or sell any shares or ADSs, without the prior written consent of the underwriters. For further information, see “Underwriting.”

ADR depositary	JPMorgan Chase Bank, N.A.

Risk factors	Investors should consider the risk factors discussed beginning on page S-32 and the other information included or incorporated by reference in this prospectus supplement, before investing in our shares or the ADSs.

SUMMARY CONSOLIDATED FINANCIAL DATA

The tables below present our summary consolidated financial data at and for the periods indicated under U.S. GAAP. The annual data in the table below have been derived from our audited financial statements. Our audited financial statements as of December 31, 2008 and 2009 and for the years ended December 31, 2007, 2008 and 2009, appear in our annual report on Form 20-F for the year ended December 31, 2009, incorporated by reference into this prospectus supplement. The data at June 30, 2010 and for the six months ended June 30, 2009 and 2010 have been derived from our unaudited interim financial statements, incorporated by reference into this prospectus supplement, which in the opinion of management, reflect all adjustments which are of a normal recurring nature necessary for a fair presentation of the results for such periods. The results of operations for the six months ended June 30, 2010 are not necessarily indicative of the operating results to be expected for the entire year. You should read the information below in conjunction with our audited and unaudited consolidated financial statements and notes thereto, which are incorporated by reference into this prospectus supplement.

Income Statement Data

						For the Six Months
	For the Year Ended December 31,					Ended June 30,
	2009	2008	2007	2006	2005	2010	2009
	(In U.S.$ million, except for share and per share data)

Net operating revenues	91,869	118,257	87,735	72,347	56,324	57,183	39,794
Operating income(1)	21,869	25,294	20,451	19,844	15,085	12,425	10,816
Net income for the year attributable to Petrobras(2)	15,504	18,879	13,138	12,826	10,344	8,563	6,627
Weighted average number of shares outstanding:(3)
Common	5,073,347,344	5,073,347,344	5,073,347,344	5,073,347,344	5,073,347,344	5,073,347,344	5,073,347,344
Preferred	3,700,729,396	3,700,729,396	3,700,729,396	3,699,806,288	3,698,956,056	3,700,729,396	3,700,729,396
Operating income per:(1)(3)
Common and preferred shares	2.49	2.88	2.33	2.26	1.72	1.42	1.23
Common and preferred ADSs(4)	4.98	5.76	4.66	4.52	3.44	2.84	2.46
Basic and diluted earnings per:(2)(3)
Common and preferred shares	1.77	2.15	1.50	1.46	1.18	0.98	0.76
Common and preferred ADSs(4)	3.54	4.30	3.00	2.92	2.36	1.96	1.52
Cash dividends per:(3)(5)
Common and preferred shares	0.59	0.47	0.35	0.42	0.34	0.27	0.32
Common and preferred ADSs(4)	1.18	0.94	0.70	0.84	0.68	0.54	0.64

(1)	Beginning in 2008, we have accounted for employee benefit expenses for non-active participants as part of operating expenses rather than non-operating expenses. This reclassification had no effect on our consolidated net income, other than disclosure of our consolidated statements of income. Operating income amounts for all periods give effect to this reclassification.

(2)	Our net income represents our income from continuing operations.

(3)	We carried out a two-for-one stock split on April 25, 2008. Share and per share amounts for all periods give effect to the stock split.

(4)	We carried out a four-for-one reverse stock split in July 2007 and changed the ratio of underlying shares to American Depositary Shares from four shares for each ADS to two shares for each ADS. Per share amounts for all periods give effect to the stock split.

(5)	Represents dividends paid during the period.

Balance Sheet Data

	As of December 31,					As of June 30,
	2009	2008	2007	2006	2005	2010
	(In U.S.$ million)

Assets:
Total current assets	42,644	26,758	29,140	30,955	25,784	40,282
Property, plant and equipment, net	136,167	84,719	84,282	58,897	45,920	147,083
Investments in non-consolidated companies and other investments	4,350	3,198	5,112	3,262	1,810	5,466
Total non-current assets	17,109	11,020	11,181	5,566	5,124	17,733

Total assets	200,270	125,695	129,715	98,680	78,638	210,564

Liabilities and shareholders’ equity:
Total current liabilities	30,965	24,756	24,468	21,976	18,161	34,660
Total long-term liabilities(1)	25,736	17,731	21,534	16,829	12,747	26,483
Long-term debt(2)	48,149	20,640	16,202	13,610	13,739	50,477

Total liabilities	104,850	63,127	62,204	52,415	44,647	111,620

Shareholders’ equity
Shares authorized and issued:
Preferred shares	15,106	15,106	8,620	7,718	4,772	17,157
Common shares	21,088	21,088	12,196	10,959	6,929	22,584
Capital reserve and other comprehensive income	57,864	25,715	44,363	25,622	21,216	57,780

Petrobras’ shareholders’ equity	94,058	61,909	65,179	44,299	32,917	97,521

Noncontrolling interest	1,362	659	2,332	1,966	1,074	1,423

Total equity	95,420	62,568	67,511	46,265	33,991	98,944

Total liabilities and shareholders’ equity	200,270	125,695	129,715	98,680	78,638	210,564

(1)	Excludes long-term debt.

(2)	Excludes current portion of long-term debt.

Selected Income Statement Data by Segment

				For the Six Months
	For the Year Ended December 31,			Ended June 30,
	2009	2008	2007	2010	2009
	(In U.S.$ million)

Net operating revenues:
Exploration and Production	38,777	59,024	41,991	26,100	15,028
Supply	74,621	96,202	69,549	47,296	32,238
Gas and power	5,652	8,802	4,912	3,466	2,883
Distribution	29,672	30,892	23,320	17,229	12,627
International	10,197	10,940	9,101	6,391	3,995
Corporate	—	—	—	—	—
Eliminations(1)	(67,050)	(87,603)	(61,138)	(43,299)	(26,977)

Total net operating revenues	91,869	118,257	87,735	57,183	39,794

Operating income (loss):
Exploration and Production	14,717	31,846	21,838	11,888	5,442
Supply	9,607	(2,504)	4,183	1,228	6,669
Gas and power	557	(342)	(987)	428	166
Distribution	971	887	783	520	387
International	508	(443)	(311)	697	172
Corporate	(3,817)	(4,291)	(3,964)	(2,281)	(1,587)
Eliminations(1)	(674)	141	(1,091)	(55)	(433)

Total operating income (loss)	21,869	25,294	20,451	12,425	10,816

Net income:
Exploration and Production	9,683	21,031	14,072	7,839	3,597
Supply	6,456	(1,996)	2,785	716	4,569
Gas and power	447	(223)	(834)	393	188
Distribution	634	839	446	341	252
International	(154)	(808)	(815)	564	(344)
Corporate	(1,116)	(57)	(1,796)	(1,254)	(1,350)
Eliminations(1)	(446)	93	(720)	(36)	(285)

Total net income	15,504	18,879	13,138	8,563	6,627

(1)	Internal operations among our business segments, which are not included in our consolidated financial statements.

Financial Indicators

				For the Six Months
	For the Year Ended December 31,			Ended June 30,
	2009	2008	2007	2010	2009

Gross margin(1)	46.4%	38.4%	43.3%	42.8%	47.5%
Operational margin(2)	23.8%	21.4%	23.3%	21.7%	27.2%
Net margin(3)	16.9%	16.0%	15.0%	15.0%	16.7%
Adjusted EBITDA by segment (in millions of U.S.$)(4):
Exploration and Production	19,255	35,372	24,960	14,511	7,182
Supply	10,979	(1,602)	5,196	1,831	7,256
Gas and power	933	(240)	(792)	708	280
Distribution	1,136	1,361	831	620	462
International	1,118	236	492	1,144	279
Corporate	(3,764)	(4,185)	(4,135)	(2,188)	(1,544)
Eliminations(5)	(675)	141	(1,091)	(46)	(433)

Total adjusted EBITDA	28,982	31,083	25,461	16,580	13,482

Adjusted EBITDA Margin(6)	31.5%	26.3%	29.0%	29.0%	33.9%

(1)	Net operating revenue less cost of sales as a percentage of net operating revenues.

(2)	Operating income (loss) as a percentage of net operating revenues.

(3)	Net income as a percentage of net operating revenues.

(4)	Adjusted EBITDA is a measure not recognized under U.S. GAAP, which means operating income (loss) before financial results (financial income and expenses), depreciation and amortization expenses, impairment, investments and employees profit sharing plans. See the table below for a reconciliation of Adjusted EBITDA to Net Income.

(5)	Internal operations among our business segments, which are not included in our consolidated financial statements.

(6)	Adjusted EBITDA as a percentage of net operating revenues.

Reconciliation of Adjusted EBITDA to Net Income

				For the Six Months
	For the Year Ended December 31,			Ended June 30,
	2009	2008	2007	2010	2009
	(In U.S.$ million)

Net income attributable to Petrobras	15,504	18,879	13,138	8,563	6,627
Depreciation, depletion and amortization	7,188	5,928	5,544	4,130	2,891
Impairment of oil and gas properties	319	519	271	94	—
Financial income	(1,899)	(1,641)	(1,550)	(924)	(822)
Financial expenses	1,295	848	677	822	482
Monetary and exchange variation	175	(1,584)	1,455	781	900
Total income tax expense	5,238	9,259	5,888	3,047	2,498
Equity in results of non-consolidated companies	(157)	21	(235)	28	(215)
Non-controlling interest in results of consolidated subsidiaries	1,319	(1,146)	273	39	1,121

Adjusted EBITDA	28,982	31,083	25,461	16,580	13,482

Selected Operational Data

				For the Six Months
	For the Year Ended December 31,			Ended June 30,
Sales Volume	2009	2008	2007	2010	2009
	(In thousands of barrels of oil per day)

Oil products	1,754	1,737	1,725	1,874	1,691
Ethanol, nitrogen products, bio-diesel, natural gas and other products	352	409	310	362	322
Domestic market	2,106	2,146	2,035	2,236	2,013
International market	1,244	1,228	1,204	1,370	1,289

Total	3,350	3,374	3,239	3,606	3,302

RECENT DEVELOPMENTS

New Regulatory Model for the Oil and Gas Industry in Brazil

The Brazilian Congress is currently considering new oil and gas legislation that will set new rules for the exploration and production of oil and natural gas in Brazil. If approved, the new regulatory model contemplated by the legislation will allow us to be the exclusive operator in all pre-salt areas not yet under concession, which currently comprise 107,230 km2 (26.5 million acres), in addition to other areas that the National Energy Policy Council (CNPE) may deem strategic. The exploration and production rights for these blocks would either be granted to us on an exclusive basis or offered under public bids. If offered under public bids, we would be granted a minimum interest to be established by the CNPE that would not be less than 30%, with the additional right to participate in the bidding process in order to increase our interest in those areas. The proposed legislation was approved by the Brazilian Senate on June 10, 2010, and is currently being considered by the House of Representatives. If approved, the bill will be sent to the President for signature. The new legislation will then be implemented by the CNPE, the ANP and by other institutions in the Brazilian oil and gas sector.

Assignment Agreement (cessão onerosa)

On September 3,2010, we entered into an agreement with the Brazilian federal government (Assignment Agreement), under which the government assigned to us the right to conduct research activities and the exploration and production of fluid hydrocarbons in specified pre-salt areas, subject to a maximum production of five billion barrels of oil equivalent. The Assignment Agreement was entered into pursuant to specific provisions of Law No. 12,276. The draft of the Assignment Agreement was approved by our Board of Directors on September 1, 2010 and by the CNPE on September 1, 2010, following a valuation procedure conducted by the ANP, as required by Law No. 12,276, and a negotiation between us and the Brazilian federal government. On September 7, 2010, we filed an English translation of the form of Assignment Agreement with the SEC in a report on Form 6-K which is incorporated by reference in this prospectus supplement.

Basic Terms

Purpose.  Under the Assignment Agreement, we will pay a specified amount, the initial purchase price, for the right to conduct exploration and production of oil, natural gas and other fluid hydrocarbons in specified pre-salt areas, subject to a maximum production of five billion barrels of oil equivalent. Although the Assignment Agreement grants certain rights to us that are similar to those of a concession, the Assignment Agreement is not a concession under Brazilian law.

Area Covered.  The Assignment Agreement covers six firm blocks plus one contingent block, located in the pre-salt areas and identified in the Assignment Agreement. These blocks are located in the Santos Basin and have expected geological characteristics similar to the discoveries made elsewhere in the pre-salt area.

Supervision and Inspection.  The ANP has regulatory authority over our activities in the areas subject to the Assignment Agreement, as well as over our compliance with the Assignment Agreement.

Costs and Risks.  All our exploration and other activities under the Assignment Agreement will be conducted at our expense and at our risk.

Price

The initial purchase price for our rights under the Assignment Agreement is R$74,807,616,407, which was equivalent to U.S.$42,533,327,500 as of September 1, 2010. The price was determined by negotiation between us and the Brazilian federal government, based on a number of factors, including market conditions, current oil prices and the reports of independent experts obtained by us and by the ANP.

We intend to use the proceeds of our sale of shares to the Brazilian federal government in the global offering for the payment of the initial purchase price. The Assignment Agreement provides that we may use the LFTs we will receive from the Brazilian federal government in this offering to pay the initial purchase price and the LFTs will be valued at the same price at which they are valued for purposes of the global offering. We expect to deliver such LFTs to the Brazilian federal government immediately following the settlement of the global offering.

The Assignment Agreement sets forth the initial prices and volumes for each block, as follows:

	INITIAL EVALUATIONS
	Volume	Price	Value
	(millions of boe)	(U.S.$/boe)	(U.S.$)

Block 1 Florim	467	9.0094	4,207,389,800
Block 2 Franco	3,058	9.0400	27,644,320,000
Block 3 Guará South	319	7.9427	2,533,711,300
Block 4 Iara	600	5.8157	3,489,420,000
Block 5 Tupi South	128	7.8531	1,005,196,800
Block 6 Tupi Northeast	428	8.5357	3,653,279,600
Block 7 (contingent block) Peroba	—	—	—

Initial Purchase Price of the Assignment Agreement			42,533,327,500

Duration

The term of the Assignment Agreement is 40 years, which may be extended for an additional five years, upon our request, in cases of (i) force majeure, (ii) delay in obtaining applicable environmental licenses, provided that such delay is attributable only to the relevant environmental authority, (iii) suspension of the activities by determination of the ANP, or (iv) changes in the geological conditions forecast for each area. The extension will only apply to areas in which the ANP identifies the occurrence of one of the events specified above. The ANP will take into account the period of time of the delay occurred to determine the length of the extension, subject to the five-year limit indicated above.

Contingent Area

We may request that the Brazilian federal government perform the activities set forth in the mandatory exploration program, as described below, for the contingent block within four years from the date of the Assignment Agreement, and provided that it is proved, based on oil and gas industry best practices, that the total volume recoverable in the other blocks is less than the maximum volume provided by the Assignment Agreement.

The activities set forth in the mandatory exploration program for the contingent block must be performed within the term of the exploration phase. At any time, in case we or the Brazilian federal government identify the possibility of producing the maximum volume provided for in the Assignment Agreement in the other blocks, we will be required to return the contingent block to the Brazilian federal government immediately.

Revision

The Assignment Agreement is subject to a review process. We will notify the Brazilian federal government and the ANP ten months before the date anticipated for the declaration of commerciality of each area covered by the agreement, in order to initiate the review process, which will begin immediately after the declaration of commerciality of each area in each of the blocks. The review process will be concluded when we issue our last declaration of commerciality, based on each area’s revised prices and volumes, for all the areas subject to the Assignment Agreement and notify the ANP. The contingent area will also be subject to the review process.

The conclusion of the review process may result in the renegotiation of the contract price, the maximum production volume of five billion barrels of oil equivalent, the duration, and the minimum levels of goods and services to be acquired from Brazilian providers.

If the revised price is higher than the initial purchase price, we may agree with the Brazilian federal government on one or more of the following payment options: (i) a payment to be made by us, in cash or LFTs, to the Brazilian federal government in an amount equal to the difference between the revised price (resulting from the review process) and the initial purchase price; or (ii) a reduction in the maximum production volume of five billion barrels of oil equivalent, where we may agree to return the areas covered by the Assignment Agreement. If the revised price is lower than the initial purchase price, then the Brazilian federal government will pay us in cash, LFTs, securities issued by us or through other means agreed between us, the difference between the revised price and the initial purchase price. In either case, the difference between the revised price and the initial purchase price in U.S. dollars will be converted into Brazilian reais, based on the average PTAX exchange rate published by the Central Bank of Brazil for the month prior to the review of each area and will be adjusted by the interest rate of the Brazilian Special Clearance and Custody System (Sistema Especial de Liquidação e Custódia), or the SELIC rate, until the payment date. Payments must be made within three years of the completion of the review process.

The review process will be based on reports of independent experts to be engaged by us and by the ANP. The following factors will be considered in the review process:

•	Reference Date: the date of the reports obtained by us and the ANP for purposes of calculating the initial purchase price;

•	Discount Rate: a discount rate of 8.83% per year;

•	Oil Reference Price: will be equal to the average trading price of the month preceding the revision date (Crude Light West Texas Intermediate — WTI), in U.S.$/barrel in each block, as published by the New York Mercantile Exchange, the NYMEX, under the code “CL,” for the futures contract of eighteenth maturity, minus the differential in relation to Brent crude oil. The Brent crude oil differential (the price of WTI minus the Brent price) shall be calculated using yearly averages of monthly projections as specified in the most recently published reports of the Pira Energy Group (available on their website for a fee) for the year following the revision, or, if not available, a comparable forecast published by an international entity renowned for its technical competence in the oil and natural gas industry. For each area under the Assignment Agreement, the calculation of the differential of the price of barrel of oil equivalent applicable to each area in relation to Brent crude oil shall be based on the most recent fluid characterization data available as of the revision date, and shall be conducted in accordance with the methodology specified in the ANP Ordinance No. 260/2000.

•	Natural Gas Reference Price in U.S.$/MMBtu: the natural gas reference price equals the price in the reference market (PMR) minus installments in connection with transportation fees (TTr), processing fees (TP), transfer fees (TT) and sales expenses (DC), according to the following formula: PRGN = PMR − (TTr + TP + TT + DC), where:

■	The price in the reference market (PMR) in U.S.$/MMBtu is the average sale price of domestic natural gas in the twelve months preceding the review date, per volume, consistent with our practices of firm commitments to the non-thermoelectric market in the states of Rio de Janeiro and São Paulo.

■	The transportation fees (TTr) in U.S.$/MMBtu are contractual fees of gas pipelines used to transport natural gas between our processing plants and LNG terminals, as follows: TTr = Σ TTr(n), where TTr(n) equals the transportation fees of gas pipeline n.

■	The processing fees (TP) in U.S.$/MMBtu are based on the cost of processing pre-salt natural gas, in our Cabiúnas terminal in Macaé, State of Rio de Janeiro, taking into account the revenues from the commercialization of liquid hydrocarbons which will result from the processing of natural gas.

■	The transfer fees (TT) in U.S.$/MMBtu are based on the cost of transferring natural gas from the pre-salt areas from our production units to the Cabiúnas terminal.

■	Sales Expenses (DC) in U.S.$/MMBtu correspond to the costs incurred in the commercialization of natural gas, which include, among others, the preparation and management of the natural gas commercialization contracts, logistical costs of supplying natural gas and costs associated with payments related to such supply.

•	Calculations of the processing and transfer fees will be based on audited information we have available for equivalent projects involving processing and transfer of pre-salt natural gas. Calculations of sales expenses will be based on audited information we have available regarding natural gas commercialization.

•	Tax: Applicable taxes will be the Brazilian taxes applicable to fields under the Assignment Agreement, in force at the revision period;

•	Cost:

•	For transactions between the date of the execution of the Assignment Agreement and the revision date, the cost shall be the effective cost incurred by us, in U.S.$, separately for each area under the Assignment Agreement.

•	Investments and operational costs, and additional future costs will be estimated according to best practices in the oil industry, taking into consideration the operational environment, and based on the market prices practiced for each good or service at the revision date.

•	Lease and rent: in case lease and rent are applicable, they will be considered according to best practices in the oil industry, for production assets including, but not limited to, production units and underwater equipment. For recent agreements, lease and rent will be estimated based on daily lease rates applied to Stationary Production Units that have an equivalent market value (CAPEX). Any taxes due pursuant to the transfer of lease and rent costs will be added to the total payment.

•	Investment costs, operating costs and additional expenses will be calculated in U.S. dollars; and

•	Exchange Rate: the difference between the revised price and the initial purchase price will be converted from U.S. dollars to Brazilian reais using the annual average PTAX exchange rate (calculated by the Brazilian Central Bank) applicable in the month immediately preceding the payment.

Phases

Our performance under the Assignment Agreement is divided into two phases:

•	Exploration phase. This phase comprises the appraisal for purposes of determining the commerciality of any discoveries of oil, natural gas and other fluid hydrocarbons. The exploration phase will start as of the date of the execution of the Assignment Agreement and will end upon the declaration of commerciality of each respective reservoir discovered in each area covered by the Assignment Agreement. We will have four years, which may be extended for an additional two-year period, to comply with the mandatory working program and other ANP-approved activities as set forth in the Assignment Agreement. If we discover oil and decide to appraise such discovery, we must issue a notice of discovery to the ANP. Upon completion of the mandatory working program in each area, we may notify the ANP in writing that we are ending the exploration phase by issuing a declaration of commerciality of each area or that there have been no discoveries which would justify the development of a given area.

•	Production Phase. The production phase begins as of the date of delivery of the declaration of commerciality by us to the ANP, and it lasts until the termination of the Assignment Agreement. It comprises a development phase, during which we will carry out activities pursuant to a development plan approved by the ANP. Following the development phase, we may start production pursuant to a notification to the ANP.

Mandatory Exploration Program

During the exploration phase, we are required to perform a mandatory working program, as specified in an annex to the Assignment Agreement. We may perform other activities outside the scope of the mandatory working program, provided that such activities are approved by the ANP.

The ANP will impose fines on us for delays in the performance of the mandatory exploration program. If the delay is less than two years, the fine will correspond to the amount of such non-performed activities, proportional to the number of outstanding days. If the delay is greater than two years, then the fine will be equal to twice the amount of the activities of the mandatory exploration program for the relevant block.

Reallocation of Volumes

The Brazilian federal government and we may negotiate the redistribution of the volume of oil and natural gas originally assigned for each block, observing the price per barrel of oil equivalent applicable to each area, in the following scenarios: (i) the relevant environmental authority does not grant a permanent license for the performance of oil and natural gas exploration and production activities in a certain block or field, or (ii) the production of the volume allotted for any block is not feasible under petroleum industry best practices due to the geological features of the reservoirs, observing the economic parameters established in the review process (as discussed below).

The Assignment Agreement value for the volumes of oil and natural gas to be redistributed to a new block will equal (i) the assignment agreement value for the volumes of oil and natural gas that were not produced divided by the price per barrel of oil equivalent applicable to that block, multiplied by (ii) the price per barrel of oil equivalent applicable to the area to which this volume is redistributed.

If it is not possible to redistribute all of the volumes of oil and natural gas not produced by us, the redistribution procedure will be performed in part, and the Brazilian federal government will pay us the amount resulting from the multiplication of the volume not subject to production following the partial redistribution and the price of barrel of oil equivalent applicable to each redistributed block. This dollar amount will be converted to reais using the average PTAX exchange rate for the 12 months preceding the date of the review process of such block, and adjusted by the SELIC rate during the period between the date of the review process of such block and the date of payment by the Brazilian federal government.

If it is determined that it is not possible to redistribute any amounts as described above, the Brazilian federal government will reimburse us for an amount equivalent to total volume of barrels of oil equivalent that was not produced multiplied by the dollar price of barrel of oil equivalent applicable to the relevant block, converted in reais using the average PTAX exchange rate for the month preceding the date of the review process, and adjusted by the SELIC rate from the date of the review process of such block to the date of payment by the Brazilian federal government.

The manner and terms of payment of the reimbursement in either case will be negotiated by us and the Brazilian federal government. Payments will be made no later than three years after the conclusion of the review process.

Unitization

A reservoir covered by a block assigned to us in the Assignment Agreement may extend to areas outside such block. In such case, we must notify the ANP immediately and if the adjacent area is licensed to a third-party concessionaire, the ANP will inform the third-party concessionaire that we should negotiate an “Unitization Agreement.” If the adjacent area is not licensed, the Brazilian federal government shall indicate a representative to negotiate with us.

If the parties are unable to reach an agreement within a deadline imposed by the ANP, the agency will determine the terms and obligations related to such unitization, on the basis of an expert report, and will also notify Petrobras and the third-party concessionaire or representative, as applicable, of such determination. Until the unitization agreement is approved by the ANP, operations for the development and production of such reservoir must remain suspended, unless otherwise authorized by the ANP.

Licenses, Authorizations and Permissions

We are required to obtain all licenses, authorizations, permissions and rights required by applicable law, as determined by the relevant authorities or based on rights of third parties whether or not contemplated in the Assignment Agreement, that may be necessary to perform our operations under the Assignment Agreement.

Environmental

We are required to preserve the environment and protect the ecosystem in the area subject to the Assignment Agreement, to avoid damages and losses to the fauna, flora and natural resources, and we will be liable for all damages arising from our operations, including for any recovery measures in the case of damage to the environment.

Brazilian Content

The Assignment Agreement requires us to acquire a minimum level of goods and services from Brazilian providers and to provide equal conditions for such providers to compete with foreign companies for the sale of goods and services, in accordance with the minimum Brazilian requirement per item listed in the Assignment Agreement. The Brazilian content threshold is 37% for the exploration phase. For the development phase, it is (i) 55% for the development phases beginning production by 2016, (ii) 58% for the development phases beginning production between 2017 and 2019, (iii) 65% for the development phases beginning production as of 2020. Despite the minimum percentages set forth for each development phase timeframes, the average global percentage of Brazilian content in the development phase shall be at least 65%. If we fail to comply with the Brazilian content obligations, we may be subject to specific fines imposed by the ANP.

Royalties and expenses with Research and Development

Once we begin commercial production in each field, we will be required to pay monthly royalties in an amount equal to 10% of the oil and natural gas production. We are also required to invest at least 0.5% of our yearly gross revenues from oil, natural gas and other fluid hydrocarbons production under the Assignment Agreement in research and development activities related to energy and environmental issues being conducted in universities and national research and technical development institutions, public or private, previously registered with the ANP for this purpose.

Miscellaneous Provisions

•	We shall not assign our rights under the Assignment Agreement.

•	Any breach of the Assignment Agreement or of any regulations of the ANP caused by us may lead to administrative sanctions and fines to be imposed by the ANP, in accordance with applicable legislation and the terms of this Assignment Agreement, and respecting the due process of law.

•	If our breach of the Assignment Agreement is considered by the ANP not to be significant, intentional, or a result of negligence, imprudence or recklessness, or is it is proved that we worked diligently to curing such breach, the ANP may, instead of terminating the Assignment Agreement, apply the sanctions mentioned above.

•	The Assignment Agreement shall terminate upon (i) the production of the maximum production of five billion barrels of oil equivalent, (ii) the expiration of the term, or (iii) upon the request of the ANP, if we fail to observe the cure period established by the ANP in connection with the breach of an obligation that proves relevant for the continuation of operations in each block. Such cure period may not be less than 90 days, except in cases of extreme emergency.

•	The Brazilian federal government and we will only be excused from the performance of the activities set forth in the Assignment Agreement in cases of force majeure, which includes, among others, delays in the obtaining an environmental license, provided that such delay is attributable only to the relevant environmental authority.

•	The Assignment Agreement is subject to Brazilian law.

•	The Brazilian federal government and we will use our best efforts to settle any disputes amicably. If we are unable to do so, we may submit such dispute for arbitral review by the Brazilian Federal Attorney’s Office (Advocacia-Geral da União Federal), or initiate a legal proceeding at the Federal Court located in Brasília, Brazil.

Accounting treatment of Assignment Agreement

The transfer of rights to explore and produce oil, natural gas and other fluid hydrocarbons in certain pre-salt areas under the Assignment Agreement represents access to oil and gas property. In accordance with ASC 932 “Extractive Activities — Oil and Gas”, costs incurred to purchase, lease, or otherwise acquire a property (whether unproved or proved) are capitalized when incurred. After we have paid the purchase price under the Assignment Agreement, we will recognize the total amount paid for the transfer of rights as Property Plant & Equipment (long-term asset).

The acquisition cost of the rights transferred from the Brazilian federal government will be depreciated based on the unit-of-production method during the period of production of the related reserves. After the production of all the volumes that we were entitled, the acquisition costs will be completely depreciated. During our operations in the areas related to the transfer of rights, acquisition costs will also be subject to the impairment test.

The Assignment Agreement provides for a subsequent revision of the volume and the price. If the contract parties, based on an independent third party assessment, determine that the value of the rights we acquired is higher than the initial purchase price, we may either pay the difference to the Brazilian federal government, in which case we expect we will recognize the difference as Property Plant & Equipment (long-term asset), or reduce the total volume acquired under the contract, in which case there would be no impact on our balance sheet subject to regular testing for impairment of the depreciated book value of our investment. If the contract parties, based on an independent third party assessment, determine that the value of the rights we acquired is lower than the initial purchase price, the Brazilian federal government will pay us for the difference and we expect we would reduce the amount originally recorded as Property Plant & Equipment (long-term asset) by the amount received from the Brazilian federal government.

Shutdown of Operations at the P-33 Platform

On August 12, 2010, the ANP shut down operations on the P-33 platform in the Marlim field of the Campos Basin to investigate complaints filed by the local Oil Workers’ Union about unsafe working conditions. According to the ANP, operations were suspended to ensure the safety of operations and workers on the platform, and the shutdown will last until the ANP determines that the P-33 platform complies with all safety requirements. We have therefore decided to advance scheduled maintenance on the P-33 platform that was originally slated to commence in October 2010.

Recent Investments in Brazil’s Ethanol Distribution System through PMCC – Soluções Logísticas de Etanol S.A.

On March 28, 2008, we and our partners Construções e Comércio Camargo e Corrêa S.A. (Camargo) and Mitsui & Co., Ltd. (Mitsui) created a new company, PMCC – Soluções Logísticas de Etanol S.A. (PMCC), to increase our investment in the ethanol industry. Through our investment in PMCC we will develop an integrated ethanol distribution system comprised of pipelines, pumping stations and road and water-based transportation facilities serving both the Brazilian and international markets.

On July 28, 2010, Mitsui informed us that it intends to sell its shares in PMCC to us and Camargo. As a result, we will hold a 49.0% interest in PMCC, with Camargo holding the remaining 51.0% of its capital stock.

We expect that PMCC will invest U.S.$2.5 billion (R$5.0 billion) in the next three to five years to develop the new ethanol distribution system, beginning in 2010 with a pipeline connecting Ribeirão Preto to Paulínia, both in the State of São Paulo. We and Camargo intend to finance these investments with funds raised from the Brazilian Development Bank (Banco Nacional de Desenvolvimento Econômico e Social, or BNDES) and from Brazilian commercial banks.

PMCC is currently in negotiations with two companies, Uniduto Logística S.A. and Odebrecht Transport Participações S.A., both of which are contemplating similar ethanol development projects. The short-term goal of these negotiations is to allow Petrobras and Camargo to sell a portion of their respective interests in PMCC, such that Petrobras will hold approximately 20.0% of the share capital of PMCC or its successor.

RISK FACTORS

Risks Relating to Our Operations

We may not have sufficient resources to develop the pre-salt reservoirs that the Brazilian federal government has licensed to us, or that it may license to us in the future.

The development of pre-salt reservoirs that have been licensed to us by the Brazilian federal government has demanded and will continue to demand significant capital investments, especially with regard to the necessary infrastructure, qualified labor force and offshore oil services. A primary operational challenge will be the development of an innovative set of solutions to the new challenges posed by exploration and production in the pre-salt reservoirs. These reservoirs are located in deep and ultra-deep waters at considerable distances from the shore and are of a size and magnitude that present operational challenges to our resources. In addition, the oil from these reservoirs presents a unique set of properties requiring the development of new exploration technology. We cannot guarantee that we will have or will be able to obtain sufficient resources for the installation of infrastructure, hiring of qualified labor force, provisioning of offshore oil services and development of technologies necessary to exploit the pre-salt reservoirs that the Brazilian federal government has licensed to us, or that it may license to us in the future, including as a result of the transfer of rights and the eventual enactment of the new regulatory model for the oil and gas industry in Brazil.

We may not obtain, or it may be difficult for us to obtain, financing for our planned investments, which may have a material adverse effect on us.

Under our 2010-2014 Business Plan, we intend to invest U.S.$224.0 billion between 2010 and 2014. This offering will only finance part of our planned investments. In addition, this amount does not include our funding requirements to acquire our rights under the Assignment Agreement or the capital expenditures that will be required to explore and develop the areas covered by the Assignment Agreement. In order to implement our 2010-2014 Business Plan, including the development of our oil and natural gas exploration activities in the pre- and post-salt layers and the development of refining capacity sufficient to process increasing production volumes, we will also raise debt capital in the financial and capital markets, including by, among other means, loans and issuing debt securities to raise significant capital resources. We cannot guarantee that we will be able to obtain the necessary financing in a timely and advantageous manner in order to implement our 2010-2014 Business Plan.

The Brazilian federal government maintains control over our investment budget and establishes limits on our investments and long-term debt. As a state-controlled entity, we must submit our budget for approval every year to the Ministry of Planning, Budget and Management, the Ministry of Mines and Energy (MME) and the Brazilian Congress.

Our approved budget may not be sufficient to make all of the investments that we envision, and may prevent us from acquiring additional indebtedness in a certain fiscal year. In this case, if we are not able to obtain financing at reasonable terms and conditions that do not require approval by the Brazilian federal government and the Brazilian Congress, we may not be able to complete all or part of our planned investments, including those we have agreed to make to develop our oil and natural gas exploration activities, which will adversely affect our business.

The Assignment Agreement we entered into with the Brazilian federal government is a related party transaction.

The transfer of pre-salt oil and gas exploration and production rights to us is governed by the Assignment Agreement, which is a contract between the Brazilian federal government, our controlling shareholder, and us. The negotiation of the Assignment Agreement involved significant issues, including negotiations regarding (1) the areas covered by the transfer of rights, (2) the volume, on a barrels of oil equivalent basis, that we may extract from these areas, (3) the price to be paid for the transfer of rights and the royalties payable to the Brazilian federal government, (4) the terms of the subsequent revision of the price and volume under the Assignment Agreement, and (5) the terms providing for the redistribution of exploratory blocks assigned to us.

This contract includes novel features that could have uncertain effects, particularly the provisions for subsequent revision of the contract terms. Once the revision process is concluded pursuant to the terms of the Assignment Agreement, if it is determined that the revised price is higher than the initial price, we will either make an additional payment to the Brazilian federal government or reduce the amount of barrels of oil equivalent subject to the Assignment Agreement. If it is determined, on the other hand, that the revised price is lower than the initial price, the Brazilian federal government will make a payment to us. This will require a new negotiation with the Brazilian federal government.

The Assignment Agreement provides for the redistribution of exploratory blocks assigned to us if oil and gas production is deemed economically unviable for reasons that render the fulfillment of the Assignment Agreement substantially burdensome. Such redistribution could result in a revision of the volume of barrels of oil equivalent we would have to produce per exploratory block, which could prevent us from producing the maximum amount of barrels of oil equivalent contemplated under the Assignment Agreement. In the event that we cannot produce such maximum amount, we cannot assure you that the Brazilian federal government will compensate us as if we had produced the full amount of barrels of oil equivalent pursuant to the terms of the Assignment Agreement.

Novel and difficult issues are likely to arise in the administration of the Assignment Agreement over the course of its life. We cannot assure you that the outcome of these matters would be the same if the discussions took place between unrelated parties.

Exploration and production of oil in deep and ultra-deep waters involves risks.

Exploration and production of oil involves risks that are enhanced when carried out in deep and ultra-deep waters. The majority of our exploration and production activities are carried out in deep and ultra-deep waters, and the proportion of our offshore activities will remain constant or increase due to the location of our pre-salt reservoirs in deep and ultra-deep waters. Our activities, particularly deep and ultra-deep water drilling, present several risks such as the risk of spills, explosions in pipelines and drilling wells and natural and geological disasters. The occurrence of any of these events or other accidents could result in personal injuries, loss of life, severe environmental damage with the resulting containment, clean-up and repair expenses, equipment damage and liability in civil and administrative proceedings. The recent accident in the Gulf of Mexico, which illustrates these risks, resulted in a deep-water drilling moratorium in the region. We also believe the accident in the Gulf of Mexico may lead to higher insurance costs for the oil and gas industry as a whole but we cannot predict the magnitude of such increase.

Our insurance policies may not cover all liabilities, and insurance may not be available for all risks. There can be no assurance that accidents will not occur in the future, that insurance will adequately cover the entire scope or extent of our losses or that we will not be found liable in connection with claims arising from these and other events.

The new regulatory model for the oil and gas industry in Brazil and the Assignment Agreement may be challenged in Brazilian courts.

The new regulatory model for the oil and gas industry in Brazil, if approved, enacted and implemented, will establish new rules for the exploration and production of oil and natural gas in Brazil. In addition, under the Assignment Agreement the Brazilian federal government is committed to transfer to us exploration and production rights to oil, gas and other fluid hydrocarbons in pre-salt areas not under concession, up to the limit of 5 billion barrels of oil equivalent. Challenges to the constitutionality or legality of the Assignment Agreement and the new regulatory model for the oil and gas industry in Brazil relating to, for example, our status as the exclusive operator in all pre-salt areas not yet under concession, in addition to other areas that the CNPE may deem strategic, the fact that the exploration and production rights in such areas are being granted to us without a public bidding process, the price to be paid for the transfer of rights, or the conditions, methodologies and results arising from revision processes pursuant to the terms of the Assignment Agreement, may be brought before the Supreme Federal Court of Brazil (Supremo Tribunal Federal) or the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). If the new regulatory model for the oil and gas industry in Brazil or the Assignment Agreement is determined to be wholly or partly unconstitutional or illegal, uncertainties about the regulation of the oil and gas sector in which we operate may arise, including questions about the validity of the legal relationships that are based on the new regulatory model, as well as the rights acquired under the Assignment Agreement.

In addition, we cannot assure you that the price to be paid for the transfer of rights will not be challenged, in particular as it exceeds the valuation made by the independent consultants we hired for purposes of negotiating the Assignment Agreement with the Brazilian federal government. We and our directors may be the subject of legal proceedings questioning the approval and the execution of the Assignment Agreement as being detrimental to the interests of our shareholders, not our principal shareholder.

We do not know whether a challenge to the constitutionality or legality of the new regulatory model for the oil and gas industry in Brazil and the Assignment Agreement will arise, nor can we predict, in the event it does arise, the outcome of any such legal proceeding.

Substantial or extended declines and volatility in the international prices of crude oil, oil products and natural gas may have a material adverse effect on us.

The majority of our revenue is derived primarily from sales of crude oil and oil products and, to a lesser extent, natural gas. We do not, and will not, have control over the factors affecting international prices for crude oil, oil products and natural gas. The average price of Brent crude, an international benchmark oil, was approximately U.S.$62.40 per barrel in 2009, U.S.$96.99 per barrel for 2008 and U.S.$72.52 per barrel for 2007, and the average price of Brent crude was U.S.$77.3 per barrel in the first half of 2010. Changes in crude oil prices typically result in changes in prices for oil products and natural gas.

Historically, international prices for crude oil, oil products and natural gas have fluctuated widely as a result of many factors. These factors include:

•	global and regional economic and geopolitical developments in crude oil producing regions, particularly in the Middle East;

•	the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain crude oil production levels and defend prices;

•	global and regional supply and demand for crude oil, oil products and natural gas;

•	global financial crises, such as the global financial crisis of 2008;

•	competition from other energy sources;

•	domestic and foreign government regulations; and

•	weather conditions.

Volatility and uncertainty in international prices for crude oil, oil products and natural gas may continue. Substantial or extended declines in international crude oil prices may have a material adverse effect on our business, results of operations and financial condition, and the value of our proved reserves. Significant decreases in the price of crude oil may cause us to reduce or alter the timing of our capital expenditures, and this could adversely affect our production forecasts in the medium term and our reserve estimates in the future. In addition, our pricing policy in Brazil is intended to be at parity with international product prices over the long term. In general we do not adjust our prices for diesel, gasoline and LPG during periods of volatility in the international markets. As a result, material rapid or sustained increases in the international price of crude oil and oil products may result in reduced downstream margins for us, and we may not realize all the gains that our competitors realize in periods of higher international prices.

Our ability to achieve our long-term growth objectives for oil production depends on our ability to discover additional reserves and successfully develop them, and failure to do so could prevent us from achieving our long-term goals for growth in production.

Our ability to achieve our long-term growth objectives for oil production, including those defined in our 2010-2014 Business Plan, is highly dependent upon our ability to obtain new concessions through new bidding rounds and discover additional reserves, as well as to successfully develop our existing reserves. We will need to make substantial investments to achieve the growth targets set forth in our 2010-2014 Business Plan and we cannot assure you we will be able to raise the required capital.

Further, our competitive advantage in bidding rounds for new concessions in Brazil has diminished over the years as a result of the increased competition in the oil and gas sector in Brazil. In addition, our exploration activities expose us to the inherent risks of drilling, including the risk that we will not discover commercially productive crude oil or natural gas reserves. The costs of drilling wells are often uncertain, and numerous factors beyond our control (such as unexpected drilling conditions, equipment failures or accidents, and shortages or delays in the availability of drilling rigs and the delivery of equipment) may cause drilling operations to be curtailed, delayed or cancelled. These risks are heightened when we drill in deep and ultra-deep water. Deep and ultra-deepwater drilling represented approximately 72.6% of the offshore exploratory wells we drilled in 2009.

Unless we conduct successful exploration and development activities or acquire properties containing proved reserves, or both, and are able to raise the necessary capital to fund these activities, our proved reserves will decline as reserves are extracted.

We do not own any of the crude oil and natural gas reserves in Brazil.

A guaranteed source of crude oil and natural gas reserves is essential to an oil and gas company’s sustained production and generation of income. Under Brazilian law, the Brazilian federal government owns all crude oil and natural gas reserves in Brazil and the concessionaire owns the oil and gas it produces. We possess the exclusive right to develop our reserves pursuant to concession agreements awarded to us by the Brazilian federal government and we own the hydrocarbons we produce under the concession agreements, but if the Brazilian federal government were to restrict or prevent us from exploiting these crude oil and natural gas reserves, our ability to generate income would be adversely affected. In addition, we may be subject to fines by the ANP and our concessions may be revoked if we do not comply with our obligations under our concessions.

Our crude oil and natural gas reserve estimates involve some degree of uncertainty, which could adversely affect our ability to generate income.

The proved crude oil and natural gas reserves set forth in our annual report on Form 20-F for the year ended December 31, 2009 are our estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made) according to applicable regulations. Our proved developed crude oil and natural gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. There are uncertainties in estimating quantities of proved reserves related to prevailing crude oil and natural gas prices applicable to our production, which may lead us to make revisions to our reserve estimates. Downward revisions in our reserve estimates could lead to lower future production, which could have an adverse effect on our results of operations and financial condition.

We are subject to numerous environmental and health regulations that have become more stringent in the recent past and may result in increased liabilities and increased capital expenditures.

Our activities are subject to a wide variety of federal, state and local laws, regulations and permit requirements relating to the protection of human health and the environment, both in Brazil and in other jurisdictions in which we operate. Particularly in Brazil, our oil and gas business is subject to extensive regulation by several governmental agencies, including the ANP, the Brazilian energy regulator (Agência Nacional de

Energia Elétrica, or ANEEL), the Brazilian Water Transportation Agency (Agência Nacional de Transportes Aquaviários) and the Brazilian Land Transportation Agency (Agência Nacional de Transportes Terrestres).

Failure to observe or comply with these laws and regulations could result in penalties that could adversely affect our operations. In Brazil, for example, we could be exposed to administrative and criminal sanctions, including warnings, fines and closure orders for non-compliance with these environmental regulations, which, among other things, limit or prohibit emissions or spills of toxic substances produced in connection with our operations. We have experienced oil spills in the past that resulted in fines by various state and federal environmental agencies, and several civil and criminal proceedings and investigations. For more information, see “Item 8 — Financial Information — Legal Proceedings” in our annual report on Form 20-F for the year ended December 31, 2009. Waste disposal and emissions regulations may also require us to clean up or retrofit our facilities at substantial cost and could result in substantial liabilities. The Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis (Brazilian Institute of the Environment and Renewable Natural Resources, or IBAMA) and the ANP routinely inspect our oil platforms in the Campos Basin, and may impose fines, restrictions on operations or other sanctions in connection with its inspections. In addition, we are subject to environmental laws that require us to incur significant costs to cover damage that a project may cause to the environment. These additional costs may have a negative impact on the profitability of the projects we intend to implement or may make such projects economically unfeasible.

As environmental regulations become more stringent, and as new laws and regulations relating to climate change, including carbon controls, become applicable to us, it is probable that our capital expenditures for compliance with environmental regulations and to effect improvements in our health, safety and environmental practices will increase substantially in the future. We cannot guarantee that we will be able to maintain or renew our licenses and permits if they are revoked or if the applicable environmental authorities oppose or delay their issuance or renewal. Increased expenditures to comply with environmental regulations, mitigate the environmental impact of our operations or restore the biological and geological characteristics of the areas in which we operate may result in reductions in other strategic investments. Any substantial increase in expenditures for compliance with environmental regulations or reduction in strategic investments may have a material adverse effect on our results of operations or financial condition.

We may incur losses and spend time and money defending pending litigations and arbitrations.

We are currently a party to numerous legal proceedings relating to civil, administrative, environmental, labor and tax claims filed against us. These claims involve substantial amounts of money and other remedies. Several individual disputes account for a significant part of the total amount of claims against us. For example, on the grounds that drilling and production platforms may not be classified as sea-going vessels, the Brazilian Revenue Service asserted that overseas remittances for charter payments should be reclassified as lease payment and subject to a withholding tax of 25%. The Revenue Service has filed a tax assessment against us that on December 31, 2009, amounted to R$4,391 million (approximately U.S.$2,522 million). For more information, see “Item 8—Financial Information—Legal Proceedings” in our annual report on Form 20-F for the year ended December 31, 2009.

In the event that claims involving a material amount and for which we have no provisions were to be decided against us, or in the event that the losses estimated turn out to be significantly higher than the provisions made, the aggregate cost of unfavorable decisions could have a material adverse effect on our financial condition and results of operations. We may also be subject to litigation and administrative proceedings in connection with our concessions and other government authorizations, which could result in the revocation of such concessions and government authorizations. In addition, our management may be required to direct its time and attention to defending these claims, which could preclude them from focusing on our core business. Depending on the outcome, certain litigation could result in restrictions on our operations and have a material adverse effect on certain of our businesses.

Our investment in the natural gas and domestic power markets may not generate the returns we expect.

Over the past few years, we have invested, alone or with other investors, in a number of gas-fired power plants in Brazil. These gas-fired power plants provide non-base-load capacity to the grid and tend to operate at low average utilization rates. This low utilization rate may limit our ability to provide a full return of capital on these investments.

We are also subject to fines and may lose our license to sell electricity if we are unable to fulfill our energy delivery commitments to the ANEEL, the Brazilian energy regulator, due to gas supply constraints. There are several factors that may affect our ability to deliver gas to our gas-fired power plants including our inability to secure supply of natural gas, problems affecting our natural gas infrastructure and increasing demand in the non-thermoelectric market. See “Item 4—Information on the Company—Gas and Power—Power—Electricity Sales” in our annual report on Form 20-F for the year ended December 31, 2009 for a more detailed description of these risks.

Natural gas demand is also influenced by general economic conditions and oil prices. Our natural gas prices do not immediately adjust to fluctuations in the international price of crude oil and oil products, which can make natural gas less competitive until it adjusts to lower international prices. If the Brazilian market does not develop as we expect, the resulting decrease in demand for our natural gas may have a material adverse effect on our results of operations and financial condition.

As a result of the foregoing, our investment in the natural gas and domestic power markets has generated losses in the past and may not generate the returns we expect in the future.

Exchange rate fluctuations could have a material adverse effect on our financial condition and results of operations, because most of our revenues are in reais and a large portion of our liabilities are in foreign currencies.

The impacts of fluctuations in exchange rates, especially the real/U.S. dollar rate, on our operations are varied and may be material. The principal market for our products is Brazil, as over the last three fiscal years over 73% our revenues have been denominated in reais, while some of our operating expenses and capital expenditures and a substantial portion of our indebtedness are, and are expected to continue to be, denominated in or indexed to U.S. dollars and other foreign currencies. In addition, during 2009 we imported U.S.$12.3 billion of crude oil and oil products, the prices of which were all denominated and paid in U.S. dollars.

Our recent financial statements reflect the appreciation of the real by 8.7%, 17.2% and 25.4% against the U.S. dollar in 2006, 2007 and 2009, respectively, and the depreciation of the real by 31.9% against the U.S. dollar in 2008. The weakness of the U.S. dollar against other currencies in general has also affected our results. As of September 23, 2010, the exchange rate of the real to the U.S. dollar was R$1.7194 per U.S.$1.00, representing an appreciation of approximately 1.3% in 2010, year-to-date.

We are exposed to increases in prevailing market interest rates, which leaves us vulnerable to increased financing expenses.

As of December 31, 2009, approximately 51% — U.S.$29,047 million of our total indebtedness — consisted of floating rate debt. In light of cost considerations and market analysis, we decided not to enter into derivative contracts or make other arrangements to hedge against the risk of an increase in interest rates. Accordingly, if market interest rates (principally LIBOR) rise, our financing expenses will increase, which could have an adverse effect on our results of operations and financial condition.

We are not insured against business interruption for our Brazilian operations, and most of our assets are not insured against war or sabotage.

We do not maintain coverage for business interruptions of any nature for our Brazilian operations, including business interruptions caused by labor action. If, for instance, our workers were to strike, the resulting work stoppages could have an adverse effect on us. In addition, we do not insure most of our assets against war or sabotage. Therefore, an attack or an operational incident causing an interruption of our business could have a material adverse effect on our financial condition or results of operations.

We are subject to substantial risks relating to our international operations, in particular in South America, West Africa and the Middle East.

We operate in a number of different countries, particularly in South America, West Africa and the Middle East, that can be politically, economically and socially unstable. The results of operations and financial condition of our subsidiaries in these countries may be adversely affected by fluctuations in their local economies, political instability and governmental actions relating to the economy, including:

•	the imposition of exchange or price controls;

•	the imposition of restrictions on hydrocarbon exports;

•	the fluctuation of local currencies against the real;

•	the nationalization of oil and gas reserves, as experienced in recent years in Venezuela, Ecuador and Bolivia;

•	increases in export tax and income tax rates for crude oil and oil products, as experienced in recent years in Argentina, Venezuela, Ecuador and Bolivia; and

•	unilateral (governmental) institutional and contractual changes, including controls on investments and limitations on new projects, as experienced in recent years in Venezuela, Ecuador and Bolivia.

If one or more of the risks described above were to materialize we may lose part or all of our reserves in the affected country and we may not achieve our strategic objectives in these countries or in our international operations as a whole, which may result in a material adverse effect on our results of operations and financial condition.

Of the countries outside of Brazil in which we operate, Argentina is the most significant, representing 43.6% of our total international crude oil and natural gas production and 44.3% of our international proved crude oil and natural gas reserves as of December 31, 2009. Since 2007, the Argentine government has increased export tax rates for crude oil, natural gas and oil products that have negatively affected our results of operations and financial condition. We also have operations in Bolivia and Venezuela that represented, respectively, 19.8% and 4.3% of our total international production in barrels of oil equivalent at December 31, 2009. At December 31, 2008, Bolivia accounted for 31.0% of our international proved crude oil and natural gas reserves. However, on January 25, 2009, Bolivia adopted a new constitution that prohibits private ownership of the country’s oil and gas resources. As a result, we were not able to include any proved reserves in Bolivia as reported at December 31, 2008 in our proved reserves for year-end 2009. We continue to report production from our operations in Bolivia under our existing contracts in that country. For more information about our operations outside Brazil, see “Item 4—Information on the Company—International” in our annual report on Form 20-F for the year ended December 31, 2009.

Risks Relating to Our Relationship with the Brazilian Federal Government

The Brazilian federal government, as our principal shareholder, may cause us to pursue certain macroeconomic and social objectives that may have a material adverse effect on us.

The Brazilian federal government, as our principal shareholder, has pursued, and may pursue in the future, certain of its macroeconomic and social objectives through us. Brazilian law requires the Brazilian federal government to own a majority of our voting stock, and so long as it does, the Brazilian federal government will have the power to elect a majority of the members of our board of directors and, through them, a majority of the executive officers who are responsible for our day-to-day management. As a result, we may engage in activities that give preference to the objectives of the Brazilian federal government rather than to our own economic and business objectives.

In particular, we continue to assist the Brazilian federal government to ensure that the supply and pricing of crude oil and oil products in Brazil meets Brazilian consumption requirements. Accordingly, we may make investments, incur costs and engage in sales on terms that may have an adverse effect on our results of operations and financial condition. Prior to January 2002, prices for crude oil and oil products were regulated by the Brazilian federal government, occasionally set below prices prevailing in the world oil markets. We cannot assure you that price controls will not be reinstated in Brazil.

We may not be able to obtain financing for some of our planned investments, and failure to do so could adversely affect our operating results and financial condition.

The Brazilian federal government maintains control over our investment budget and establishes limits on our investments and long-term debt. As a state-controlled entity, we must submit our proposed annual budgets to the Ministry of Planning, Budget and Management, the Ministry of Mines and Energy (MME), and the Brazilian Congress for approval. If our approved budget reduces our proposed investments and incurrence of new debt and we cannot obtain financing that does not require Brazilian federal government approval, we may not be able to make all the investments we envision, including those we have agreed to make to expand and develop our crude oil and natural gas fields. If we are unable to make these investments, our operating results and financial condition may be adversely affected.

Risks Relating to Brazil

The Brazilian federal government has historically exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions have a direct impact on our business and may have a material adverse effect on us.

The Brazilian federal government’s economic policies may have important effects on Brazilian companies, including us, and on market conditions and prices of Brazilian securities. Our financial condition and results of operations may be adversely affected by the following factors and the Brazilian federal government’s response to these factors:

•	devaluations and other exchange rate movements;

•	inflation;

•	exchange control policies;

•	social instability;

•	price instability;

•	interest rates;

•	liquidity of domestic capital and lending markets;

•	tax policy;

•	regulatory policy for the oil and gas industry, including pricing policy; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

We may specifically be affected by certain initiatives to increase taxation on our exploration and production activities. In June 2003, the State of Rio de Janeiro enacted a new tax law that imposed a Domestic State Tax (ICMS) on our exploration and production activities, including on import of oil and gas exploratory equipment. The State of Rio de Janeiro has never enforced this law, and its constitutionality is being challenged in the Brazilian Supreme Court (Supremo Tribunal Federal, or STF). In the event that the state government attempts to enforce this law and the courts uphold that enforcement, we estimate that the amount of ICMS that we would be required to pay to the State of Rio de Janeiro could increase approximately R$10.2 billion (U.S.$5.9 billion) per year.

In addition, the recent discovery of large petroleum and natural gas reserves in the pre-salt areas of the Campos and Santos basins prompted a proposal to change the existing Oil Law that resulted in the enactment of Law No. 12,276, relating to the transfer of rights and the capitalization of Petrobras, and the approval by the Brazilian Federal Senate of the new regulatory model for the oil and gas industry in Brazil. The new regulatory model is currently being considered by the Brazilian House of Representatives. The new legislation will then be implemented by the CNPE, the ANP and by other institutions in the Brazilian oil and gas sector. We cannot estimate when the new regulatory model may become effective, if ever.

Uncertainty over whether the Brazilian federal government will implement these or other changes in policy or regulations that may affect any of the factors mentioned above or other factors in the future may lead to economic uncertainty in Brazil and increase the volatility of the Brazilian securities market and securities issued abroad by Brazilian companies.

Presidential elections will be held in Brazil in October 2010. The President of Brazil has considerable power to determine governmental policies and actions that relate to the Brazilian economy including the oil and gas sector and that consequently, affect our operations and financial performance. Any new president may have different policies regarding the oil and gas industry and regarding Petrobras in particular that may affect our operations over time.

Such changes in policies and regulations may have a material adverse effect on our results of operations and financial condition.

Inflation and government measures to curb inflation may contribute significantly to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and, consequently, may adversely affect the market value of our securities and financial condition.

Our principal market is Brazil, which has, in the past, periodically experienced extremely high rates of inflation. Inflation, along with governmental measures to combat inflation and public speculation about possible future measures, has had significant negative effects on the Brazilian economy. The annual rates of inflation have been historically high in Brazil prior to 1995 and Brazil experienced hyperinflation in the past. As measured by the National Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo, or IPCA), Brazil had annual rates of inflation of 4.46% in 2007, 5.90% in 2008 and 4.31% in 2009. Considering the historically high rates of inflation, Brazil may experience higher levels of inflation in the future. The lower levels of inflation experienced since 1995 may not continue. Future governmental actions, including actions to adjust the value of the real, could trigger increases in inflation, which may adversely affect our financial condition.

Developments and the perception of risk in other countries, especially in the United States and in emerging market countries, may adversely affect the market price of Brazilian securities, including our shares and ADSs, and limit our ability to finance our operations.

The market value of securities of Brazilian companies is affected to varying degrees by economic and market conditions in other countries, including the United States and other Latin American and emerging market countries. Although economic conditions in these countries may differ significantly from economic conditions in Brazil, investors’ reactions to developments in these other countries may have an adverse effect on the market value of securities of Brazilian issuers. Crises in other countries or economic policies of other countries may diminish investor interest in securities of Brazilian issuers, including ours. This could adversely affect the market price of our shares and ADSs, and could limit our ability to finance our operations.

Risks Relating to the Offering

Existing shareholders who participate in the priority subscription will be bound to purchase our shares without knowing the offering price.

Our existing shareholders are entitled to participate in a priority subscription in order to preserve their percentage equity stake in us. See “The Global Offering—Priority Subscription.” Upon submission by an existing shareholder of the applicable reservation form to a Brazilian institution participating in the offering, such shareholder will be bound to purchase shares without knowing the offering price. The offering price will only be determined at the pricing date after conclusion of the process for evaluating investor demand known as the bookbuilding process. Shareholders participating in the priority subscription will not have any control or influence over the determination of the offering price of our shares. They will also be unable, at the time they commit to purchase shares, to determine the amount of book value dilution that will result from the public offering price or the cost to them of avoiding dilution of their interest in us as a result of the global offering.

The participation of related parties in this offering may adversely affect the determination of the offering price for our shares.

The offering price for our shares will be determined based on a bookbuilding process, and may differ from the market price of our shares and ADSs after the closing of this offering. Under applicable Brazilian regulations, if the demand for our shares does not exceed the number of shares being offered (excluding the over-allotment shares) plus one-third, qualified investors that are related parties will be admitted to the bookbuilding process up to a maximum limit of 10.0% of the total offering. The priority subscription rights granted to our existing shareholders, as well as the participation of qualified investors that are related parties in the bookbuilding process, may adversely affect the determination of the offering price for our shares. If all or substantially all of our current shareholders exercise their priority subscription rights, the bookbuilding process will comprise only a small percentage of the offering and this may have an adverse impact on the determination of the offering price for our shares.

The issuance or sale, of a substantial number of our shares and ADSs after this offering, or the perception of a potential issuance or sale, may adversely affect the market price of our shares.

According to lock-up agreements that we, the members of our board of directors and certain members of our senior management entered into with the underwriters of this offering, we and such persons agreed not to offer, sell, contract to sell, grant an option to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Petrobras or ADSs representing those shares for 90 days from the date of this prospectus supplement, without the prior written consent of the underwriters. For additional information see “Underwriting” below. The Brazilian federal government, our principal shareholder, is not subject to a lock-up agreement and may dispose of or encumber its shares at any time.

The market price for our shares may vary significantly in the event a significant number of our shares is issued or sold by us, our directors and officers, the Brazilian federal government or any other relevant shareholders or in the event there is a perception in the market that we, our directors and officers, the Brazilian federal government or a relevant shareholder intends to issue or sell, as the case may be, a significant number of shares.

Our shareholders may be diluted.

Our existing shareholders who do not participate in the priority subscription will suffer an immediate dilution of their percentage equity participation in us. We may also need to seek additional funding in the financial and capital markets in the future. We may resort to public or private offerings of shares, including shares in the form of ADSs, or securities convertible or exchangeable into, or that in any other manner allow for the subscription of, shares, including shares in the form of ADSs. Any public or private offering of shares, including shares in the form of ADSs, or securities convertible or exchangeable into shares or ADSs, may dilute your interest in us or may have an adverse impact on the value of our shares and ADSs.

Risks Relating to Our Equity Securities

The size, volatility, liquidity and/or regulation of the Brazilian securities markets may curb the ability of holders of ADSs to sell the common or preferred shares underlying our ADSs.

Petrobras shares are some of the most liquid in the São Paulo Stock Exchange (BM&FBOVESPA), but overall, the Brazilian securities markets are smaller, more volatile and less liquid than the major securities markets in the United States and other jurisdictions, and may be regulated differently from the way in which U.S. investors are accustomed. Factors that may specifically affect the Brazilian equity markets may limit the ability of holders of ADSs to sell the common or preferred shares underlying our ADSs at the price and time they desire.

Holders of ADSs may be unable to exercise preemptive rights with respect to the common or preferred shares underlying the ADSs.

Holders of ADSs who are residents of the United States may not be able to exercise the preemptive rights relating to the common or preferred shares underlying our ADSs unless a registration statement under the U.S. Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the common or preferred shares relating to these preemptive rights, and therefore we may not file any such registration statement. If a registration statement is not filed and an exemption from registration does not exist, JPMorgan Chase Bank, N.A., as depositary, will attempt to sell the preemptive rights, and holders of ADSs will be entitled to receive the proceeds of the sale. However, the preemptive rights will expire if the depositary cannot sell them. For a more complete description of preemptive rights with respect to the common or preferred shares, see “Item 10—Additional Information—Memorandum and Articles of Association of Petrobras—Preemptive Rights” in our annual report on Form 20-F for the year ended December 31, 2009.

Restrictions on the movement of capital out of Brazil may impair the ability of holders of ADSs to receive dividends and distributions on, and the proceeds of any sale of, the common or preferred shares underlying the ADSs.

The Brazilian federal government may impose temporary restrictions on the conversion of Brazilian currency into foreign currencies and on the remittance to foreign investors of proceeds from their investments in Brazil. Brazilian law permits the Brazilian federal government to impose these restrictions whenever there is a serious imbalance in Brazil’s balance of payments or there are reasons to foresee a serious imbalance.

The Brazilian federal government imposed remittance restrictions for approximately six months in 1990. The Brazilian federal government could decide to take similar measures in the future. Similar restrictions, if imposed, could impair or prevent the conversion of dividends, distributions, or the proceeds from any sale of common or preferred shares from reais into U.S. dollars and the remittance of the U.S. dollars abroad. If such restrictions were imposed, the depositary for the ADSs would hold the reais it cannot convert for the account of the ADS holders who have not been paid. The depositary would not invest the reais and would not be liable for the interest.

Payments of dividends and other distributions to shareholders do not currently require approval by or registration with the Central Bank of Brazil. The Central Bank of Brazil may nonetheless impose prior approval requirements on the remittance of U.S. dollars abroad, which could cause delays in such payments.

If holders of our ADSs exchange their ADSs for common or preferred shares, they risk losing the ability to remit foreign currency abroad and forfeiting Brazilian tax advantages.

The Brazilian custodian for our common or preferred shares underlying our ADSs must obtain a certificate of registration from the Central Bank of Brazil to be entitled to remit U.S. dollars abroad for payments of dividends and other distributions relating to our preferred and common shares or upon the disposition of the common or preferred shares. If holders of ADSs decide to exchange their ADSs for the underlying common or preferred shares, they will be entitled to continue to rely, for five Brazilian business days from the date of exchange, on the custodian’s certificate of registration. After that period, such holders may not be able to obtain and remit U.S. dollars abroad upon the disposition of the common or preferred shares, or distributions relating to the common or preferred shares, unless they obtain their own certificate of registration or register under Resolution No. 2,689, of January 26, 2000, of the Conselho Monetário Nacional (National Monetary Council, or CMN), which entitles registered foreign investors to buy and sell on the BM&FBOVESPA. In addition, if such holders do not obtain a certificate of registration or register under Resolution No. 2,689, they may be subject to less favorable tax treatment on gains with respect to the common or preferred shares.

If such holders attempt to obtain their own certificate of registration, they may incur expenses or suffer delays in the application process, which could delay their ability to receive dividends or distributions relating to the common or preferred shares or the return of their capital in a timely manner.

The custodian’s certificate of registration or any foreign capital registration obtained by such holders may be affected by future legislative or regulatory changes and we cannot assure such holders that additional restrictions applicable to them, the disposition of the underlying common or preferred shares, or the repatriation of the proceeds from the process will not be imposed in the future.

Holders of ADSs may face difficulties in protecting their interests.

Our corporate affairs are governed by our bylaws and Brazilian Corporate Law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States or elsewhere outside Brazil. In addition, the rights of an ADS holder, which are derivative of the rights of holders of our common or preferred shares, as the case may be, to protect their interests against actions by our board of directors are different under Brazilian Corporate Law than under the laws of other jurisdictions. Rules against insider trading and self-dealing and the preservation of shareholder interests may also be different in Brazil than in the United States. There is also a less active plaintiff’s bar dedicated to the enforcement of shareholders’ rights in Brazil than in the United States. In addition, shareholders in Brazilian companies ordinarily do not have standing to bring a class action.

We are a state-controlled company organized under the laws of Brazil and all of our directors and officers reside in Brazil. Substantially all of our assets and those of our directors and officers are located in Brazil. As a result, it may not be possible for holders of ADSs to effect service of process upon us or our directors and officers within the United States or other jurisdictions outside Brazil or to enforce against us or our directors and officers judgments obtained in the United States or other jurisdictions outside Brazil. Because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain requirements are met, holders of ADSs may face greater difficulties in protecting their interest in actions against us or our directors and officers than would shareholders of a corporation incorporated in a state or other jurisdiction of the United States.

Holders of our ADSs may encounter difficulties in the exercise of voting rights and preferred shares and the ADSs representing preferred shares generally do not give holders of ADSs voting rights.

Holders of ADSs may encounter difficulties in the exercise of some of their rights as a shareholder if they hold our ADS rather than the underlying shares. For example, if we fail to provide the depositary with voting materials on a timely basis, holders of ADSs may not be able to vote by giving instructions to the depositary on how to vote for them.

In addition, a portion of our ADSs represents our preferred shares. Under Brazilian law and our bylaws, holders of preferred shares generally do not have the right to vote in meetings of our stockholders. This means, among other things, that holders of ADSs representing preferred shares are not entitled to vote on important corporate transactions or decisions. See “Item 10—Additional Information—Memorandum and Articles of Incorporation of Petrobras—Voting Rights” in our annual report on Form 20-F for the year ended December 31, 2009” for a discussion of the limited voting rights of our preferred shares.

USE OF PROCEEDS

We estimate that the aggregate proceeds from the global offering, net of fees and expenses payable by us, including underwriting discounts and commissions, will be approximately R$114.5 billion (U.S.$66.6 billion), assuming no exercise of the over-allotment options, or approximately R$119.7 billion (U.S.$69.6 billion) if the over-allotment options are exercised in full. Our proceeds from this offering will include cash and LFTs. The Brazilian federal government will, and other shareholders participating in the priority subscription may, pay for our shares with LFTs. We will apply all the LFTs we receive from the Brazilian federal government towards the payment of the initial purchase price under the Assignment Agreement, but it is possible that after such application we will retain part of the net proceeds in the form of LFTs.

We intend to use the net proceeds from this offering (1) to pay the initial purchase price under the Assignment Agreement and (2) to continue to develop all of our business segments. Specifically, we plan to allocate the net proceeds from this offering as follows:

•	approximately 65.3% (including all of the LFTs we receive from the Brazilian federal government) to pay the initial purchase price under the Assignment Agreement; and

•	approximately 34.7% to finance investments under our 2010-2014 Business Plan while maintaining an adequate capital structure and staying within our targeted financial leverage ratios.

We expect to meet our aggregate funding needs with a combination of the net proceeds from the global offering, proceeds from other financings and cash flow generated by our operations.

The use of proceeds from this offering described above is based on our analysis, current expectations and projections regarding future events. These estimates are subject to change at any time at our discretion, as we will use the net proceeds of the global offering to satisfy our funding requirements as they arise.

CAPITALIZATION

The following table sets forth the consolidated debt and capitalization of Petrobras under U.S. GAAP at June 30, 2010, on an actual basis and as adjusted to give effect to the issuance of the shares and the ADSs offered hereby, assuming no exercise of the over-allotment options.

	As of June 30, 2010
			As Adjusted for
	Actual		this Offering
	(U.S.$ million)

Debt
Short-term debt	U.S.$	13,911	U.S.$	13,911
Current portion of capital lease obligations		201		201
Long-term debt		50,477		50,477
Capital lease obligations (less current portion)		155		155
Total debt		64,744		64,744

Shareholders’ equity
Preferred shares — 3,700,729,396 shares authorized and issued (actual) and 5,489,244,532 issued (as adjusted)		17,157		44,514
Common shares — 5,073,347,344 shares authorized and issued (actual) and 7,367,255,304 issued (as adjusted)		22,584		62,141
Additional paid-in capital		717		531	(1)
Retained earnings		55,115		55,078	(2)
Accumulated other comprehensive income		1,948		1,948
Non-controlling interest		1,423		1,423
Total shareholders’ equity		98,944		165,636

Total capitalization	U.S.$	163,688	U.S.$	230,380

(1)	Includes issuance costs of the global offering, net of taxes, in the amount of U.S.$186 million.

(2)	Includes costs, net of taxes, of the plan associated with employee participation in the global offering in the amount of U.S.$37 million.

DESCRIPTION OF THE SHARES AND THE ADSs

Common Shares and Preferred Shares

For a description of our common shares and preferred shares, see Item 10. “Additional Information—Memorandum and Articles of Incorporation of Petrobras” in our annual report on Form 20-F for the year ended December 31, 2009, which is incorporated herein by reference.

American Depositary Shares

For a description of our American Depositary Shares see “Description of American Depositary Receipts” in the accompanying prospectus.

Our depositary reimburses us for certain expenses we incur that are related to our ADR programs, including legal and accounting fees incurred in connection with the preparation of our annual report on Form 20-F and ongoing SEC compliance and listing requirements, exchange application and listing fees, investor relations expenses, advertising and public relations expenses and broker reimbursements for distribution of materials to beneficial owners of ADRs, subject to a ceiling agreed between us and the depositary from time to time. The amount of reimbursement available to us is not based upon the amounts of fees the depositary collects from investors.

STOCK TRADING MARKETS

Our shares and ADSs are listed or quoted on the following markets:

São Paulo Stock Exchange (BM&FBOVESPA)	Common Shares (PETR3) Preferred Shares (PETR4)
New York Stock Exchange (NYSE)	Common ADSs (PBR) Preferred ADSs (PBRA)
Mercado de Valores Latinoamericanos en Euros (LATIBEX) (Madrid)	Common Shares (XPBR) Preferred Shares (XPBRA)
Bolsa de Comercio de Buenos Aires (BCBA)	Common Shares (ABR) Preferred Shares (APBRA)

Our common and preferred shares have been traded on the São Paulo Stock Exchange since 1968. Our ADSs representing two common shares and our ADSs representing two preferred shares have been traded on the New York Stock Exchange since 2000 and 2001, respectively. JPMorgan Chase Bank, N.A. serves as depositary for both the common and preferred ADSs.

Our common and preferred shares have been traded on the LATIBEX since 2002. The LATIBEX is an electronic market created in 1999 by the Madrid Stock Exchange in order to enable trading of Latin American equity securities in euro denominations.

Our common and preferred shares have been traded on the Bolsa de Comercio de Buenos Aires since 2006.

SHARE PRICE HISTORY

The following table sets forth trading information for our common shares and preferred shares, as reported by the BM&FBOVESPA, and for our common and preferred American Depositary Shares, as reported by the NYSE, for the periods indicated.

					U.S. Dollars
					Per Common		U.S. Dollars
	Reais		Reais		American		Per Preferred American
	Per Common Share		Per Preferred Share		Depositary Share		Depositary Share
	High	Low	High	Low	High	Low	High	Low

2005	20.90	12.70	18.61	11.37	18.35	9.35	16.55	8.36
2006	27.70	20.33	24.90	18.25	26.73	17.55	23.39	15.78
2007	52.50	22.43	44.20	20.09	58.81	21.13	49.83	18.88
2008	62.30	20.21	52.51	16.89	75.19	14.94	63.51	12.56
First quarter	52.16	39.00	43.50	33.24	62.51	46.28	51.50	39.06
Second quarter	62.30	45.66	52.51	37.88	75.19	52.28	63.51	43.38
Third quarter	56.30	34.32	46.09	28.35	70.24	38.44	57.40	31.73
Fourth quarter	41.60	20.21	34.90	16.89	43.48	14.94	36.35	12.56
2009	45.10	27.45	39.79	23.06	53.01	23.01	46.91	19.48
First quarter	38.97	27.45	30.86	23.06	34.99	23.01	27.72	19.48
Second quarter	44.40	35.71	35.24	28.61	45.64	32.16	36.35	25.49
Third quarter	41.33	35.64	35.00	29.11	46.16	35.44	39.31	29.10
Fourth quarter	45.10	39.82	39.79	34.05	53.01	44.43	46.91	38.02
2010:
First quarter	41.81	35.80	37.50	31.52	48.91	38.20	43.83	33.76
Second quarter	40.59	30.39	36.08	26.55	46.34	32.88	41.22	28.63
March 2010	38.88	35.80	34.69	31.52	42.65	38.20	38.40	33.76
April 2010	41.55	39.05	37.21	34.50	47.10	43.11	42.18	38.04
May 2010	40.59	36.33	36.08	32.10	46.35	41.24	41.23	36.54
June 2010	34.94	31.00	29.90	26.83	38.66	34.20	33.34	29.58
July 2010	32.04	30.00	27.98	26.45	36.40	33.63	31.98	29.53
August 2010	33.90	29.10	29.43	25.45	38.68	32.81	33.61	28.95

The closing prices of our common shares and preferred shares on BM&FBOVESPA on September 23, 2010 were R$30.25 per common share and R$26.80 per preferred share. The closing prices on the NYSE on September 23, 2010 were U.S.$35.59 per common ADS and U.S.$31.48 per preferred ADS.

THE GLOBAL OFFERING

We are offering 2,293,907,960 common shares and 1,788,515,136 preferred shares in a global offering that consists of an international offering outside Brazil and an offering in Brazil. Of the total number of shares we are offering, 3,007,953,468 common and preferred shares were first offered to our existing shareholders on a priority basis, and the Brazilian federal government, our principal shareholder, has participated in the priority subscription. The international offering is being conducted outside Brazil and includes a registered offering in the United States. The international offering and the Brazilian offering are being conducted concurrently, and the closing of each is conditioned upon the closing of the other.

In the international offering, the shares are being offered in the form of shares or in the form of ADSs, each of which represents two shares. Shares sold in the form of ADSs will be paid for in U.S. dollars at the U.S. dollar public offering price per ADS set forth on the cover page of this prospectus supplement. Shares sold in the international offering in the form of shares will be delivered in Brazil and paid for in reais at the real offering price per share set forth on the cover page of this prospectus supplement. Any investor outside Brazil purchasing these shares must be authorized to invest in Brazilian securities pursuant to the applicable rules and regulations of CMN, the CVM, and the Central Bank of Brazil.

The international underwriters and placement agents named in this prospectus supplement are underwriting and/or placing, as applicable, the sale of 134,648,375 common ADSs and 100,416,977 preferred ADSs as described in more detail under “Underwriting.” The international underwriters, together with Bradesco Securities Inc., Banco do Brasil Securities LLC and BB Securities Limited, are also acting as placement agents on behalf of the Brazilian underwriters for sales of shares in the form of shares to investors outside Brazil.

The Brazilian underwriters are underwriting the sale of 2,024,611,210 common shares and 1,587,681,182 preferred shares, including shares sold in the international offering to investors outside Brazil. The offering to investors in Brazil is exempt from registration with the SEC under Regulation S, and is being made using a prospectus in the Portuguese language registered with the CVM. The offering price in the Brazilian offering is the real offering price per share set forth on the cover page of this prospectus supplement.

The public offering prices in the global offering are set forth on the cover page of this prospectus supplement, in U.S. dollars per ADS, and Brazilian reais per share. The public offering prices were approximately equivalent to each other at the exchange rates prevailing on September 23, 2010.

In connection with the offer and sale of the preferred shares, the common shares, the preferred ADSs and the common ADSs as contemplated in this prospectus supplement, the international underwriters and the Brazilian underwriters may jointly decide to over-allot preferred shares, common shares, preferred ADSs and common ADSs. Solely to cover such over-allotments, we have granted the international underwriters and the Brazilian underwriters options, exercisable for a period of up to 30 days beginning on September 24, 2010 with respect to this offering published in Brazil in accordance with applicable laws, to purchase additional ADSs or to place additional shares, in each case solely to cover over-allotments. Over-allotment decisions will be made jointly by the Brazilian underwriters and the international underwriters. The over-allotment options are exercisable by (1) Morgan Stanley & Co. Incorporated on behalf of the international underwriters pursuant to the international underwriting and agency agreement and (2) Banco Morgan Stanley S.A. on behalf of the Brazilian underwriters pursuant to the Brazilian underwriting agreement. The over-allotment options cover in the aggregate up to an additional 187,997,094 common shares and preferred shares (including common shares and preferred shares in the form of ADSs).

Priority Subscription

Each of our existing shareholders as of September 10, 2010, the first record date, was given the opportunity to subscribe shares in the Brazilian offering on a priority basis. 1,739,259,091 common shares and 1,268,694,377 preferred shares were first offered to our existing shareholders pursuant to the priority subscription. Priority subscriptions were allocated based on the number of shares each shareholder owned as of September 17, 2010, the second record date.

Priority subscription was not available to holders of ADSs. An ADS holder that wished to be eligible for priority subscription was required to make the necessary arrangements to cancel such holder’s ADSs and take delivery of the underlying shares in a Brazilian account.

A holder of our shares located outside Brazil was required to make certain representations concerning compliance with local law in the holder’s jurisdiction in order to participate in the priority subscription. The priority subscription was not available to a shareholder if the subscription would violate local laws of the shareholder’s jurisdiction. It was each shareholder’s responsibility to determine its eligibility under local laws of its jurisdiction.

The price of the shares subscribed pursuant to the priority subscription is the public offering price in the Brazilian offering, set forth on the cover page of this prospectus supplement for the global offering.

In order to participate in the priority subscription, a shareholder eligible to participate must have submitted the applicable subscription form to a participating institution in the Brazilian offering between September 13, 2010 and September 16, 2010, indicating a desired maximum investment amount in reais. There were no minimum or maximum investment amounts. The eligible shareholder was also permitted to limit the subscription to a maximum price per share. By submitting the applicable subscription form to a participating institution in the Brazilian offering, the shareholder was contractually obligated to purchase shares at the price determined on the pricing date based on the book building process as described above.

A shareholder did not know the price per share at the time such holder committed to subscribe shares in the priority subscription. A shareholder consequently could not have known the cost of avoiding dilution of its interest in us, and a shareholder also could not have estimated the book value dilution that resulted from the public offering price.

A shareholder only knew how many shares it will be purchasing in the priority subscription after the offering price had been determined, because the number of shares was limited by the orders placed by other shareholders and by such shareholder’s maximum investment amount. If a shareholder opted to set forth a maximum price per share, its order was automatically cancelled if the offering price exceeded the maximum price per share set forth in the subscription form. The reservation forms were included in the Form 6-K filed by us on September 7, 2010, which is incorporated herein by reference.

There were multiple subscription rounds in the event existing shareholders did not subscribe for the total amount of shares available for the priority subscription. Shares not subscribed for by existing shareholders in the first round were available for subscription to shareholders that participated in the first round and expressed interest to purchase leftover shares, as described below. Except as described below, a holder of common shares could only subscribe for common shares in the priority subscription and a holder of preferred shares could only subscribe for preferred shares in the priority subscription. Shareholders that participated in the common share priority subscription could have opted to subscribe for leftover common shares, in other leftover rounds, up to a number of leftover shares proportional to the percentage that the shares purchased by such shareholder in the previous round represented of the total of shares purchased in the first round of the priority subscription. Shareholders that participated in the preferred share priority subscription could have opted to subscribe for leftover preferred shares in the same manner. To the extent that there were no more common shares remaining after the leftover rounds, shareholders that participated in the common share priority subscription could have opted to subscribe for leftover preferred shares, in other leftover rounds, up to a number of leftover shares proportional to the percentage that the shares purchased by such shareholder in the previous round represented of the total of shares purchased in the first round of the priority subscription. Shareholders that participated in the preferred share priority subscription could have opted to subscribe for leftover common shares in the same manner.

A shareholder that participated in the priority subscription agreed to pay for the shares at the price determined on the pricing date either (i) in cash in reais or (ii) using LFTs of specified series. The Brazilian federal government has informed us that it would participate in the priority subscription to the extent necessary to preserve or, to the extent leftover shares were available, increase its ownership interest in us, and that it will pay with LFTs for the shares it purchases. Brazilian shareholders participating in the priority subscription through private mutual funds (Fundos Mútuos Privados, or FMP) may also use funds from specific pension funds (Fundo de Garantia do Tempo de Serviço, or FGTS) to pay for the shares. If a shareholder opted to pay with LFTs and cannot deliver them in the applicable timeframe, the shareholder must pay in cash.

The eligible series of LFTs are those maturing on September 7, 2014, March 7, 2015, September 7, 2015, and September 7, 2016. Each eligible series of LFTs will be valued at the market value of such series as reported by the Brazilian Financial and Capital Markets Association (Associação Brasileira das Entidades do Mercado, or ANBIMA) on September 24, 2010, adjusted at the SELIC rate of that same day for the three business days through settlement.

Acquisition of Shares by the Brazilian Federal Government

The Brazilian federal government, our principal shareholder, and BNDES Participações S.A., FPS/BNDES, and the Brazilian sovereign wealth fund (FFIE), which are affiliates of the government, have agreed to purchase a total of 1,810,505,485 common shares and 994,917,669 preferred shares in the offering. In the aggregate, the Brazilian federal government and these entities will own approximately 64% of our common shares and 48% of our total outstanding shares after the offering.

The government and the government-related entities will pay the same prices per common share and per preferred share as others purchasing in the Brazilian offering, for an aggregate total of R$79,847,822,325. The amount is more than sufficient to pay the initial purchase price of R$74,807,616,407 under the Assignment Agreement.

The government will pay for all the shares it subscribes by delivering newly issued eligible LFTs that are fungible with the previously issued LFTs of the same series and will accept such LFTs toward the payment of the initial purchase price under the Assignment Agreement, applying the same valuation of the LFTs we use in the global offering.

UNDERWRITING

Under the terms and subject to the conditions contained in an international underwriting and agency agreement dated September 23, 2010, we are offering the common shares, the preferred shares, the ADSs representing common shares and the ADSs representing preferred shares described in this prospectus supplement through the international underwriters named below in the United States and other countries outside Brazil. The offering of common ADSs and preferred ADSs is being underwritten severally and not jointly by the international underwriters named below. The placement agents named below will, severally and not jointly, act as agents for the facilitation of the placement of common ADSs and preferred ADSs.

The international underwriting and agency agreement provides that the international underwriters are obligated to purchase all of the common ADSs and preferred ADSs in the international offering if any are purchased. The international underwriting and agency agreement provides that the obligation of the international underwriters to purchase the common ADSs and preferred ADSs is subject to, among other conditions, the absence of any material adverse change in our business, the delivery of certain legal opinions by our and their legal counsel in Brazil and in the United States and certain procedures by our independent auditors. The international underwriting and agency agreement also provides that if an international underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. Subject to the terms and conditions of the international underwriting and agency agreement, each of the international underwriters has severally agreed to purchase from us the number of common ADSs and preferred ADSs listed next to its name in the following table and the placement agents have agreed to facilitate the placement of common ADSs and preferred ADSs.

	Number of	Number of
International Underwriters	Common ADSs	Preferred ADSs

Merrill Lynch, Pierce, Fenner & Smith Incorporated	20,309,463	15,146,227
Banco Bradesco BBI S.A.	20,309,463	15,146,227
Citigroup Global Markets Inc.	20,309,463	15,146,227
Itaú USA Securities, Inc.	20,309,463	15,146,227
Morgan Stanley & Co. Incorporated	20,309,463	15,146,227
Santander Investment Securities Inc.	20,309,463	15,146,227
BB-Banco de Investimento S.A.	12,791,597	9,539,615

Total	134,648,375	100,416,977

Placement Agents
Banco do Brasil Securities LLC
BB Securities Limited
BTG Pactual US Capital Corp.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
ICBC International Securities Limited
J.P. Morgan Securities LLC
SG Americas Securities, LLC
BBVA Securities Inc.
Deutsche Bank Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
Nomura Securities International, Inc.
Raymond James & Associates, Inc.
Scotia Capital (USA) Inc.
SEB Enskilda Inc.
Standard Chartered Securities (Hong Kong) Limited

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banco Bradesco BBI S.A., Citigroup Global Markets Inc., Itaú USA Securities, Inc., Morgan Stanley & Co. Incorporated and Santander Investment Securities Inc. are acting as global coordinators and joint bookrunners for the international offering. Banco do Brasil Securities LLC, BB Securities Limited, BTG Pactual US Capital Corp., Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., HSBC Securities (USA) Inc., ICBC International Securities Limited, J.P. Morgan Securities LLC and SG Americas Securities, LLC are acting as joint bookrunners in connection with the international offering. BBVA Securities Inc., Deutsche Bank Securities Inc., Mitsubishi UFJ Securities (USA), Inc., Nomura Securities International, Inc., Raymond James & Associates, Inc., Scotia Capital (USA) Inc., SEB Enskilda Inc. and Standard Chartered Securities (Hong Kong) Limited are acting as co-managers in connection with the international offering. Both the joint bookrunners and the co-managers are not under any obligation to purchase any securities of the Company but are acting strictly as placement agents.

We are concurrently entering into an agreement with a syndicate of Brazilian underwriters providing for the concurrent offering of 2,024,611,210 common shares and 1,587,681,182 preferred shares in Brazil. The international offering and the Brazilian offering are conditioned on the closing of each other. Bradesco Securities Inc., Banco do Brasil Securities LLC and BB Securities Limited will, together with the international underwriters, act as placement agents for the Brazilian underwriters and will facilitate the placement of the common shares and preferred shares to investors located outside Brazil that will invest in the common shares and preferred shares in Brazil through the investment mechanisms regulated by the CMN, CVM and the Central Bank of Brazil. The common shares and preferred shares purchased by investors outside Brazil will be delivered in Brazil and paid for in reais, and the offering of these common shares and preferred shares is being underwritten by the Brazilian underwriters named on the following page.

We have agreed to indemnify the international underwriters and the placement agents, each of their affiliates and their respective directors, officers, employees and agents, and each person who controls any international underwriter or placement agent against all losses or liabilities under the Securities Act or contribute to payments that the international underwriters or placement agent may be required to make in that respect.

Certain of the international underwriters and placement agents are not broker-dealers registered with the SEC, and therefore may not make sales of any common shares, preferred shares, common ADSs or preferred ADSs in the United States or to U.S. persons, except in compliance with applicable U.S. laws and regulations. To the extent that such international underwriters or placement agents intend to effect any sales of any common shares, preferred shares, common ADSs or preferred ADSs in the United States, such underwriters or placement agents will do so only through one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. law.

The international and Brazilian underwriters have entered into an intersyndicate agreement which governs specified matters relating to the global offering. Under this agreement, each international underwriter has agreed that, as part of its distribution of common ADSs and preferred ADSs and subject to permitted exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any common ADSs or preferred ADSs or distribute any prospectus relating to the common ADSs or preferred ADSs to any person in Brazil or to any other dealer who does not so agree. Each Brazilian underwriter similarly has agreed that, as part of its distribution of common shares and preferred shares, it has not offered or sold, and will not offer to sell, directly or indirectly, any common shares or preferred shares or distribute any prospectus relating to the common shares or preferred shares to any person outside Brazil or to any other dealer who does not so agree, except for investors located in the United States and other countries that are authorized to invest in Brazilian securities under the requirements established by the CMN, the Central Bank of Brazil and the CVM and for other permitted exceptions. These limitations do not apply to stabilization transactions or transactions among the underwriting syndicates in accordance with the provisions of the intersyndicate agreement. The number of common shares, preferred shares, common ADSs or preferred ADSs, as the case may be, actually allocated to each offering may differ from the amount offered due to reallocation between the international and Brazilian offerings.

In addition, the Brazilian underwriters will place common shares and preferred shares with investors located in Brazil, the United States and other countries that are authorized to invest in Brazilian securities under the requirements established by the CMN, the Central Bank of Brazil and the CVM. The Brazilian underwriting agreement provides that, if any of the placed common shares or preferred shares are not settled by their relevant investors, the Brazilian underwriters are obligated to purchase them on a firm commitment basis on the settlement date, subject to certain conditions and exceptions.

Subject to the terms and conditions of the Brazilian underwriting agreement, each of the Brazilian underwriters has severally agreed to place the number of common shares and preferred shares listed next to its name in the following table:

	Number of	Number of
Brazilian Underwriters	Common Shares	Preferred Shares

Banco Merrill Lynch de Investimentos S.A.	30,138,634	89,408,496
Banco Bradesco BBI S.A.	30,138,634	89,408,496
Citigroup Global Markets Brasil Corretora de Câmbio, Títulos e Valores Mobiliários S.A.	30,138,634	89,408,496
Banco Itaú BBA S.A.	30,138,634	89,408,496
Banco Morgan Stanley S.A.	30,138,634	89,408,496
Banco Santander (Brasil) S.A.	30,138,634	89,408,496
BB-Banco de Investimento S.A.	18,982,349	56,312,549

Total	199,814,152	592,763,513

Banco Merrill Lynch de Investimentos S.A., Banco Bradesco BBI S.A., Citigroup Global Markets Brasil Corretora de Câmbio, Títulos e Valores Mobiliários S.A., Banco Itaú BBA S.A., Banco Morgan Stanley S.A., Banco Santander (Brasil) S.A. and BB-Banco de Investimento S.A. are the global coordinators and joint bookrunners of the Brazilian offering. The Brazilian underwriters, international underwriters and their affiliates may enter into derivative transactions with clients, at their request, in connection with the common shares, the preferred shares, the common ADSs and the preferred ADSs. The placement agents and/or their affiliates may also purchase some of the common shares, the preferred shares, the common ADSs and the preferred ADSs to hedge their risk exposure in connection with such transactions. These transactions may have an effect on demand, price or other terms of the offering.

Over-allotment Options

In connection with the offer and sale of the preferred shares, the common shares, the preferred ADSs and the common ADSs as contemplated in this prospectus supplement, the international underwriters and the Brazilian underwriters may jointly decide to over-allot preferred shares, common shares, preferred ADSs and common ADSs. Solely to cover such over-allotments, we have granted the international underwriters and the Brazilian underwriters options, exercisable for a period of up to 30 days beginning on September 24, 2010 with respect to this offering published in Brazil in accordance with applicable laws, to purchase additional ADSs or to place additional shares, in each case solely to cover over-allotments. Over-allotment decisions will be made jointly by the Brazilian underwriters and the international underwriters. The over-allotment options are exercisable by (1) Morgan Stanley & Co. Incorporated on behalf of the international underwriters pursuant to the international underwriting and agency agreement and (2) Banco Morgan Stanley S.A. on behalf of the Brazilian underwriters pursuant to the Brazilian underwriting agreement. The over-allotment options cover in the aggregate up to an additional 187,997,094 common shares and preferred shares (including common shares and preferred shares in the form of ADSs).

Commissions, Fees, Discounts and Expenses

The underwriters propose to offer the common shares, the preferred shares, the common ADSs and the preferred ADSs initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering, the international underwriters may change the public offering price.

The following table summarizes the compensation and estimated expenses we will pay in connection with the global offering:

	Without Over-allotment
	Per Common	Per Common	Per Preferred	Per Preferred
	ADS	Share	ADS	Share	Total(1)
	(U.S.$)	(R$)	(U.S.$)	(RS)	(U.S.$)

Underwriting discounts, fees and commissions	0.224	0.02 (2)	0.199	0.06 (2)	133,086,675.99
Expenses payable by us(3)	1.10	1.07	1.48	0.09	148,289,678.58

	With Over-allotment
	Per Common	Per Common	Per Preferred	Per Preferred
	ADS	Share	ADS	Share	Total(1)
	(U.S.$)	(R$)	(U.S.$)	(RS)	(U.S.$)

Underwriting discounts, fees and commissions	0.22	0.02	0.20	0.07	152,730,480.76
Expenses payable by us	0.86	0.07	1.10	0.09	148,289,678.58

(1)	Amounts in reais have been translated into U.S. dollars at the selling rate reported by the Central Bank of Brazil as of September 23, 2010, or R$1.7194 to U.S.$1.00.
(2)	Reflects underwriting discount of R$0.0 to shares sold to the Brazilian federal government and its affiliates and R$0.19 per common share and R$0.17 per preferred share sold to others.
(3)	Per share and per ADS amount represent total expenses of the global offering divided by the number of securities sold of each respective category.

The underwriting discounts, fees and commissions per common share are 0.07% of the public offering price per common share on the cover page of this prospectus supplement. The underwriting discounts, fees and commission per preferred share are 0.24% of the public offering price per preferred share on the cover page of this prospectus supplement. The underwriting discounts, fees and commissions per common ADS and per preferred ADS are 0.65% of each of the public offering price per common ADS and per preferred ADS on the cover page of this prospectus supplement. The underwriting discounts, fees and commissions received by each of the international underwriters and placement agents for the placement or sale of the common ADSs and the preferred ADSs, as applicable, may not be proportional to the number of common ADS and preferred ADSs placed or purchased, as applicable, by such international underwriters or placement agents.

Our existing shareholders will be given the opportunity to subscribe shares in the Brazilian offering on a priority basis at the price to the public in the manner described above in the “Global Offering.”

Lock-up Agreements

We have agreed that, for a period of 90 days after the date of this prospectus supplement, we will not offer, sell, contract to sell, grant an option to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our share capital or ADSs representing those shares or securities convertible into or exchangeable or exercisable for any shares of our share capital or ADSs representing those shares, or warrants or other rights to purchase any shares of our share capital or ADSs representing those shares, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of our share capital or ADSs representing those shares, whether any such aforementioned transaction is to be settled by delivery of shares of our share capital, ADSs representing those shares or other securities, in cash or otherwise, without, in each case, the prior written consent of the international underwriters. The restrictions described above are subject to limited exceptions, including grants of options to purchase shares and ADSs pursuant to our equity incentive plans in existence on the date hereof and shares of our share capital issued by us as consideration in an acquisition (including in connection with the Assignment Agreement).

We and each of our directors and executive officers who holds more than 100 shares of our share capital have agreed that, for a period of 90 days after the date of the date of this prospectus supplement, we will not offer, sell, contract to sell, grant an option to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our share capital or ADSs representing those shares or securities convertible into or exchangeable or exercisable for any shares of our share capital or ADSs representing those shares, or warrants or other rights to purchase any shares of our share capital or ADSs representing those shares, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of our share capital or ADSs representing those shares, whether any such aforementioned transaction is to be settled by delivery of shares of our share capital, ADSs representing those shares or other securities, in cash or otherwise, without, in each case, the prior written consent of the international underwriters. The restrictions described above are subject to limited exceptions, such as with respect to shares acquired in the open market and transfers of shares to family members or trusts.

Trading Market

Our common shares and preferred shares are listed on the BM&FBOVESPA under the symbols PETR3 and PETR4, respectively. The common ADSs and preferred ADSs are listed on the NYSE under the symbols PBR and PBRA, respectively. Our common shares and preferred shares are listed on the Mercado de Valores Latinoamericanos en Euros (LATIBEX) under the symbols XPBR and XPBRA, respectively. Our common shares and preferred shares are listed on the Bolsa de Comercio de Buenos Aires (BCBA) under the symbols ABR and APBRA, respectively.

Price Stabilization and Short Positions

In connection with the international offering, the international underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the international underwriters of common and preferred ADSs in excess of the number of common and preferred ADSs the international underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of common and preferred ADSs over-allotted by the international underwriters is not greater than the number of common and preferred ADSs that the international underwriters may purchase from the Brazilian underwriters under the intersyndicate agreement following the exercise of the over-allotment options. In a naked short position, the number of common and preferred ADSs involved is greater than the number of common and preferred ADSs that the international underwriters may purchase from the Brazilian underwriters under the intersyndicate agreement following the exercise of the over-allotment options. The international underwriters may close out any covered short position by either purchasing common and preferred shares to be delivered in the form of common or preferred ADSs from the Brazilian underwriters following the exercise of the over-allotment options and/or purchasing common or preferred ADSs in the open market.

•	Syndicate covering transactions involve purchases of the common and preferred ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of common and preferred ADSs to close out the short position, the international underwriters will consider, among other things, the price of common and preferred ADSs available for purchase in the open market as compared to the price at which they may purchase common and preferred ADSs pursuant to their over-allotment options or common and preferred shares to be delivered in the form of common and preferred ADSs from the Brazilian underwriters following the exercise of the over-allotment options. If the international underwriters sell more common and preferred ADSs than can be purchased from the Brazilian underwriters in this manner, a naked short position, the position can only be closed out by buying common and preferred ADSs in the open market. A naked short position is more likely to be created if the international underwriters is concerned that there could be downward pressure on the price of the common and preferred ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of the common and preferred ADSs or preventing or retarding a decline in the market price of the common and preferred ADSs. As a result, the price of the common and preferred ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

In connection with the Brazilian offering, the Brazilian underwriters may engage in transactions on the BM&FBOVESPA that stabilize, maintain or otherwise affect the price of our common and preferred shares. In addition, they may bid for, and purchase, common and preferred shares in the open market to cover syndicate short positions or stabilize the price of our common and preferred shares.

These stabilizing transactions may have the effect of raising or maintaining the market price of our common and preferred shares or preventing or retarding a decline in the market price of our common and preferred shares. As a result, the price of our common and preferred shares may be higher than the price that might otherwise exist in the absence of these transactions. These transactions, if commenced, may be discontinued at any time. Reports on stabilization activity are required to be furnished to the CVM. Stabilization activities may be carried out for up to 30 days from the day after the date of this prospectus supplement. A stabilization activities agreement, in a form approved by the CVM, has been executed simultaneously with the execution of the Brazilian underwriting agreement.

Any net profits earned as a result of stabilization or syndicate covering transaction (including purchases of common shares, preferred shares, common ADSs and preferred ADSs in the open market to cover short positions after the distribution of the shares sold in the global offering contemplated herein) in connection with this offering and the transactions contemplated in this prospectus supplement will be shared by the international underwriters and the Company, with the international underwriters, as a group, being entitled to 60% of any such net profits and the Company being entitled to 40% of any such net profits. Any net loss suffered as a result of such stabilization actions will be borne solely and equally by the international underwriters. We will also share profits resulting from stabilization transactions entered into on behalf of the Brazilian underwriters in the same proportion as we will share profits with the international underwriters.

Selling Restrictions

Other than with respect to the public offering of the common shares and preferred shares registered with the CVM in Brazil and the public offering of the ADSs and the shares registered with the SEC in the United States, no action has been or will be taken in any country or jurisdiction by us, the international underwriters, or Brazilian underwriters that would permit a public offering of the common shares, preferred shares, the common ADS or the preferred ADSs, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required. Accordingly, the common shares, preferred shares, common ADSs and preferred ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the common shares, preferred shares, common ADSs or preferred ADSs may be distributed, published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to purchase in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering of the common shares, preferred shares, common ADSs and preferred ADSs, the distribution of this prospectus supplement and resale of the common shares, preferred shares, common ADSs and preferred ADSs.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), an offer of our common shares, preferred shares, common ADSs and preferred ADSs that are the subject of the offering contemplated by this prospectus supplement has not been made and may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to our common shares, preferred shares, common ADSs and preferred ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive except that, with effect from and including the Relevant Implementation Date, an offer of our common shares, preferred shares, common ADSs and preferred ADSs may be made to the public in that Member State at any time under the following exemptions under the Prospectus Directive, if they have been implemented by that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000 as shown in its last annual or consolidated accounts;

•	by the international underwriters or the Brazilian underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the international underwriters for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3(2) of the Prospectus Directive;

in each case, provided that no such offer of our common shares, preferred shares, common ADSs or preferred ADSs shall result in the requirement for the publication by us, the international underwriters or the Brazilian underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive and each person who receives any communication in respect of, or who initially acquires any of our common shares, preferred shares, common ADSs or preferred ADSs under any offer contemplated by this prospectus supplement will be deemed to have represented, acknowledged and agreed to and with us, the international underwriters and the Brazilian underwriters that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression “offer of any of our common shares, preferred shares, common ADSs and preferred ADSs to the public” in relation to any of our common shares, preferred shares, common ADSs and preferred ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our common shares, preferred shares, common ADSs and preferred ADSs to be offered so as to enable an investor to decide to purchase any of our common shares, preferred shares, common ADSs or preferred ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

In the case of any of our common shares, preferred shares, common ADSs or preferred ADSs being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented to, acknowledged to and agreed with us, the international underwriters and the Brazilian underwriters that (i) the common shares, preferred shares, common ADSs and preferred ADSs acquired by it in the international offering have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons other than qualified investors as so defined in the Prospectus Directive, or in circumstances in which the prior consent of the international underwriters has been obtained to each such proposed offer or resale and (ii) where common shares, preferred shares, common ADSs and preferred ADSs have been acquired by them on behalf of persons in any Relevant Member State other than qualified investors, the offer of those common shares, preferred shares, common ADSs and preferred ADSs to it is not treated under the Prospectus Directive as having been made to such persons. We and the international underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgment and agreement. Notwithstanding the above, a person who is not a qualified investor may, with the consent of the international underwriters, be permitted to purchase common shares, preferred shares, common ADSs or preferred ADSs in the international offering.

The EEA selling restriction is in addition to any other selling restrictions set forth below.

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the common shares, preferred shares, common ADSs and preferred ADSs that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no common shares, preferred shares, common ADSs and preferred ADSs have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; the prospectus supplement or any other offering material relating to the common shares, preferred shares, common ADSs and preferred ADSs have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) and/or a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. The direct or indirect distribution to the public in France of any so acquired common shares, preferred shares, common ADSs and preferred ADSs may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Germany

The common shares, preferred shares, common ADS and preferred ADSs will not be offered, sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act (Gesetz über die Erstellung, Billigung und Veröffentlichung des Prospekts, der beim öffentlicken Angebot von Wertpapieren oder bei der Zulassung von Wertpapieren zum Handel an einem organisierten Markt zu veröffenlichen ist — Wertpapierprospektgesetz) as of June 22, 2005, effective as of July 1, 2005 as amended, or any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. No selling prospectus (Verkaufsprospekt) within the meaning of the German Securities Selling Prospectus Act has been or will be registered within the Financial Supervisory Authority of the Federal Republic of Germany or otherwise published in Germany.

Italy

This offering has not been registered with the Commissione Nationale per la Società e la Borsa (CONSOB) pursuant to Italian securities legislation. The common shares, preferred shares, common ADS and preferred ADSs offered by this prospectus may neither be offered or sold, nor may the prospectus or any other offering materials be distributed in the Republic of Italy unless such offer, sale or distribution is:

•	made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993 (Decree No. 385), Legislative Decree No. 58 of February 24, 1998, CONSOB Regulation No. 11971 of May 14, 1999 and any other applicable laws and regulations;

•	made (i) to professional investors (operatori qualificati) as defined in Article 31, second paragraph of CONSOB Regulation No. 11422 of July 1, 1998, as amended, or Regulation No, 11522, (ii) in circumstances where an exemption from the rules governing solicitations to the public at large applies pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended or (iii) to persons located in the Republic of Italy who submit an unsolicited request to purchase common stock; and

•	in compliance with all relevant Italian securities and tax laws and regulations.

Any investor purchasing the securities in the offer is solely responsible for ensuring that any offer or resale of securities it purchased in the offer occurs in compliance with applicable laws and regulations. This prospectus and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Article 100-bis of the Legislative Decree No. 58 of February 24, 1998 affects the transferability of the common shares, preferred shares, common ADS and preferred ADSs in Italy to the extent that any placement of the common shares, preferred shares, common ADSs and preferred ADSs is made solely with qualified investors and such the common shares, preferred shares, common ADSs and preferred ADSs is then systematically resold to non-qualified investors on the secondary market at any time in the 12 months following such placement. Should this occur without the publication of a prospectus, and outside of the application of one of the exemptions referred to above, retail purchasers of the common shares, preferred shares, common ADSs and preferred ADSs may have their purchase declared void and claim damages from any intermediary which sold them the common shares, preferred shares, common ADSs and preferred ADSs.

The Netherlands

The common shares, preferred shares, common ADSs and preferred ADSs may not be offered, sold, transferred or delivered, in or from the Netherlands, as part of the initial distribution or as part of any reoffering, and neither this prospectus supplement nor any other document in respect of the offering may be distributed in or from the Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade (which includes banks, investment banks, securities firms, insurance companies, pension funds, other institutional investors and treasury departments and finance companies of large enterprises), in which case, it must be made clear upon making the offer and from any documents or advertisements in which a forthcoming offering of common shares, preferred shares, common ADSs or preferred ADSs is publicly announced that the offer is exclusively made to such individuals or legal entities.

South Korea

The common shares, preferred shares, common ADSs and preferred ADSs have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea under the Financial Investment Services and Capital Markets Act, or the FSCMA. The common shares, preferred shares, common ADSs and preferred ADSs may not be offered, sold or delivered, or offered or sold for re-offering or resale, directly or indirectly, in Korea or to any Korean resident (as such term is defined in the Foreign Exchange Transaction Law of Korea, or FETL) other than the Accredited Investors (as such term is defined in Article 11 of the Presidential Decree of the FSCMA), for a period of one year from the date of issuance of the common shares, preferred shares, common ADSs and preferred ADSs, except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the FETL and the decrees and regulations thereunder. The common shares, preferred shares, common ADSs and preferred ADSs may not be resold to Korean residents unless the purchaser of the Shares complies with all applicable regulatory requirements (including but not limited to government reporting requirements under the FETL and its subordinate decrees and regulations) in connection with the purchase of the common shares, preferred shares, common ADSs and preferred ADSs.

Spain

The common shares, preferred shares, common ADSs and preferred ADSs have not been registered with the Spanish National Commission for the Securities Market and, therefore, no common share, preferred share, common ADS or preferred ADS may be publicly offered, sold or delivered, nor any public offer in respect of the common shares, preferred shares, common ADSs or preferred ADSs made, nor may any prospectus or any other offering or publicity material relating to the common shares, preferred shares, common ADSs and preferred ADSs be distributed in Spain by the international agents or any person acting on their behalf, except in compliance with Spanish laws and regulations.

United Kingdom

All applicable provisions of the Financial Services and Markets Act 2000, or FSMA, must be complied with in respect of anything done in relation to our common shares, preferred shares, common ADSs and preferred ADSs in, from or otherwise involving the United Kingdom. Without limitation to the other restrictions referred to herein, this prospectus supplement and any other material in relation to the common shares, preferred shares, common ADSs and preferred ADSs described herein is only being distributed to, and is only directed at: (1) persons who are outside the United Kingdom; or (2) persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order; (ii) high net worth entities, and others to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together referred to as relevant persons). Our common shares, preferred shares, common ADSs and preferred ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common shares, preferred shares, common ADSs or preferred ADSs will only be engaged in with, relevant persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any person who is not a relevant person in the United Kingdom. Any person in the United Kingdom who is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

The common shares, preferred shares, common ADSs and preferred ADSs may not and will not be publicly offered distributed or re-distributed on a professional basis in or from Switzerland and neither this prospectus supplement nor any other solicitation for investments in the common shares, preferred shares, common ADS or preferred ADSs may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the prior written consent of the international underwriters. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our common shares, preferred shares, common ADSs or preferred ADSs on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The common shares, preferred shares, common ADSs and preferred ADSs have not and will not be registered with the Swiss Federal Banking Commission and have not and will not be authorized under the Federal Act on Investment Funds of March 18,1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of the common shares, preferred shares, common ADSs or preferred ADSs.

Hong Kong

The common shares, preferred shares, common ADSs and preferred ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common shares, preferred shares, common ADSs or preferred ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares, preferred shares, common ADSs or preferred ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

China

The common shares, preferred shares, common ADSs and preferred ADSs may not be offered or sold directly or indirectly to the public in the People’s Republic of China (China) and neither this prospectus supplement, which has not been submitted to the Chinese Securities and Regulatory Commission, nor any offering material or information contained herein relating to the common shares, preferred shares, common ADSs and preferred ADSs, may be supplied to the public in China or used in connection with any offer for the subscription or sale of common shares, preferred shares, common ADSs or preferred ADSs to the public in China. The common shares, preferred shares, common ADSs and preferred ADSs may only be offered or sold to China-related organizations which are authorized to engage in foreign exchange business and offshore investment from outside of China. Such China-related investors may be subject to foreign exchange control approval and filing requirements under the relevant Chinese foreign exchange regulations. For the purpose of this paragraph, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares, preferred shares, common ADSs or preferred ADSs may not be circulated or distributed, nor may the common shares, preferred shares, common ADSs or preferred ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the common shares, preferred shares, common ADSs or preferred ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the common shares, preferred shares, common ADSs or preferred ADSs under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or any person or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Japan

The common shares, preferred shares, common ADSs and preferred ADSs have not been and will not be registered under the Financial Instruments and Exchange Law, as amended (the FIEL). Each international underwriter has represented and agreed that the common shares, preferred shares, common ADSs or preferred ADSs which it purchases will be purchased by it as principal and that, in connection with the offering, it will not, directly or indirectly, offer or sell any common shares, preferred shares, common ADSs or preferred ADSs in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or entity organized under the laws of Japan) or to others for reoffer or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements under the FIEL and otherwise in compliance with such law and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia

No prospectus, disclosure document, offering material or advertisement in relation to the common shares, preferred shares, common ADSs or preferred ADSs has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Accordingly, a person may not (a) make, offer or invite applications for the issue, sale or purchase of common shares, preferred shares, common ADSs or preferred ADSs within, to or from Australia (including an offer or invitation which is received by a person in Australia) or (b) distribute or publish this prospectus supplement or any other prospectus, disclosure document, offering material or advertisement relating to the common shares, preferred shares, common ADSs or preferred ADSs in Australia, unless (i) the minimum aggregate consideration payable by each offeree is the U.S. dollar equivalent of at least A$500,000 (disregarding moneys lent by the offeror or its associates) or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act 2001 (CWLTH) of Australia; and (ii) such action complies with all applicable laws and regulations.

Kuwait

The common shares, preferred shares, common ADSs or preferred ADSs have not been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus and the offering and sale of the Common Stock in the State of Kuwait is restricted by law unless a license is obtained from the Kuwait Ministry of Commerce and Industry in accordance with Law 31 of 1990. Persons into whose possession this prospectus comes are required by us and the underwriters to inform themselves about and to observe such restrictions. Investors in the State of Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the common shares, preferred shares, common ADSs or preferred ADSs.

Qatar

This offering of common shares, preferred shares, common ADSs and preferred ADSs does not constitute a public offer of common shares, preferred shares, common ADSs or preferred ADSs in the State of Qatar under Law No. 5 of 2002 (the Commercial Companies Law). The common shares, preferred shares, common ADSs and preferred ADSs are only being offered to a limited number of investors who are willing and able to conduct an independent investigation of the risks involved in an investment in such common shares, preferred shares, common ADSs or preferred ADSs, or have sufficient knowledge of the risks involved in an investment in such common shares, preferred shares, common ADSs or preferred ADSs or are benefiting from preferential terms under a directed share program for directors, officers and employees. No transaction will be concluded in the jurisdiction of the State of Qatar.

United Arab Emirates

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED ARAB EMIRATES (EXCLUDING THE DUBAI INTERNATIONAL FINANCIAL CENTRE)

The common shares, preferred shares, common ADSs and preferred ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (U.A.E.) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the Dubai International Financial Centre set out below. The information contained in this prospectus supplement does not constitute a public offer of the common shares, preferred shares, common ADSs or preferred ADSs in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central

Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser. This prospectus supplement is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

NOTICE TO PROSPECTIVE INVESTORS IN THE DUBAI INTERNATIONAL FINANCIAL CENTRE

This statement relates to an “exempt offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This statement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement nor taken steps to verify the information set out in it, and has no responsibility for it. The common shares, preferred shares, common ADSs and preferred ADSs to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares, preferred shares, common ADSs or preferred ADSs offered should conduct their own due diligence on the common shares, preferred shares, common ADSs and preferred ADSs. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser. For the avoidance of doubt, the common shares, preferred shares, common ADSs and preferred ADSs are not interests in a “fund” or “collective investment scheme” within the meaning of either the Collective Investment Law (DIFC Law No. 1 of 2006) or the Collective Investment Rules Module of the Dubai Financial Services Authority Rulebook.

Saudi Arabia

Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a Saudi Investor) who acquires common shares, preferred shares, common ADSs or preferred ADSs pursuant to the offering should note that the offer of common shares, preferred shares, common ADSs and preferred ADSs is an exempt offer under sub-paragraph (3) of paragraph (a) of Article 16 of the “Offer of Securities Regulations” as issued by the Board of the Capital Market Authority resolution number 2-11-2004 dated October 4, 2004 and amended by the resolution of the Board of Capital Market Authority resolution number 1-33-2004 dated December 21, 2004 (the KSA Regulations). The common shares, preferred shares, common ADSs or preferred ADSs may be offered to no more than 60 Saudi Investors and the minimum amount payable per Saudi Investor must not be less than Saudi Riyal (SR) 1 million or an equivalent amount. The offer of the common shares, preferred shares, common ADSs and preferred ADSs is therefore exempt from the public offer provisions of the KSA Regulations, but is subject to the following restrictions on secondary market activity: (a) A Saudi Investor (the transferor) who has acquired common shares, preferred shares, common ADSs or preferred ADSs pursuant to this exempt offer may not offer or sell common shares, preferred shares, common ADSs or preferred ADSs to any person (referred to as a transferee) unless the price to be paid by the transferee for such common shares, preferred shares, common ADSs or preferred ADSs equals or exceeds SR1 million. (b) If the provisions of paragraph (a) cannot be fulfilled because the price of the common shares, preferred shares, common ADSs or preferred ADSs being offered or sold to the transferee has declined since the date of the original exempt offer, the transferor may offer or sell the common shares, preferred shares, common ADSs or preferred ADSs to the transferee if their purchase price during the period of the original exempt offer was equal to or exceeded SR1 million. (c) If the provisions of paragraphs (a) and (b) cannot be fulfilled, the transferor may offer or sell the common shares, preferred shares, common ADSs or preferred ADSs if he/she sells his entire holding of the common shares, preferred shares, common ADSs or preferred ADSs to one transferee.

Any resale or other transfer, or attempted resale or other transfer, made other than in compliance with the above-stated restrictions shall not be recognized by us.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The international underwriters may agree to allocate a number of common ADSs or preferred ADSs to international underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the international underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Other Relationships

In addition to the global offering, the international underwriters, the placement agents, the Brazilian underwriters and their respective affiliates have engaged in a variety of commercial and investment banking transactions from time to time with us for which we have paid customary fees and expenses, including financing transactions, bank guarantees and foreign exchange and derivative transactions, such as currency and interest swaps, and have provided advisory services for mergers and acquisitions and issuances of debt and equity in the local and international capital markets.

Fabio Colletti Barbosa, who is a member of our board of directors, is also the president of Grupo Santander Brasil, which is an affiliate of one of the international underwriters in this offering.

The addresses of the international underwriters for the international offering are as follows:

Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park New York, NY 10036 USA	Banco Bradesco BBI S.A. Avenida Paulista, 1450, 8th floor São Paulo, SP 01310-917 Brazil

Citigroup Group Global Markets Inc. 388 Greenwich Street New York, NY 10013 USA	Itaú USA Securities Inc. 767 Fifth Avenue, 50th floor New York, NY 10153 USA

Morgan Stanley & Co. Incorporated 1585 Broadway New York, NY 10036 USA	Santander Investment Securities Inc. 45 East 53rd Street New York, NY 10022 USA

BB-Banco de Investimento S.A. Rua Senador Dantas, 105, 36th Floor Rio de Janeiro, RJ 20231-923 Brazil

TAXATION

The following summary contains a description of material Brazilian and U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of preferred or common shares or ADSs by a holder thereof. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than Brazil and the United States.

This summary is based upon the tax laws of Brazil and the United States as in effect on the date of this prospectus supplement, which are subject to change (possibly with retroactive effect). This summary is also based upon the representations of the depositary and on the assumption that the obligations in the deposit agreement and any related documents will be performed in accordance with their respective terms.

This description is not a comprehensive description of the tax considerations that may be relevant to any particular investor, including tax considerations that arise from rules that are generally applicable to all taxpayers or to certain classes of investors or rules that investors are generally assumed to know.

Prospective purchasers of common or preferred shares or ADSs should consult their own tax advisors as to the tax consequences of the acquisition, ownership and disposition of common or preferred shares or ADSs.

There is no income tax treaty between the United States and Brazil. In recent years, the tax authorities of Brazil and the United States have held discussions that may culminate in such a treaty. We cannot predict, however, whether or when a treaty will enter into force or how it will affect the U.S. Holders of common or preferred shares or ADSs.

Brazilian Tax Considerations

General

The following discussion summarizes the material Brazilian tax consequences of the acquisition, ownership and disposition of preferred or common shares or ADSs, as the case may be, by a holder that is not deemed to be domiciled in Brazil for purposes of Brazilian taxation, also called a non-Brazilian holder.

Under Brazilian law, investors may invest in the preferred or common shares under Resolution No. 2,689 or under Law No. 4,131 of September 3, 1962.

The rules of Resolution No. 2,689 allow foreign investors to invest in almost all instruments and to engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are met. In accordance with Resolution No. 2,689, the definition of foreign investor includes individuals, legal entities, mutual funds and other collective investment entities, domiciled or headquartered abroad.

Pursuant to this rule, foreign investors must: (i) appoint at least one representative in Brazil with powers to perform actions relating to the foreign investment; (ii) complete the appropriate foreign investor registration form; (iii) register as a foreign investor with the CVM; and (iv) register the foreign investment with the Central Bank of Brazil.

Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank of Brazil or the CVM. In addition, securities trading is restricted to transactions carried out in the stock exchanges or organized over-the-counter markets licensed by the CVM.

Taxation of Dividends

Dividends paid by us, including stock dividends and other dividends paid in property to the depositary in respect of the ADSs, or to a non-Brazilian holder in respect of the preferred or common shares, are currently not subject to withholding income tax in Brazil, to the extent that such amounts are related to profits generated as of January 1, 1996. Dividends relating to profits generated prior to January 1, 1996 may be subject to Brazilian withholding income tax at varying rates, depending on the year the profits were generated.

We must pay to our shareholders (including non-Brazilian holders of common or preferred shares or ADSs) interest on the amount of dividends payable to them, at the SELIC rate, from the end of each fiscal year through the date of effective payment of those dividends. These interest payments are considered as fixed-yield income and are subject to withholding income tax at varying rates depending on the length of period of interest accrual. The tax rate varies from 15%, in case of interest accrued for a period greater than 720 days, 17.5% in case of interest accrued for a period between 361 and 720 days, 20% in case of interest accrued for a period between 181 and 360 days, and to 22.5%, in case of interest accrued for a period up to 180 days. However, the withholding income tax is reduced to 15% in the case of a non-Brazilian holder of ADSs or common or preferred shares investing under Resolution No. 2,689 who is not resident or domiciled in a country or other jurisdiction that does not impose income tax or imposes it at a maximum income tax rate lower than 20% (“Low or Nil Tax Jurisdiction”) or, based on the position of the Brazilian tax authorities, a country or other jurisdiction where the local legislation does not allow access to information related to the shareholding composition of legal entities, to their ownership or to the identity of the effective beneficiary of the income attributed to shareholders (“Non-Transparency Rule”).

Taxation on Interest on Shareholders’ Equity

Any payment of interest on shareholders’ equity to holders of ADSs or preferred or common shares, whether or not they are Brazilian residents, is subject to Brazilian withholding income tax at the rate of 15% at the time we record such liability, whether or not the effective payment is made at that time. See “— Memorandum and Articles of Incorporation of Petrobras — Payment of Dividends and Interest on Shareholders’ Equity.” In the case of non-Brazilian residents that are resident in a Low or Nil Tax Jurisdiction (including in the view of Brazilian authorities the jurisdictions to which the Non-Transparency Rule applies), the applicable withholding income tax rate is 25%. The payment of interest at the SELIC rate that is applicable to payments of dividends applies equally to payments of interest on shareholders’ equity. The determination of whether or not we will make distributions in the form of interest on shareholders’ equity or in the form of dividends is made by our board of directors at the time distributions are to be made. We cannot determine how our board of directors will make these determinations in connection with future distributions.

Taxation of Gains

For purposes of Brazilian taxation on capital gains, two types of non-Brazilian holders have to be considered: (i) non-Brazilian holders of ADSs, preferred shares or common shares that are not resident or domiciled in a Low or Nil Tax Jurisdiction, and that, in the case of preferred or common shares have registered before the Central Bank of Brazil and the CVM in accordance with Resolution No. 2,689; and (ii) any other non-Brazilian holder, including non-Brazilian holders who invest in Brazil not in accordance with Resolution No. 2,689 (including registration under Law No. 4,131 of 1962) and who are resident or domiciled in a Low or Nil Tax Jurisdiction.

According to Law No. 10,833, dated December 29, 2003, capital gains realized on the disposition of assets located in Brazil by non-Brazilian holders, whether or not to other non-residents and whether made outside or within Brazil, may be subject to taxation in Brazil. With respect to the disposition of common or preferred shares, as they are assets located in Brazil, the non-Brazilian holder may be subject to income tax on any gains realized, following the rules described below, regardless of whether the transactions are conducted in Brazil or with a Brazilian resident. We understand the ADSs do not fall within the definition of assets located in Brazil for the purposes of this law, but there is still neither pronunciation from tax authorities nor judicial court rulings in this respect. Therefore, we are unable to predict whether such understanding will prevail in the courts of Brazil.

Although there are grounds to sustain otherwise, the deposit of preferred or common shares in exchange for ADSs may be subject to Brazilian taxation on capital gains if the acquisition cost of the preferred or common shares is lower than: (i) the average price per preferred or common share on a Brazilian stock exchange on which the greatest number of such shares were sold on the day of deposit; or (ii) if no preferred or common shares were sold on that day, the average price on the Brazilian stock exchange on which the greatest number of preferred or common shares were sold in the 15 trading sessions immediately preceding such deposit. In such a case, the difference between the amount previously registered and the average price of the preferred or common shares calculated as above, will be considered a capital gain.

The difference between the acquisition cost and the average price of the preferred or common shares calculated as described above will be considered to be a capital gain realized that is subject to taxation as described below. There are grounds to sustain that such taxation is not applicable with respect to non-Brazilian holders registered under the rules of Resolution No. 2,689 and not resident or domiciled in a Low or Nil Tax Jurisdiction.

The withdrawal of ADSs in exchange for preferred or common shares should not be considered as giving rise to a capital gain subject to Brazilian income tax, provided that on receipt of the underlying preferred or common shares, the non-Brazilian holder complies with the registration procedure with the Central Bank of Brazil.

Capital gains realized by a non-Brazilian holder on a sale or disposition of preferred or common shares carried out on a Brazilian stock exchange (which includes transactions carried out on the organized over-the-counter market) are:

(a)	exempt from income tax when the non-Brazilian holder (i) has registered its investment in accordance with Resolution No. 2,689 and (ii) is not resident or domiciled in a Low or Nil Tax Jurisdiction; or

(b)	in all other cases, including a case of capital gains realized by a non-Brazilian holder that is not registered in accordance with Resolution No. 2,689 and/or is resident or domiciled in a Low or Nil Tax Jurisdiction, subject to income tax at a 15% rate. In these cases, a withholding income tax at a rate of 0.005% of the sale value is levied on the transaction which can be offset against the eventual income tax due on the capital gain.

Any capital gains realized on a disposition of preferred or common shares that is carried out outside the Brazilian stock exchange are subject to income tax at the rate of 15%, or 25% in case of gains realized by a non-Brazilian holder that is domiciled or resident in a Low or Nil Tax Jurisdiction or a jurisdiction to which the Non-Transparency Rule applies. In this last case, for the capital gains related to transactions conducted on the Brazilian non-organized over-the-counter market with intermediation, the withholding income tax of 0.005% will also apply and can be offset against the eventual income tax due on the capital gain.

In the case of a redemption of preferred or common shares or ADSs or a capital reduction made by us, the positive difference between the amount received by the non-Brazilian holder and the acquisition cost of the preferred or common shares or ADSs redeemed or reduced is treated as capital gain derived from the sale or exchange of shares not carried out on a Brazilian stock exchange market and is therefore generally subject to income tax at the rate of 15% or 25%, as the case may be.

Any exercise of preemptive rights relating to the preferred or common shares will not be subject to Brazilian taxation. Any gain on the sale or assignment of preemptive rights will be subject to Brazilian income taxation according to the same rules applicable to the sale or disposition of preferred or common shares.

No assurance can be made that the current preferential treatment of non-Brazilian holders of the ADSs and some non-Brazilian holders of the preferred or common shares under Resolution No. 2,689 will continue to apply in the future.

Clarifications on Non-Brazilian Holders Resident or Domiciled in a Low or Nil Tax Jurisdiction

Law No. 9,779 of January 1, 1999 states that, except for limited prescribed circumstances, income derived from transactions by a person resident or domiciled in a Low or Nil Tax Jurisdiction will be subject to withholding income tax at the rate of 25%. A Low or Nil Tax Jurisdiction is generally considered to be a country or other jurisdiction which does not impose any income tax or which imposes such tax at a maximum rate lower than 20%. Under certain circumstances, the Non-Transparency Rule is also taken into account for determining whether a country or other jurisdiction is a Low or Nil Tax Jurisdiction. In addition, Law No. 11,727 of June 23, 2008 introduced the concept of a “privileged tax regime”, which is defined as a tax regime which (i) does not tax income or taxes it at a maximum rate lower than 20%; (ii) grants tax benefits to non-resident entities or individuals (a) without the requirement to carry out a substantial economic activity in the country or other jurisdiction or (b) contingent on the non-exercise of a substantial economic activity in the country or other jurisdiction; or (iii) does not tax or that taxes foreign source income at a maximum rate lower than 20%; or (iv) does not provide access to information related to shareholding composition, ownership of assets and rights or economic transactions carried out. We believe that the best interpretation of Law No. 11,727/08 is that the new concept of a “privileged tax regime” will apply solely for purposes of the transfer pricing rules in export and import transactions and the thin capitalization rules and, would therefore generally not have an impact on the taxation of a non-Brazilian holder of preferred or common shares or ADSs, as discussed herein. However, we are unable to ascertain whether the privileged tax regime concept will also apply in the context of the rules applicable to Low or Nil Tax Jurisdictions, although the Brazilian tax authorities appear to agree with our position, in view of the provisions of the recently introduced Normative Ruling No. 1,037 of June 4, 2010.

Taxation of Foreign Exchange Transactions (IOF/Exchange)

Brazilian law imposes the IOF/Exchange on the conversion of reais into foreign currency and on the conversion of foreign currency into reais. Currently, for most foreign currency exchange transactions, the rate of IOF/Exchange is 0.38%. However, transactions in respect of investments carried out in the Brazilian financial and capital markets, including those made by a non-Brazilian holder in accordance with Resolution No. 2,689, are currently subject to the IOF/Exchange at a rate of (a) 2% for the inflow of funds and (b) 0% for the outflow of resources from Brazil related to these type of investments, including payments of dividends and interest on shareholders’ equity and the repatriation of funds invested in the Brazilian market. In any case, the Brazilian Executive Branch may increase such rates at any time, up to 25%, but not with retroactive effect.

Taxation on Bonds and Securities Transactions (IOF/Bonds)

Brazilian law imposes IOF/Bonds on transactions involving equity securities, bonds and other securities, including those carried out on a Brazilian stock exchange. The rate of IOF/Bonds applicable to transactions involving preferred or common shares is currently zero. However, the Brazilian government may increase such rate at any time up to 1.5% of the transaction amount per day, but the tax cannot be applied retroactively. The deposit of preferred or common shares for issuance of ADSs is subject to IOF/Bonds at a rate of 1.5%.

Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of preferred or common shares or ADSs by a non-Brazilian holder, except for gift and inheritance taxes which are levied by certain states of Brazil on gifts made or inheritances bestowed by a non-Brazilian holder to individuals or entities resident or domiciled within such states in Brazil. There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of preferred or common shares or ADSs.

Registered Capital

The amount of an investment in preferred or common shares held by a non-Brazilian holder who obtains registration under Resolution No. 2,689, or by the depositary representing such holder, is eligible for registration with the Central Bank of Brazil; such registration (the amount so registered being called registered capital) allows the remittance outside Brazil of foreign currency, converted at the commercial market rate, acquired with the proceeds of distributions on, and amounts realized with respect to dispositions of, such preferred or common shares. The registered capital for each preferred or common share purchased as part of the international offering or purchased in Brazil after the date hereof, and deposited with the depositary will be equal to its purchase price (in U.S. dollars). The registered capital for a preferred or common share that is withdrawn upon surrender of an ADS will be the U.S. dollar equivalent of:

•	the average price of a preferred or common share on the Brazilian stock exchange on which the greatest number of such shares were sold on the day of withdrawal; or

•	if no preferred or common shares were sold on that day, the average price on the Brazilian stock exchange on which the greatest number of preferred or common shares were sold in the 15 trading sessions immediately preceding such withdrawal.

The U.S. dollar value of the average price of preferred or common shares is determined on the basis of the average of the U.S. dollar/real commercial market rates quoted by the Central Bank of Brazil information system on that date (or, if the average price of preferred or common shares is determined under the second option above, the average of such average quoted rates on the same 15 dates used to determine the average price of preferred or common shares).

A non-Brazilian holder of preferred or common shares may experience delays in effecting such registration, which may delay remittances abroad. Such a delay may adversely affect the amount, in U.S. dollars, received by the non-Brazilian holder. See “Item 3. Key Information—Risk Factors—Risks Relating to Our Equity and Debt Securities” in our annual report on Form 20-F for the year ended December 31, 2009.

U.S. Federal Income Tax Considerations

The following discussion is a general summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of common or preferred shares or ADSs, based on the U.S. Internal Revenue Code of 1986, as amended (the Code), its legislative history, existing and proposed U.S. Treasury regulations promulgated thereunder, published rulings by the U.S. Internal Revenue Service (IRS), and court decisions, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to hold or dispose of common or preferred shares or ADSs. This summary applies only to purchasers of common or preferred shares or ADSs who hold the common or preferred shares or ADSs as “capital assets” (generally, property held for investment), and does not apply to special classes of holders such as dealers or traders in securities or currencies, holders whose functional currency is not the U.S. dollar, holders of 10% or more of our shares (taking into account shares held directly or through depositary arrangements), tax-exempt organizations, financial institutions, holders liable for the alternative minimum tax, securities traders who elect to account for their investment in common or preferred shares or ADSs on a mark-to-market basis, persons that enter into a constructive sale transaction with respect to common or preferred shares or ADSs, and persons holding common or preferred shares or ADSs in a hedging transaction or as part of a straddle or conversion transaction.

Shares of our preferred stock will be treated as equity for U.S. federal income tax purposes. In general, a holder of an ADS will be treated as the holder of the shares of common or preferred stock represented by those ADSs for U.S. federal income tax purposes, and no gain or loss will be recognized if you exchange ADSs for the shares of common or preferred stock represented by that ADS.

In this discussion, references to ADSs refer to ADSs with respect to both common and preferred shares, and references to a “U.S. Holder” are to a holder of an ADS that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof, or the District of Columbia; or

•	otherwise subject to U.S. federal income taxation on a net basis with respect to the shares or the ADS.

•	If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common or preferred stock or ADSs, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding shares of our common or preferred stock or ADSs should consult their own independent tax advisors.

Taxation of Distributions

A U.S. Holder will recognize ordinary dividend income for U.S. federal income tax purposes in an amount equal to the amount of any cash and the value of any property we distribute as a dividend to the extent that such distribution is paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, when such distribution is received by the custodian, or by the U.S. Holder in the case of a holder of common or preferred shares. The amount of any distribution will include the amount of Brazilian tax withheld on the amount distributed, and the amount of a distribution paid in reais will be measured by reference to the exchange rate for converting reais into U.S. dollars in effect on the date the distribution is received by the custodian, or by a U.S. Holder in the case of a holder of common or preferred shares. If the custodian, or U.S. Holder in the case of a holder of common or preferred shares, does not convert such reais into U.S. dollars on the date it receives them, it is possible that the U.S. Holder will recognize foreign currency loss or gain, which would be U.S. source ordinary loss or gain, when the reais are converted into U.S. dollars. Dividends paid by us will not be eligible for the dividends received deduction allowed to corporations under the Code.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by a non-corporate U.S. Holder prior to January 1, 2011, with respect to the ADSs will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends.” Dividends paid on the ADSs will be treated as qualified dividends if (i) the ADSs are readily tradable on an established securities market in the United States and (ii) the Company was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a “passive foreign investment company” as defined for U.S. federal income tax purposes (a PFIC). The ADSs are listed on the New York Stock Exchange, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on the Company’s audited financial statements and relevant market and shareholder data, the Company believes that it should not be treated as a PFIC for U.S. federal income tax purposes with respect to its 2009 taxable year. In addition, based on the Company’s audited financial statements and its current expectations regarding the value and nature of its assets, the sources and nature of its income, and relevant market and shareholder data, the Company does not anticipate becoming a PFIC for its 2010 taxable year. Based on existing guidance, it is not clear whether dividends received with respect to the shares will be treated as qualified dividends, because the shares are not themselves listed on a U.S. exchange. In addition, the U.S. Treasury has announced its intention to promulgate rules pursuant to which holders of ADSs and intermediaries through whom such securities are held will be permitted to rely on certifications from issuers to treat dividends as qualified for tax reporting purposes. Because such procedures have not yet been issued, it is not clear whether the Company would be able to comply with these procedures. U.S. Holders of our ADSs should consult their own tax advisors regarding the availability of the reduced dividend tax rate in the light of their particular circumstances.

Distributions out of earnings and profits with respect to the shares or ADSs generally will be treated as dividend income from sources outside of the United States and generally will be treated as “passive category income” for U.S. foreign tax credit purposes. Subject to certain limitations, Brazilian income tax withheld in connection with any distribution with respect to the shares or ADSs may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder, or, at the U.S. Holder’s election, such Brazilian withholding tax may be taken as a deduction against taxable income. A U.S. foreign tax credit may not be allowed for Brazilian withholding tax imposed in respect of certain short-term or hedged positions in securities or in respect of arrangements in which a U.S. Holder’s expected economic profit is insubstantial. U.S. Holders should consult their own tax advisors regarding the availability of the U.S. foreign tax credit, including the translation of reais into U.S. dollar for these purposes, in light of their particular circumstances.

Holders of ADSs that are foreign corporations or nonresident alien individuals (non-U.S. Holders) generally will not be subject to U.S. federal income tax, including withholding tax, on distributions with respect to shares or ADSs that are treated as dividend income for U.S. federal income tax purposes unless such dividends are effectively connected with the conduct by the holder of a trade or business in the United States.

Holders of shares and ADSs should consult their own tax advisers regarding the availability of the reduced dividend tax rate in the light of the considerations discussed above and their own particular circumstances.

Taxation of Capital Gains

Upon the sale or other disposition of a share or an ADS, a U.S. Holder will generally recognize U.S. source capital gain or loss for U.S. federal income tax purposes, equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in such share or ADS. Any gain or loss will be long-term capital gain or loss if the shares or ADSs have been held for more than one year. Non-corporate U.S. Holders of shares or ADSs may be eligible for a preferential rate of U.S. federal income tax in respect of long-term capital gains. Capital losses may be deducted from taxable income, subject to certain limitations. For U.S. federal income tax purposes, such disposition would not result in foreign source-income to a U.S. Holder. As a result, a U.S. Holder may not be able to use the foreign tax credit associated with any Brazilian income taxes imposed on such gains, unless such holder can use the credit against U.S. tax due on other foreign-source income. U.S. Holders should consult their own tax advisors regarding the availability of the U.S. foreign tax credit, including the translation of reais into U.S. dollar for purposes of their investment in our shares or ADSs.

A non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale or other disposition of a share or an ADS, unless:

•	such gain is effectively connected with the conduct by the holder of a trade or business in the United States; or

•	such holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

Information Reporting and Backup Withholding

The payment of dividends on, and proceeds from the sale or other disposition of, the ADSs or common or preferred shares to a U.S. Holder within the United States (or through certain U.S. related financial intermediaries) will generally be subject to information reporting unless the U.S. Holder is a corporation or other exempt recipient. Such dividends and proceeds may be subject to backup withholding unless the U.S. Holder (i) is a corporation or other exempt recipient, or (ii) timely provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Backup withholding is not an additional tax. The amount of any backup withholding collected from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, so long as the required information is properly furnished to the IRS.

U.S. Holders should consult their own tax advisors about any additional reporting requirements that may arise as a result of their purchasing, holding or disposing of our ADSs, or common or preferred shares.

A non-U.S. Holder generally will be exempt from these information reporting requirements and backup withholding tax, but may be required to comply with certain certification and identification procedures in order to establish its eligibility for such exemption.
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EXPENSES OF THE GLOBAL OFFERING

We estimate that the expenses in connection with the global offering, other than underwriting discounts, commissions and fees, will be as follows:

Expense	Amount (U.S.$)

SEC registration fee	U.S.$	1,675,336
Brazilian offering fees and expenses, including CVM fee		136,727,172
Printing and engraving expenses		267,584
Legal fees and expenses		1,163,196
Accountant fees and expenses		174,479
Miscellaneous costs and “road show” expenses		8,281,910

Total	U.S.$	148,289,678

All amounts in the above table, except for the SEC registration fee and the CVM fee, are estimated and accordingly are subject to change.

DIFFICULTIES OF ENFORCING CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

Petrobras is a sociedade de economia mista (mixed capital company), a public sector company with some private sector ownership, established under the laws of Brazil. In addition, a substantial portion of the assets of Petrobras are located outside the Unites States, and at any time all of its executive officers and directors, and certain advisors named in this prospectus supplement, may reside outside the United States. As a result, it may not be possible for you to effect service of process on any of those persons within the United States. In addition, it may not be possible for you to enforce a judgment of a United States court for civil liability based upon the United States federal securities laws against any of those persons outside the United States.

Machado, Meyer, Sendacz e Opice — Advogados, our special Brazilian counsel, has advised us that, subject to the requirements described below, judgments of United States courts for civil liabilities based upon the United States federal securities laws may be enforced in Brazil. A judgment against Petrobras or the other persons described above obtained outside Brazil would be enforceable in Brazil, without reconsideration of the merits, only if the judgment satisfies certain requirements and receives confirmation from the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). The foreign judgment will only be confirmed if:

•	it fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	it is for the payment of a sum certain of money;

•	it was issued by a competent court in the jurisdiction where the judgment was awarded after service of process was properly made in accordance with applicable law;

•	it is not subject to appeal;

•	it is authenticated by a Brazilian consular office in the country where it was issued, and is accompanied by a sworn translation into Portuguese; and

•	it is not contrary to Brazilian national sovereignty, public policy or good morals.

Notwithstanding the foregoing, no assurance can be given that such confirmation would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. federal securities laws with respect to the shares or the ADSs.

Machado, Meyer, Sendacz e Opice — Advogados has also advised us that:

•	original actions based on the U.S. federal securities laws may be brought in Brazilian courts and that, subject to Brazilian public policy and national sovereignty, Brazilian courts may enforce liabilities in such actions against Petrobras, certain of its directors and officers and the advisors named herein;

•	if an investor resides outside Brazil and owns no real property in Brazil, he or she must provide a bond sufficient to guarantee court costs and legal fees, including the defendant’s attorneys’ fees, as determined by the Brazilian court, in connection with litigation in Brazil, except in the case of the enforcement of a foreign judgment which has been confirmed by the Brazilian Superior Court of Justice;

•	Brazilian law limits an investor’s ability as a judgment creditor of Petrobras to satisfy a judgment against Petrobras by attaching certain of its assets; and

•	certain of Petrobras’ exploration and production assets may be subject to reversion to the Brazilian federal government under Petrobras’ concession agreements. Such assets, under certain circumstances, may not be subject to attachment or execution.

VALIDITY OF THE SECURITIES

The validity of our common shares and preferred shares and certain legal matters with respect to Brazilian law will be passed upon for us by Machado, Meyer, Sendacz e Opice — Advogados, and certain legal matters with respect to Brazilian law will be passed upon for the international underwriters by Mattos Filho Veiga Filho Marrey Jr. e Quiroga Advogados. Certain legal matters with respect to U.S. federal law will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, and for the international underwriters by Shearman & Sterling LLP.

EXPERTS

The consolidated financial statements of Petrobras and its subsidiaries and PifCo and its subsidiaries as of and for the years ended December 31, 2009, 2008 and 2007, and management’s assessments of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated in this prospectus supplement by reference to the combined Petrobras and PifCo annual report on Form 20-F for the year ended December 31, 2009 in reliance upon the report of KPMG Auditores Independentes, an independent registered public accounting firm, and upon the authority of KPMG Auditores Independentes as experts in accounting and auditing.

With respect to the unaudited interim financial statements of Petrobras as of June 30, 2010 and for the six-month periods ended June 30, 2010 and June 30, 2009, which are incorporated by reference herein, KPMG Auditores Independentes has reported that it applied limited procedures in accordance with professional standards for a review of such information. However, its reports included in the Petrobras Form 6-K furnished to the SEC on August 25, 2010, and incorporated by reference herein, state that it did not audit and it does not express an opinion on that interim financial information. Accordingly, the degree of reliance on its reports on such information should be restricted in light of the limited nature of the review procedures applied. KPMG Auditores Independentes is not subject to the liability provisions of Section 11 of the Securities Act for its reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

PROSPECTUS

Petróleo Brasileiro S.A. – Petrobras

Debt Securities, Warrants,
Preferred Shares,
Preferred Shares represented by American Depositary Shares,
Common Shares,
Common Shares represented by American Depositary Shares,
Mandatory Convertible Securities and
Guaranties

Petrobras International Finance Company

Debt Securities, accompanied by Guaranties of Petrobras

Debt Warrants, accompanied by
Guaranties of Petrobras

Petróleo Brasileiro S.A. – Petrobras may from time to time offer debt securities, warrants, preferred shares, common shares, mandatory convertible securities and guaranties, and Petrobras International Finance Company may issue debt securities accompanied by guaranties of Petrobras and debt warrants accompanied by guaranties of Petrobras. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When we offer securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

December 11, 2009

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, references to “Petrobras” mean Petróleo Brasileiro S.A. and its consolidated subsidiaries taken as a whole and references to “PifCo” mean Petrobras International Finance Company and its consolidated subsidiaries taken as a whole. Terms such as “we”, “us” and “our” generally refer to Petróleo Brasileiro S.A. and Petrobras International Finance Company, unless the context requires otherwise.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (which we refer to as the SEC) utilizing a “shelf” registration process. Under this shelf process, Petrobras may sell any combination of debt securities, warrants, preferred shares, common shares and securities mandatorily convertible into its preferred or common shares, and PifCo may sell debt securities accompanied by guaranties of Petrobras and debt warrants accompanied by guaranties of Petrobras in one or more offerings. Any preferred shares or common shares of Petrobras, in one or more offerings, may be in the form of American depositary shares (which we refer to as ADSs) evidenced by American depositary receipts (which we refer to as ADRs).

This prospectus only provides a general description of the securities that we may offer. Each time we offer securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

Many statements made or incorporated by reference in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are not based on historical facts and are not assurances of future results. Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words, such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimate” and “potential,” among others. We have made forward-looking statements that address, among other things, our:

•	regional marketing and expansion strategy;

•	drilling and other exploration activities;

•	import and export activities;

•	projected and targeted capital expenditures and other costs, commitments and revenues;

•	liquidity; and

•	development of additional revenue sources.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, among other things:

•	our ability to obtain financing;

•	general economic and business conditions, including crude oil and other commodity prices, refining margins and prevailing exchange rates;

•	global economic conditions;

•	our ability to find, acquire or gain access to additional reserves and to successfully develop our current ones;

•	uncertainties inherent in making estimates of our oil and gas reserves including recently discovered oil and gas reserves;

•	competition;

•	technical difficulties in the operation of our equipment and the provision of our services;

•	changes in, or failure to comply with, laws or regulations;

•	receipt of governmental approvals and licenses;

•	international and Brazilian political, economic and social developments;

•	military operations, acts of terrorism or sabotage, wars or embargoes;

•	the cost and availability of adequate insurance coverage; and

•	other factors identified under “Risk Factors” in our reports filed with the SEC that are incorporated by reference in this prospectus.

These statements are not guaranties of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecast in any forward-looking statements as a result of a variety of factors, including those in “Risk Factors” as set forth in any prospectus supplement and in documents incorporated by reference in this prospectus.

All forward-looking statements are expressly qualified in their entirety by this cautionary statement, and you should not place reliance on any forward-looking statement contained in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

PETROBRAS

Petróleo Brasileiro S.A. — Petrobras was incorporated in 1953 and is one of the world’s largest integrated oil and gas companies. Petrobras is controlled by the Brazilian federal government, but its common and preferred shares are publicly traded. Petrobras engages in a broad range of oil and gas activities covering the following segments of its operations:

•	Exploration and Production — This segment encompasses oil and gas exploration, development and production activities in Brazil, sales and transfers of crude oil in domestic and foreign markets, transfers of natural gas to the Gas and Energy segment and sales of oil products produced at natural gas processing plants.

•	Supply — This segment comprises Petrobras’ downstream activities in Brazil, including refining, logistics, transportation, export and purchase of crude oil, as well as the purchase and sale of oil products and ethanol. Additionally, this segment includes the petrochemical and fertilizers division, which includes investments in domestic petrochemical companies and two domestic fertilizer plants.

•	Distribution — This segment encompasses the oil product and ethanol distribution activities conducted by Petrobras’ majority owned subsidiary, Petrobras Distribuidora S.A.-BR, in Brazil.

•	Gas and Energy — This segment consists primarily of the purchase, sale and transportation and distribution of natural gas produced in or imported into Brazil. This segment also includes Petrobras’ participation in domestic natural gas transportation, natural gas distribution and thermoelectric power generation.

•	International — This segment comprises Petrobras’ international activities conducted in several countries, which include Exploration and Production, Supply (refining, petrochemicals and fertilizers), Distribution and Gas and Energy.

•	Corporate — This segment includes financing activities not attributable to other segments, including corporate financial management, central administrative overhead and actuarial expenses related to Petrobras’ pension and health care plans for non-active participants.

Petrobras’ principal executive office is located at Avenida República do Chile, 65 20031-912 — Rio de Janeiro — RJ, Brazil, and its telephone number is (55-21) 3224-4477.

PIFCO

PifCo is a wholly-owned subsidiary of Petrobras, incorporated under the laws of the Cayman Islands. PifCo is an exempted company incorporated with limited liability. PifCo purchases crude oil and oil products from third parties and sells them at a premium to Petrobras on a deferred payment basis. PifCo also purchases crude oil and oil products from Petrobras and sells them outside Brazil. Accordingly, intercompany activities and transactions, and therefore PifCo’s financial position and results of operations, are affected by decisions made by Petrobras. Additionally, PifCo sells and purchases crude oil and oil products to and from third parties and related parties mainly outside Brazil. PifCo engages in borrowings in international capital markets supported by Petrobras, primarily through guaranties.

PifCo’s registered office is located at Harbour Place, 103 South Church Street, 4th Floor, PO Box 1034GT, George Town, Grand Cayman, Cayman Islands, and its telephone number is (55-21) 3487-2375.

THE SECURITIES

Petrobras may from time to time offer under this prospectus, separately or together:

•	senior or subordinated debt securities that may be convertible into our common shares or preferred shares, which may be in the form of ADSs and evidenced by ADRs;

•	securities that are mandatorily convertible into preferred or common shares (or ADSs representing our preferred or common shares);

•	common shares, which may be represented by ADSs;

•	preferred shares, which may be represented by ADSs;

•	warrants to purchase common shares, which may be represented by ADSs;

•	warrants to purchase preferred shares, which may be represented by ADSs;

•	warrants to purchase debt securities; and

•	guaranties accompanying debt securities, including debt warrants, of PifCo.

PifCo may from time to time offer under this prospectus:

•	senior or subordinated debt securities, accompanied by guaranties of Petrobras or other credit enhancements, including letters of credit, political risk insurance or other similar instruments; and

•	warrants to purchase debt securities, accompanied by guaranties of Petrobras, including letters of credit, political risk insurance or other similar instruments.

LEGAL OWNERSHIP

In this prospectus and in any attached prospectus supplement, when we refer to the “holders” of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any warrant agent, any transfer agent, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our securities, except as may be specifically provided for in a warrant agreement, warrant certificate, deposit agreement or other contract governing the securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

If we choose to issue preferred shares or common shares, they may be evidenced by ADRs and you will hold them indirectly through ADSs. The underlying preferred shares or common shares will be directly held by a depositary. Your rights and obligations will be determined by reference to the terms of the relevant deposit agreement. A copy of the deposit agreements, as amended from time to time, with respect to our preferred shares and common shares is on file with the SEC and incorporated by reference in this prospectus. You may obtain copies of the deposit agreements from the SEC’s Public Reference Room. See “Where You Can Find More Information.”

Street Name and Other Indirect Holders

Holding securities in accounts at banks or brokers is called holding in “street name.” If you hold our securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

•	how it handles payments and notices with respect to the securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the securities;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we choose to issue our securities, in whole or in part, in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether the securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the securities and instead deal only with the depositary that holds the global security.

You should be aware that if our securities are issued only in the form of global securities:

•	you cannot have the securities registered in your own name;

•	you cannot receive physical certificates for your interest in the securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities;

•	you may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee, any warrant agent, any transfer agent and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee, any warrant agent, any transfer agent and any registrar also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our securities will terminate and interests in it will be exchanged for physical certificates representing the securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security representing our securities are:

•	when the depositary notifies us that it is unwilling or unable to continue as depositary and we do not or cannot appoint a successor depositary within 90 days;

•	when we notify the trustee that we wish to terminate the global security; or

•	when an event of default on debt securities has occurred and has not been cured. (Defaults are discussed later under “Description of Debt Securities — Events of Default.”)

The prospectus supplement may also list additional situations for terminating a global security that would apply to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us, the trustee, any warrant agent, any transfer agent or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this document, “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection starting on page 5 entitled “Street Name and Other Indirect Holders.”

DESCRIPTION OF DEBT SECURITIES

The following briefly summarizes the material provisions of the debt securities and the Petrobras or PifCo indenture that will govern the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. This summary is subject to, and qualified in its entirety by reference to, the provisions of such indenture, the debt securities and the prospectus supplement relating to each series of debt securities.

Indenture

Any debt securities that we issue will be governed by a document called an indenture. The indenture is a contract entered into between any one of us and a trustee, currently The Bank of New York Mellon (formerly the Bank of New York). The trustee has two main roles:

•	first, the trustee can enforce your rights against us if we default, although there are some limitations on the extent to which the trustee acts on your behalf that are described under “Default and Related Matters — Events of Default — Remedies if an Event of Default Occurs”; and

•	second, the trustee performs administrative duties for us, such as sending interest payments to you, transferring your debt securities to a new buyer if you sell and sending notices to you.

Each of the Petrobras and PifCo indentures and their associated documents contain the full legal text of the matters described in this section. We have agreed that New York law governs the indenture and the debt securities. We have filed a copy of the Petrobras indenture and PifCo indenture with the SEC as exhibits to our registration statement. We have consented to the non-exclusive jurisdiction of any U.S. federal court sitting in the borough of Manhattan in the City of New York, New York, United States and any appellate court from any thereof.

Types of Debt Securities

Together or separately, we may issue as many distinct series of debt securities under our indentures as are authorized by the corporate bodies that are required under applicable law and our corporate organizational documents to authorize the issuance of debt securities. Specific issuances of debt securities will also be governed by a supplemental indenture, an officer’s certificate or a document evidencing the authorization of any such corporate body. This section summarizes material terms of the debt securities that are common to all series and to each of the Petrobras and PifCo indentures, unless otherwise indicated in this section and in the prospectus supplement relating to a particular series.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definition of various terms used in the indenture. For example, we describe the meanings for only the more important terms that have been given special meanings in the indenture. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of our indentures in this prospectus or in any prospectus supplement, those sections or defined terms are incorporated by reference herein or in such prospectus supplement.

We may issue the debt securities at par, at a premium or as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. We may also issue the debt securities as indexed securities or securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We will describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement(s).

In addition, the material financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement(s) relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the applicable prospectus supplement(s).

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the debt securities of the series;

•	any limit on the aggregate principal amount of the debt securities of the series (including any provision for the future offering of additional debt securities of the series beyond any such limit);

•	whether the debt securities will be issued in registered or bearer form;

•	whether the debt securities will be accompanied by a guaranty or other credit enhancements, including letters of credit, political risk insurance or other similar instruments;

•	the date or dates on which the debt securities of the series will mature and any other date or dates on which we will pay the principal of the debt securities of the series;

•	the annual rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which that interest will accrue;

•	the date or dates on which any interest on the debt securities of the series will be payable and the regular record date or dates we will use to determine who is entitled to receive interest payments;

•	the place or places where the principal and any premium and interest in respect of the debt securities of the series will be payable;

•	any period or periods during which, and the price or prices at which, we will have the option to redeem or repurchase the debt securities of the series and the other material terms and provisions applicable to our redemption or repurchase rights;

•	whether the debt securities will be senior or subordinated securities;

•	whether the debt securities will be our secured or unsecured obligations;

•	any obligation we will have to redeem or repurchase the debt securities of the series, including any sinking fund or analogous provision, the period or periods during which, and the price or prices at which, we would be required to redeem or repurchase the debt securities of the series and the other material terms and provisions applicable to our redemption or repurchase obligations;

•	if other than $1,000 or an even multiple of $1,000, the denominations in which the series of debt securities will be issuable;

•	if other than U.S. dollars, the currency in which the debt securities of the series will be denominated or in which the principal of or any premium or interest on the debt securities of the series will be payable;

•	if we or you have a right to choose the currency, currency unit or composite currency in which payments on any of the debt securities of the series will be made, the currency, currency unit or composite currency that we or you may elect, the period during which we or you must make the election and the other material terms applicable to the right to make such elections;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series that will be payable upon a declaration of acceleration of the maturity of the debt securities of the series;

•	any index or other special method we will use to determine the amount of principal or any premium or interest on the debt securities of the series;

•	the applicability of the provisions described under “Defeasance and Discharge”;

•	if we issue the debt securities of the series in whole or part in the form of global securities as described under “Legal Ownership — Global Securities”, the name of the depositary with respect to the debt securities of the series, and the circumstances under which the global securities may be registered in the name of a person other than the depositary or its nominee if other than those described under “Legal Ownership — Global Securities”;

•	whether the debt securities will be convertible or exchangeable at your option or at our option into equity securities, and, if so, the terms and conditions of conversion or exchange;

•	any covenants to which we will be subject with respect to the debt securities of the series; and

•	any other special features of the debt securities of the series that are not inconsistent with the provisions of the indenture.

In addition, the prospectus supplement will state whether we will list the debt securities of the series on any stock exchange(s) and, if so, which one(s).

Additional Mechanics

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in denominations that are even multiples of $1,000 and in global registered form. (Petrobras Section 3.02; PifCo Section 3.02)

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange. (Petrobras Section 3.05; PifCo Section 3.05)

You may exchange or transfer your registered debt securities at the office of the trustee. The trustee will maintain an office in New York, New York. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also register transfers of the registered debt securities. (Petrobras Section 3.05; PifCo Section 3.05)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. Petrobras may also approve a change in the office through which any transfer agent acts. (Petrobras Section 10.02; PifCo Section 10.03)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities in order to freeze the list of holders to prepare the mailing during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Petrobras Section 3.05; PifCo Section 3.05)

Payment and Paying Agents

If your debt securities are in registered form, we will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about a day in advance of the interest due date, is called the “regular record date” and will be stated in the prospectus supplement. (Petrobras Section 3.07; PifCo Section 3.07)

We will pay interest, principal, additional amounts and any other money due on the registered debt securities at the corporate trust office of the trustee in New York City (which is currently located at 101 Barclay Street, 4E, New York, New York 10286, Attention: Global Trust Services - Americas) or at the office of The Bank of New York Mellon Trust (Japan) Ltd., a bank established under the laws of Japan (which is currently located at Fokoku Seimei Building, 2-2-2 Uchisaiwai-cho, Chiyoda-Ku, Tokyo 100-8580, Japan). You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between themselves how to compensate for the fact that we will pay all the interest for an interest period to, in the case of registered debt securities, the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro-rate interest fairly between the buyer and seller. This pro-rated interest amount is called “accrued interest.”

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for the debt securities of any series that you hold. (Petrobras Section 10.02; PifCo Section 10.03)

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Petrobras Section 1.06; PifCo Section 1.06)

Regardless of who acts as paying agent, all money that Petrobras pays to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to Petrobras. After that two-year period, direct holders may look only to Petrobras for payment and not to the trustee, any other paying agent or anyone else. (Petrobras Section 10.03)

Special Situations

Mergers and Similar Events

Under the indenture, except as described below, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell or lease substantially all of our assets to another entity or to buy or lease substantially all of the assets of another entity. No vote by holders of debt securities approving any of these actions is required, unless as part of the transaction we make changes to the indenture requiring your approval, as described later under “— Modification and Waiver.” We may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. We may take these actions even if they result in:

•	a lower credit rating being assigned to the debt securities; or

•	additional amounts becoming payable in respect of withholding tax, and the debt securities thus being subject to redemption at our option, as described later under “— Optional Tax Redemption.”

We have no obligation under the indenture to seek to avoid these results, or any other legal or financial effects that are disadvantageous to you, in connection with a merger, consolidation or sale or lease of assets that is permitted under the indenture.

Petrobras

Petrobras may merge into or consolidate with or convey, transfer or lease its property to another entity, provided that it may not take any of these actions unless all the following conditions are met:

•	If Petrobras merges out of existence or sell or lease its assets, the other entity must unconditionally assume its obligations on the debt securities, including the obligation to pay the additional amounts described under “Payment of Additional Amounts.” This assumption may be by way of a full and unconditional guaranty in the case of a sale or lease of substantially all of its assets.

•	Petrobras must indemnify you against any tax, assessment or governmental charge or other cost resulting from the transaction. This indemnification obligation only arises if the other entity is organized under the laws of a country other than the United States, a state thereof or Brazil.

•	Petrobras must not be in default on the debt securities immediately prior to such action and such action must not cause a default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described later under “Default and Related Matters — Events of Default — What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for notice of default or existence of defaults for a specified period of time were disregarded.

•	The entity to which Petrobras sells or leases such assets guaranties our obligations or the entity into which it merges or consolidates with must execute a supplement to the indenture, known as a supplemental indenture. In the supplemental indenture, the entity must promise to be bound by every obligation in the indenture. Furthermore, in this case, the trustee must receive an opinion of counsel stating that the entity’s guaranties are valid, that certain registration requirements applicable to the guaranties have been fulfilled and that the supplemental indenture complies with the Trust Indenture Act of 1939. The entity that guarantees our obligations must also deliver certain certificates and other documents to the trustee.

•	Petrobras must deliver certain certificates, opinions of its counsel and other documents to the trustee.

•	Petrobras must satisfy any other requirements specified in the prospectus supplement. (Petrobras Section 8.01)

PifCo

PifCo will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer substantially all of its properties, assets or revenues to any person or entity (other than a direct or indirect subsidiary of Petrobras) or permit any person (other than a direct or indirect subsidiary of PifCo) to merge with or into it unless:

•	either PifCo is the continuing entity or the person (the “successor company”) formed by the consolidation or into which PifCo is merged or that acquired or leased the property or assets of PifCo will assume (jointly and severally with PifCo unless PifCo will have ceased to exist as a result of that merger, consolidation or amalgamation), by a supplemental indenture (the form and substance of which will be previously approved by the trustee), all of PifCo’s obligations under the indenture and the notes;

•	the successor company (jointly and severally with PifCo unless PifCo will have ceased to exist as part of the merger, consolidation or amalgamation) agrees to indemnify each noteholder against any tax, assessment or governmental charge thereafter imposed on the noteholder solely as a consequence of the consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest, the notes;

•	immediately after giving effect to the transaction, no event of default, and no default has occurred and is continuing;

•	PifCo has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction complies with the terms of the indenture and that all conditions precedent provided for in the indenture and relating to the transaction have been complied with; and

•	PifCo must deliver a notice describing that transaction to Moody’s to the extent that Moody’s is at that time rating the notes.

Notwithstanding anything to the contrary in the foregoing, so long as no default or event of default under the indenture or the notes will have occurred and be continuing at the time of the proposed transaction or would result from the transaction:

•	PifCo may merge, amalgamate or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its properties, assets or revenues to a direct or indirect subsidiary of PifCo or Petrobras in cases when PifCo is the surviving entity in the transaction and the transaction would not have a material adverse effect on PifCo and its subsidiaries taken as a whole, it being understood that if PifCo is not the surviving entity, PifCo will be required to comply with the requirements set forth in the previous paragraph; or

•	any direct or indirect subsidiary of PifCo may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any person (other than PifCo or any of its subsidiaries or affiliates) in cases when the transaction would not have a material adverse effect on PifCo and its subsidiaries taken as a whole; or

•	any direct or indirect subsidiary of PifCo may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other direct or indirect subsidiary of PifCo or Petrobras; or

•	any direct or indirect subsidiary of PifCo may liquidate or dissolve if PifCo determines in good faith that the liquidation or dissolution is in the best interests of Petrobras, and would not result in a material adverse effect on PifCo and its subsidiaries taken as a whole and if the liquidation or dissolution is part of a corporate reorganization of PifCo or Petrobras.

It is possible that the U.S. Internal Revenue Service may deem a merger or other similar transaction to cause for U.S. federal income tax purposes an exchange of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval.  First, there are changes that cannot be made to your debt securities without your specific approval. These are the following types of changes:

•	change the stated maturity of the principal, interest or premium on a debt security;

•	reduce any amounts due on a debt security;

•	change any obligation to pay the additional amounts described under “Payment of Additional Amounts”;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair any of the conversion or exchange rights of your debt security;

•	impair your right to sue for payment, conversion or exchange;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive specified defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Petrobras Section 9.02; PifCo Section 9.02)

Changes Requiring a Majority Vote.  The second type of change to the indenture and the debt securities is the kind that requires a vote of approval by the holders of debt securities that together represent a majority of the outstanding principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect. For example, this vote would be required for us to obtain a waiver of all or part of any covenants described in an applicable prospectus supplement or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously beginning above under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Petrobras Sections 5.13 and 9.02; PifCo Sections 5.13 and 9.02)

Changes Not Requiring Approval.  The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications of ambiguities, omissions, defects and inconsistencies, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect, such as adding covenants, additional events of default or successor trustees. (Petrobras Section 9.01; PifCo Section 9.01)

Further Details Concerning Voting.  When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	Debt securities that we, any of our affiliates and any other obligor under the debt securities acquire or hold will not be counted as outstanding when determining voting rights.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement for that security.

•	For debt securities denominated in one or more foreign currencies, currency units or composite currencies, we will use the U.S. dollar equivalent as of the date on which such debt securities were originally issued.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described under “Defeasance and Discharge.” (Petrobras Section 14.02; PifCo Section 14.02)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or, if it sets the record date, the trustee may specify. We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Petrobras Section 1.04; PifCo Section 1.04)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Redemption and Repayment

Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in “Optional Tax Redemption” below, we will not be entitled to redeem your debt security before its stated maturity unless the applicable prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless the applicable prospectus supplement specifies one or more repayment dates.

If the applicable prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulae used to determine the redemption price(s). It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the applicable prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed, the trustee will choose the debt securities to be redeemed by lot, or in the trustee’s discretion, pro rata. (Petrobras Section 11.03; PifCo Section 11.03)

If the applicable prospectus supplement specifies a repayment date, your debt security will be repayable by us at your option on the specified repayment date(s) at the specified repayment price(s), together with interest accrued and any additional amounts to the repayment date. (Petrobras Section 11.04; PifCo Section 11.04)

In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above under “Additional Mechanics — Notices.”

If a debt security represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

In the event that the option of the holder to elect repayment as described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with Rule 14e-1 as then in effect to the extent it is applicable to us and the transaction.

Subject to any restrictions that will be described in the prospectus supplement, we or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Optional Tax Redemption

Unless otherwise indicated in a prospectus supplement, we may have the option to redeem, in whole but not in part, the debt securities where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, we would be required to pay additional amounts as described later under “Payment of Additional Amounts.” This applies only in the case of changes, executions or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and in the jurisdiction where we are incorporated. If succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor. (Petrobras Section 11.08; PifCo Section 11.08)

If the debt securities are redeemed, the redemption price for debt securities (other than original issue discount debt securities) will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities.

Conversion

Your debt securities may be convertible into or exchangeable for shares of our capital stock at your option or at our option, which may be represented by ADSs, or other securities if your prospectus supplement so provides. If your debt securities are convertible or exchangeable, your prospectus supplement will include provisions as to whether conversion or exchange is at your option or at our option. Your prospectus supplement would also include provisions regarding the adjustment of the number of securities to be received by you upon conversion or exchange.

Payment of Additional Amounts

Petrobras

Brazil (including any authority therein or thereof having the power to tax) may require Petrobras to withhold amounts from payments on the principal or any premium or interest on a debt security for taxes or any other governmental charges. If Brazil requires a withholding of this type, Petrobras is required, subject to the exceptions listed below, to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled. However, in order for you to be entitled to receive the additional amount, you must not be a resident of Brazil.

Petrobras will not have to pay additional amounts under any of the following circumstances:

•	The withholding is imposed only because the holder has some connection with Brazil other than the mere holding of the debt security or the receipt of the relevant payment in respect of the debt security.

•	In the case of Petrobras, the withholding is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for.

•	The amount is required to be deducted or withheld by any paying agent from a payment on or in respect of the debt security, if such payment can be made without such deduction or withholding by any other payment agent and Petrobras duly provides for such other paying agent.

•	The withholding is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge.

•	The withholding is for any taxes, duties, assessments or other governmental charges that are payable otherwise than by deduction or withholding from payments on the debt security.

•	The withholding is imposed or withheld because the holder or beneficial owner failed to comply with any of Petrobras’ requests for the following that the statutes, treaties, regulations or administrative practices of Brazil required as a precondition to exemption from all or part of such withholding:

–	to provide information about the nationality, residence or identity of the holder or beneficial owner; or

–	to make a declaration or satisfy any information requirements.

•	The holder is a fiduciary or partnership or other entity that is not the sole beneficial owner of the payment in respect of which the withholding is imposed, and the laws of Brazil require the payment to be included in the income of a beneficiary or settlor of such fiduciary or a member of such partnership or another beneficial owner who would not have been entitled to such additional amounts had it been the holder of such debt security.

•	Where any additional amounts are imposed on a payment on the debt securities to an individual and is required to be made pursuant to any European Union directive on the taxation of savings income relating to the directive approved by the European Parliament on March 14, 2002, or otherwise implementing the conclusions of the Economic and Financial Council of Ministers of the member states of the European Union (ECOFIN) Council meeting of November 26 and 27, 2000 or any law implementing or complying with, or introduced in order to conform to, any such directive.

The prospectus supplement relating to the debt securities may describe additional circumstances in which Petrobras would not be required to pay additional amounts. (Petrobras Section 10.04)

PifCo

Except as provided below, PifCo will make all payments of amounts due under the notes and the indenture and each other document entered into in connection with the notes and the indenture without withholding or deducting any present or future taxes, levies, deductions or other governmental charges of any nature imposed by Brazil, the jurisdiction of PifCo’s incorporation or any jurisdiction in which PifCo appoints a paying agent under the indenture, or any political subdivision of such jurisdictions (the “taxing jurisdictions”). If PifCo is required by law to withhold or deduct any taxes, levies, deductions or other governmental charges, PifCo will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay the noteholders any additional amounts necessary to ensure that they receive the same amount as they would have received without such withholding or deduction.

PifCo will not, however, pay any additional amounts in connection with any tax, levy, deduction or other governmental charge that is imposed due to any of the following (“excluded additional amounts”):

•	the noteholder has a connection with the taxing jurisdiction other than merely holding the notes or receiving principal or interest payments on the notes (such as citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the taxing jurisdiction);

•	any tax imposed on, or measured by, net income;

•	the noteholder fails to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the taxing jurisdiction, if (x) such compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or a part of the tax, levy, deduction or other governmental charge, (y) the noteholder is able to comply with such requirements without undue hardship and (z) at least 30 calendar days prior to the first payment date with respect to which such requirements under the applicable law, regulation, administrative practice or treaty will apply, PifCo has notified all noteholders that they will be required to comply with such requirements;

•	the noteholder fails to present (where presentation is required) its note within 30 calendar days after PifCo has made available to the noteholder a payment under the notes and the indenture, provided that PifCo will pay additional amounts which a noteholder would have been entitled to had the note owned by such noteholder been presented on any day (including the last day) within such 30 calendar day period;

•	any estate, inheritance, gift, value added, use or sales taxes or any similar taxes, assessments or other governmental charges;

•	where such taxes, levies, deductions or other governmental charges are imposed on a payment on the notes to an individual and are required to be made pursuant to any European Union Council Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such directive;

•	where the noteholder could have avoided such taxes, levies, deductions or other governmental charges by requesting that a payment on the notes be made by, or presenting the relevant notes for payment to, another paying agent of PifCo located in a member state of the European Union; or

•	where the noteholder would have been able to avoid the tax, levy, deduction or other governmental charge by taking reasonable measures available to such noteholder.

PifCo undertakes that, if European Council Directive 2003/48/EC or any other Directive implementing the conclusions of ECOFIN council meeting of November 26-27, 2000 is brought into effect, PifCo will ensure that it maintains a paying agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the Directive.

PifCo will pay any stamp, administrative, excise or property taxes arising in a taxing jurisdiction in connection with the execution, delivery, enforcement or registration of the notes and will indemnify the noteholders for any such stamp, administrative, excise or property taxes paid by noteholders. (PifCo Section 10.10)

Restrictive Covenants

Petrobras

The Petrobras indenture does not contain any covenants restricting the ability of Petrobras to make payments, incur indebtedness, dispose of assets, enter into sale and leaseback transactions, issue and sell capital stock, enter into transactions with affiliates, create or incur liens on Petrobras’ property or engage in business other than its present business. Restrictive covenants, if any, with respect to any securities of Petrobras will be contained in the applicable supplemental indenture and described in the applicable prospectus supplement with respect to those securities. (Petrobras Section 10)

PifCo

PifCo will be subject to the following covenants with respect to the notes:

Ranking

PifCo will ensure that the notes will at all times constitute its general senior, unsecured and unsubordinated obligations and will rank pari passu, without any preferences among themselves, with all of its other present and future unsecured and unsubordinated obligations (other than obligations preferred by statute or by operation of law). (PifCo Section 10.04)

Statement by Officers as to Default and Notices of Events of Default

PifCo (and each other obligor on the notes) will deliver to the trustee, within 90 calendar days after the end of its fiscal year, an officer’s certificate, stating whether or not to the best knowledge of its signers PifCo is in default on any of the terms, provisions and conditions of the indenture or the notes (without regard to any period of grace or requirement of notice provided under the indenture) and, if PifCo (or any obligor) are in default, specifying all the defaults and their nature and status of which the signers may have knowledge. Within 10 calendar days (or promptly with respect to certain events of default relating to PifCo’s insolvency and in any event no later than 10 calendar days) after PifCo becomes aware or should reasonably become aware of the occurrence of any default or event of default under the indenture or the notes, it will notify the trustee of the occurrence of such default or event of default. (PifCo Section 10.05)

Provision of Financial Statements and Reports

In the event that PifCo files any financial statements or reports with the SEC or publishes or otherwise makes such statements or reports publicly available in Brazil, the United States or elsewhere, PifCo will furnish a copy of the statements or reports to the trustee within 15 calendar days of the date of filing or the date the information is published or otherwise made publicly available.

PifCo will provide, together with each of the financial statements delivered as described in the preceding paragraph, an officer’s certificate stating (i) that a review of PifCo’s activities has been made during the period covered by such financial statements with a view to determining whether PifCo has kept, observed, performed and fulfilled its covenants and agreements under this indenture; and (ii) that no event of default, or event which with the giving of notice or passage of time or both would become an event of default, has occurred during that period or, if one or more have actually occurred, specifying all those events and what actions have been taken and will be taken with respect to that event of default or other event.

Delivery of these reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of any of those will not constitute constructive notice of any information contained in them or determinable from information contained in them, including PifCo’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on officer’s certificates). (PifCo Section 10.06)

Additional restrictive covenants with respect to securities of PifCo may be contained in the applicable supplemental indenture and described in the applicable prospectus supplement with respect to those securities.

Defeasance and Discharge

The following discussion of full defeasance and discharge and covenant defeasance and discharge will only be applicable to your series of debt securities if we choose to apply them to that series, in which case we will state that in the prospectus supplement. (Petrobras Section 14.01; PifCo Section 14.01)

Full Defeasance

We can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below (called “full defeasance”), if we, in addition to other actions, put in place the following arrangements for you to be repaid:

•	We must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a firm of nationally recognized independent public accounts, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	If the debt securities are listed on any securities exchange, we must deliver to the trustee a legal opinion of our counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted. (Petrobras Section 14.04; PifCo Section 14.04)

If we ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

We can make the same type of deposit described above and be released from all or some of the restrictive covenants (if any) that apply to the debt securities of any particular series. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	We must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a nationally recognized firm of independent accountants, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under then current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	If the debt securities are listed on any securities exchange, we must deliver to the trustee a legal opinion of our counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted. (Petrobras Section 14.04; PifCo Section 14.04)

If we accomplish covenant defeasance, the following provisions of the indenture and/or the debt securities would no longer apply:

•	Any covenants applicable to the series of debt securities and described in the applicable prospectus supplement.

•	The events of default relating to breach of those covenants being defeased and acceleration of the maturity of other debt, described later under “Default and Related Matters — Events of Default — What is An Event of Default?”

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if any event of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Petrobras Sections 14.03 and 14.04; PifCo Sections 14.03 and 14.04)

Default and Related Matters

Ranking

The applicable prospectus supplement will indicate whether the debt securities are subordinated to any of our other debt obligations and whether they will be secured by any of our assets. If they are not subordinated, they will rank equally with all our other unsecured and unsubordinated indebtedness. If they are not secured, the securities will effectively be subordinate to our secured indebtedness and to the indebtedness of our subsidiaries.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term event of default means any of the following:

•	We do not pay the principal or any premium on a debt security within 14 calendar days of its due date and in the case of PifCo, the trustee has not received such payments from amounts on deposit, from Petrobras under a guaranty by the end of that fourteen-day period.

•	We do not pay interest, including any additional amounts, on a debt security within 30 calendar days of its due date and in the case of PifCo, the trustee has not received such payments from amounts on deposit, from Petrobras under a guaranty by the end of that thirty-day period.

•	We remain in breach of any covenant or any other term of the indenture for 60 calendar days after we receive a notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•	In the case of any convertible security of Petrobras, it remains in default in the conversion of any security of such series for 30 days after it receives a notice of default stating that it is in default. The notice must be sent by either the trustee or the holders of 25% of the principal amount of debt securities of the affected series.

•	The maturity of any indebtedness of Petrobras or PifCo in a total aggregate principal amount of U.S.$100,000,000 or more is accelerated in accordance with the terms of that indebtedness, considering that prepayment or redemption by us of any indebtedness is not acceleration for this purpose.

•	In the case of PifCo, one or more final and non-appealable judgments or final decrees is entered against it involving an aggregate liability (not paid or not fully covered by insurance) valued at the equivalent of U.S.$100,000,000 or more, where such judgments or final decrees have not been vacated, discharged or stayed within 120 calendar days after first being rendered.

•	In the case of Petrobras, if it is adjudicated or found bankrupt or insolvent or it is ordered by a court or pass a resolution to dissolve.

•	We stop paying or we admit that we are generally unable to pay our debts as they become due, except in the case of a winding-up, dissolution or liquidation for the purpose of and followed by a consolidation, merger, conveyance or transfer duly approved by the debt security holders.

•	In the case of PifCo, if proceedings are initiated against it under any applicable liquidation, insolvency, composition, reorganization or any other similar laws, or under any other law for the relief of, or relating to, debtors, and such proceeding is not dismissed or stayed within 90 calendar days.

•	An administrative or other receiver, manager or administrator, or any such or other similar official is appointed in relation to, or a distress, execution, attachment, sequestration or other process is levied or put in force against, the whole or a substantial part of our undertakings or assets and is not discharged or removed within 90 calendar days.

•	We voluntarily commence proceedings under any applicable liquidation, insolvency, composition, reorganization or any other similar laws, or we enter into any composition or other similar arrangement with our creditors under applicable Brazilian law (such as a concordata, which is a type of liquidation agreement).

•	We file an application for the appointment of an administrative or other receiver, manager or administrator, or any such or other similar official, in relation to us, or we take legal action for a readjustment or deferment of any part of our indebtedness.

•	An effective resolution is passed for, or any authorized action is taken by any court of competent jurisdiction, directing our winding-up, dissolution or liquidation, except for the purpose of and followed by a consolidation, merger, conveyance or transfer duly approved by the debt security holders.

•	In the case of PifCo, if any event occurs that under the laws of any relevant jurisdiction has substantially the same effect as the events referred to in the six immediately preceding paragraphs.

•	In the case of PifCo, if the relevant indenture for the debt securities, in whole or in part, ceases to be in full force or enforceable against it, or it becomes unlawful for PifCo to perform any material obligation under the indenture, or it contests the enforceability of or deny its liability under the indenture.

•	In the case of PifCo, if Petrobras fails to retain at least 51% direct or indirect ownership of PifCo’s outstanding voting and economic interests, equity or otherwise.

•	Any other event of default described in the applicable prospectus supplement occurs. (Petrobras Section 5.01; PifCo Section 5.01)

For these purposes, “indebtedness” means any obligation (whether present or future, actual or contingent and including any guaranty) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and all leases which, under generally accepted accounting principles in the United States, would be a capital lease obligation).

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities.

Remedies if an Event of Default Occurs.  If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, or an equivalent proceeding under Brazilian law, the principal amount of all the debt securities of that series will be automatically accelerated without any action by the trustee, any holder or any other person. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series. (Petrobras Section 5.02; PifCo Section 5.02)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonably satisfactory protection from expenses and liability. This protection is called an “indemnity.” (Petrobras Section 6.03; PifCo Section 6.03) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These same holders may also direct the trustee in performing any other action under the indenture. (Petrobras Section 5.12; PifCo Section 5.12) Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer satisfactory indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of all outstanding debt securities of the relevant series must not have given the trustee a direction during the sixty-day period that is inconsistent with the above notice. (Petrobras Section 5.07; PifCo Section 5.07)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date and if your debt security is convertible or exchangeable into another security to bring a lawsuit for the enforcement of your right to convert or exchange your debt security or to receive securities upon conversion or exchange. (Petrobras Section 5.08; PifCo Section 5.08)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee within 90 days after the end of our fiscal year every year a written statement of certain of our officers that will either certify that, to the best of their knowledge, we are in compliance with the indenture and the debt securities or specify any default. In addition, we will notify the trustee within 15 days (or promptly in the case of certain bankruptcy-related events of default) after becoming aware of the occurrence of any event of default. (Petrobras Section 10.05; PifCo Section 10.05)

Regarding the Trustee

We and some of our subsidiaries maintain banking relations with the trustee in the ordinary course of our business.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to exist for a specified period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

DESCRIPTION OF MANDATORY CONVERTIBLE SECURITIES

We may issue mandatorily convertible securities under which holders receive a specified number of our common shares or preferred shares at a future date or dates. The price per mandatory convertible security and the number of common shares or preferred shares, as the case may be, that holders receive at maturity may be fixed at the time mandatory convertible securities are issued or may be determined by reference to a specific formula set forth in the mandatory convertible security. The mandatory convertible securities also may require us to make periodic payments to the holders of the mandatory convertible securities, and such payments may be secured.

The applicable prospectus supplement will describe the material terms of the mandatory convertible securities. Reference will be made in the applicable prospectus supplement to the mandatory convertible securities, and, if applicable, collateral, depositary or custodial arrangements, relating to the mandatory convertible securities. Material U.S. and Brazilian federal income tax considerations applicable to the holders of the mandatory convertible securities will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt securities, preferred shares (which may be in the form of ADSs) or common shares (which may be in the form of ADSs). Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us and a bank or trust company, as warrant agent, all as will be set forth in the applicable prospectus supplement.

Debt Warrants

The following briefly summarizes the material terms that will generally be included in a debt warrant agreement. However, we may include different terms in the debt warrant agreement for any particular series of debt warrants and such other terms and all pricing and related terms will be disclosed in the applicable prospectus supplement. You should read the particular terms of any debt warrants that are offered by us and the related debt warrant agreement which will be described in more detail in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the debt warrants being offered.

General

We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into by us and one or more banks or trust companies, as debt warrant agent, all as will be set forth in the applicable prospectus supplement. At or around the time of an offering of debt warrants, a form of debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, reflecting the alternative provisions that may be included in the debt warrant agreements to be entered into with respect to particular offerings of debt warrants, will be filed by amendment as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Debt Warrants to Be Described In the Prospectus Supplement

The particular terms of each issue of debt warrants, the debt warrant agreement relating to such debt warrants and such debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement. This description will include:

•	the initial offering price;

•	the currency, currency unit or composite currency in which the exercise price for the debt warrants is payable;

•	the title, aggregate principal amount and terms of the debt securities that can be purchased upon exercise of the debt warrants;

•	the title, aggregate principal amount and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	if applicable, whether and when the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities that can be purchased upon exercise of each debt warrant and the exercise price;

•	the date on or after which the debt warrants may be exercised and any date or dates on which this right will expire in whole or in part;

•	if applicable, a discussion of material U.S. federal and Brazilian income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	the maximum or minimum number of debt warrants that you may exercise at any time; and

•	any other terms of the debt warrants.

You may exchange your debt warrant certificates for new debt warrant certificates of different denominations but they must be exercisable for the same aggregate principal amount of debt securities. If your debt warrant certificates are in registered form, you may present them for registration of transfer at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. Except as otherwise indicated in a prospectus supplement, before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal or any premium or interest on the debt securities that can be purchased upon such exercise, or to enforce any of the covenants in the indenture relating to the debt securities that may be purchased upon such exercise.

Exercise of Debt Warrants

Unless otherwise provided in the applicable prospectus supplement, each debt warrant will entitle the holder to purchase a principal amount of debt securities for cash at an exercise price in each case that will be set forth in, or to be determined as set forth in, the applicable prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date specified in the applicable prospectus supplement. After the close of business on the expiration date or any later date to which we extend the expiration date, unexercised debt warrants will become void.

Debt warrants may be exercised as set forth in the prospectus supplement applicable to the particular debt warrants. Upon delivery of payment of the exercise price and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities that can be purchased upon such exercise of the debt warrants to the person entitled to them. If fewer than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining unexercised debt warrants. Holders of debt warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying debt securities in connection with the exercise of the debt warrants.

Street name and other indirect holders of debt warrants should consult their bank or brokers for information on how to exercise their debt warrants.

Modification and Waiver

There are three types of changes we can make to the debt warrant agreement and the debt warrants of any series.

Changes Requiring Your Approval.  First, there are changes that cannot be made to your debt warrants or the debt warrant agreement under which they were issued without your specific approval. These are the following types of changes:

•	any increase in the exercise price;

•	any impairment of your ability to exercise the warrant;

•	any decrease in the principal amount of debt securities that can be purchased upon exercise of any debt warrant;

•	any reduction of the period of time during which the debt warrants may be exercised;

•	any other change that materially and adversely affects the exercise rights of a holder of debt warrant certificates or the debt securities that can be purchased upon such exercise; and

•	any reduction in the number of outstanding unexercised debt warrants whose consent is required for any modification or amendment described under “Changes Requiring a Majority Vote.”

Changes Requiring a Majority Vote.  The second type of change to the debt warrant agreement or debt warrants of any series is the kind that requires a vote of approval by the holders of not less than a majority in number of the then outstanding unexercised debt warrants of that series. This category includes all changes other than those listed above under “Changes Requiring Your Approval” or changes that would not adversely affect holders of debt warrants or debt securities in any material respect.

Changes Not Requiring Approval.  The third type of change does not require any vote or consent by the holders of debt warrant certificates. This type is limited to clarifications and other changes that would not adversely affect such holders in any material respect.

Street name and other indirect holders of debt warrants should consult their bank or brokers for information on how approval may be granted or denied if we seek to change your debt warrants or the debt warrant agreement under which they were issued or request a waiver.

Merger, Consolidation, Sale or Other Dispositions

Unless otherwise indicated in a prospectus supplement, under the debt warrant agreement for each series of debt warrants, we may consolidate with, or sell, convey or lease all or substantially all of our assets to, or merge with or into, any other corporation or firm to the extent permitted by the indenture for the debt securities that can be purchased upon exercise of such debt warrants. If we consolidate with or merge into, or sell, lease or otherwise dispose of all or substantially all of our assets to, another corporation or firm, that corporation or firm must become legally responsible for our obligations under the debt warrant agreements and debt warrants. If we sell or lease substantially all of our assets, one way the other firm or company can become legally responsible for our obligations is by way of a full and unconditional guaranty of our obligations. If the other company becomes legally responsible by a means other than a guaranty, we will be relieved from all such obligations.

Enforceability of Rights; Governing Law

The debt warrant agent will act solely as our agent in connection with the issuance and exercise of debt warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a debt warrant certificate or any owner of a beneficial interest in debt warrants. The holders of debt warrant certificates, without the consent of the debt warrant agent, the trustee, the holder of any debt securities issued upon exercise of debt warrants or the holder of any other debt warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce, or otherwise in respect of, their rights to exercise debt warrants evidenced by their debt warrant certificates. Except as may otherwise be provided in the applicable prospectus supplement, each issue of debt warrants and the related debt warrant agreement will be governed by the laws of the State of New York.

Additional Terms of the PifCo Debt Warrants

Debt securities to be issued by PifCo under the debt warrants and the PifCo debt warrant agreement will be guaranteed by Petrobras. See “Description of the Guaranties.”

Equity Warrants

The following briefly summarizes the material terms that will generally be included in an equity warrant agreement. However, we may include different terms in the equity warrant agreement for any particular series of equity warrants and such other terms and all pricing and related terms will be disclosed in the applicable prospectus supplement. You should read the particular terms of any equity warrants that are offered by us and the related equity warrant agreement which will be described in more detail in the applicable prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the equity warrants being offered.

General

We may issue warrants for the purchase of our equity securities (i.e., our common shares and preferred shares, which may be in the form of ADSs). As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement. Equity warrants may be issued separately or together with equity securities.

We may issue equity warrants in connection with preemptive rights of our shareholders in connection with any capital increase, and in those circumstances we may choose to issue equity warrants in uncertificated form to the extent permitted by Brazilian law. In addition, if any equity warrants are offered in connection with preemptive rights, we may exclude holders resident in the United States from that offering to the extent permitted by Brazilian law. Equity warrants (other than equity warrants issued in connection with preemptive rights) are to be issued under equity warrant agreements to be entered into by us and one or more banks or trust companies, as equity warrant agent, all as will be set forth in the applicable prospectus supplement. At or around the time of an offering of equity warrants, a form of equity warrant agreement, including a form of equity warrant certificate representing the equity warrants, reflecting the alternative provisions that may be included in the equity warrant agreements to be entered into with respect to particular offerings of equity warrants, will be filed by amendment as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Equity Warrants to Be Described in the Prospectus Supplement

The particular terms of each issue of equity warrants, the equity warrant agreement (if any) relating to such equity warrants and the equity warrant certificates (if any) representing such equity warrants will be described in the applicable prospectus supplement. This description will include:

•	the initial offering price;

•	the currency, currency unit or composite currency in which the exercise price for the equity warrants is payable;

•	the designation and terms of the equity securities (i.e., preferred shares or common shares) that can be purchased upon exercise of the equity warrants;

•	the total number of preferred shares or common shares that can be purchased upon exercise of each equity warrant and the exercise price;

•	the date or dates on or after which the equity warrants may be exercised and any date or dates on which this right will expire in whole or in part;

•	the designation and terms of any related preferred shares or common shares with which the equity warrants are issued and the number of the equity warrants issued with each preferred share or common share;

•	if applicable, whether and when the equity warrants and the related preferred shares or common shares will be separately transferable;

•	whether the equity warrants will be in registered or bearer form;

•	if applicable, a discussion of material U.S. federal and Brazilian income tax, accounting or other considerations applicable to the equity warrants; and

•	any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

You may exchange your equity warrant certificates for new equity warrant certificates of different denominations but they must be exercisable for the same aggregate principal amount of equity securities. If your equity warrant certificates are in registered form, you may present them for registration of transfer and exercise them at the corporate trust office of the equity warrant agent or any other office indicated in the applicable prospectus supplement. Unless otherwise indicated in a prospectus supplement, before the exercise of equity warrants, holders of equity warrants will not be entitled to receive dividends or exercise voting rights with respect to the equity securities that can be purchased upon such exercise, to receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as a shareholder.

Unless the applicable prospectus supplement states otherwise, the exercise price payable and the number of common shares or preferred shares that can be purchased upon the exercise of each equity warrant (other than equity warrants issued in connection with preemptive rights) will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common shares or preferred shares or a stock split, reverse stock split, combination, subdivision or reclassification of common shares or preferred shares. Instead of adjusting the number of common shares or preferred shares that can be purchased upon exercise of each equity warrant, we may elect to adjust the number of equity warrants. No adjustments in the number of shares that can be purchased upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% of those shares. We may, at our option, reduce the exercise price at any time. We will not issue fractional shares or ADSs upon exercise of equity warrants, but we will pay the cash value of any fractional shares otherwise issuable.

Notwithstanding the previous paragraph, if there is a consolidation, merger or sale or conveyance of substantially all of our property, the holder of each outstanding equity warrant will have the right to the kind and amount of shares and other securities and property (including cash) receivable by a holder of the number of common shares or preferred shares into which that equity warrant was exercisable immediately prior to the consolidation, merger, sale or conveyance.

Exercise of Equity Warrants

Unless otherwise provided in the applicable prospectus supplement, each equity warrant will entitle the holder to purchase a number of equity securities for cash at an exercise price in each case that will be set forth in, or to be determined as set forth in, the prospectus supplement. Equity warrants may be exercised at any time up to the close of business on the expiration date specified in the applicable prospectus supplement. After the close of business on the expiration date or any later date to which we extend the expiration date, unexercised equity warrants will become void. Equity warrants for the purchase of preferred shares or common shares may be issued in the form of ADSs.

Equity warrants may be exercised as set forth in the prospectus supplement applicable to the particular equity warrants. Upon delivery of payment of the exercise price, delivery of the equity warrant certificate (if any) properly completed and duly executed at the corporate trust office of the equity warrant agent or any other office indicated in the applicable prospectus supplement and satisfaction of any other applicable requirements specified in the applicable prospectus supplement, we will, as soon as practicable, forward the equity securities that can be purchased upon such exercise of the equity warrants to the person entitled to them. If fewer than all of the equity warrants represented by the equity warrant certificate are exercised, a new equity warrant certificate will be issued for the remaining equity warrants. Holders of equity warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying equity securities in connection with the exercise of the equity warrants.

Street name and other indirect holders of equity warrants should consult their bank or brokers for information on how to exercise their equity warrants.

Modification and Waiver

There are three types of changes we can make to the equity warrant agreement and the equity warrants of any series.

Changes Requiring Your Approval.  First, there are changes that cannot be made to your equity warrants or the equity warrant agreement under which they were issued without your specific approval. These are the following types of changes:

•	any increase in the exercise price;

•	any impairment of your ability to exercise the warrant;

•	any decrease in the total number of preferred shares or common shares that can be purchased upon exercise of any equity warrant;

•	any reduction of the period of time during which the equity warrants may be exercised;

•	any other change that materially and adversely affects the exercise rights of a holder of equity warrant certificates or the equity securities that can be purchased upon such exercise; and

•	any reduction in the number of outstanding unexercised equity warrants whose consent is required for any modification or amendment described under “— Changes Requiring a Majority Vote.”

Changes Requiring a Majority Vote.  The second type of change to the equity warrant agreement or equity warrants of any series is the kind that requires a vote of approval by the holders of not less than a majority in number of the then outstanding unexercised equity warrants of that series. This category includes all changes other than those listed above under “— Changes Requiring Your Approval” or changes that would not adversely affect holders of equity warrants in any material respect.

Changes Not Requiring Approval.  The third type of change does not require any vote or consent by the holders of equity warrant certificates. This type is limited to clarifications, amendments, supplement and other changes that would not adversely affect such holders in any material respect.

Street name and other indirect holders of equity warrants should consult their bank or brokers for information on how approval may be granted or denied if we seek to change your equity warrants or the equity warrant agreement under which they were issued or request a waiver.

Merger, Consolidation, Sale or Other Dispositions

Unless otherwise indicated in a prospectus supplement, under the equity warrant agreement for each series of equity warrants, we may consolidate with, or sell, convey or lease all or substantially all of our assets to, or merge with or into, any other corporation or firm to the extent permitted by the terms of the equity securities that can be purchased upon exercise of such equity warrants. If we consolidate with or merge into, or sell, lease or otherwise dispose of all or substantially all of our assets to, another corporation or firm, that corporation or firm must become legally responsible for our obligations under the equity warrant agreements and equity warrants and we will be relieved from all such obligations.

Enforceability of Rights; Governing Law

The equity warrant agent will act solely as our agent in connection with the issuance and exercise of equity warrants and will not assume any obligation or relationship of agency or trust for or with any holder of an equity warrant certificate or any owner of a beneficial interest in equity warrants. The holders of equity warrant certificates, without the consent of the equity warrant agent, the holder of any equity securities issued upon exercise of equity warrants or the holder of any other equity warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce, or otherwise in respect of, their rights to exercise equity warrants evidenced by their equity warrant certificates. Except as may otherwise be provided in the applicable prospectus supplement, each issue of equity warrants and the related equity warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF THE GUARANTIES

The following description of the terms and provisions of the guaranties summarizes the general terms that will apply to each guaranty that we deliver in connection with an issuance of debt securities or debt warrants by PifCo. When PifCo sells a series of its debt securities or debt warrants, Petrobras will execute and deliver a guaranty of that series of debt securities or debt warrants for the benefit of the holders of that series of debt securities or debt warrants. You should read the more detailed provisions of the applicable guaranty, including the defined terms, for provisions that may be important to you. This summary is subject to, and qualified in its entirety by reference to, the provisions of such guaranty.

Pursuant to any guaranty, Petrobras will agree, from time to time upon the receipt of notice from the trustee that PifCo has failed to make the required payments under a series of debt securities and the PifCo indenture or under the debt warrants and the PifCo debt warrant agreement, to indemnify you for unpaid claims against PifCo, whether those claims are in respect of principal, interest or any other amounts. The amount to be paid by Petrobras under the guaranty will be an amount equal to the amount of those claims plus interest thereon from the date PifCo was otherwise obligated to make its payments under the PifCo indenture to the date Petrobras actually makes payment under the guaranty. Petrobras will be obligated to make these payments by the expiration of any applicable grace periods under the PifCo indenture and the applicable terms of the debt securities or debt warrants. Petrobras may have the right to defer its obligation under the guaranty to make payments under certain circumstances described in the applicable prospectus supplement.

Only one guaranty will be issued by Petrobras in connection with the issuance of a series of debt securities or debt warrants by PifCo. Each guaranty will be qualified as an indenture under the Trust Indenture Act of 1939. Unless the applicable prospectus supplement states otherwise, The Bank of New York Mellon will act as guaranty trustee under each guaranty.

A guaranty may include certain covenants and other provisions relating to Petrobras. The description of the applicable guaranty in the prospectus supplement will summarize the material provisions thereof and reference will be made to the guaranty.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

General

JPMorgan Chase Bank N.A. has agreed to act as the depositary for the American depositary shares. The depositary offices are located at 4 New York Plaza, New York, New York 10004. American depositary shares are frequently referred to as ADSs and represent ownership interests in securities that are on deposit with the depositary. ADSs are normally represented by certificates that are commonly known as American depositary receipts or ADRs. The depositary has appointed a custodian, as agent of the depositary, to safekeep the securities on deposit under the applicable deposit agreement.

The depositary issues the ADSs under two amended and restated deposit agreements among us, the depositary and all registered holders from time to time of ADRs issued thereunder. Each ADS represents an ownership interest in two common or two preferred shares, as the case may be, in each case deposited with the custodian, as agent of the depositary, under the applicable deposit agreement. Each ADS will also represent any securities, cash or other property hereinafter deposited with the depositary but which they have not distributed directly to you. Unless specifically requested, all ADSs are issued on the books of our depositary in book-entry form and periodic statements are mailed to holders entitled thereto reflecting their ownership interests in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly and, as such, Petrobras will refer to you as the “ADR holder.” When Petrobras refers to “you,” Petrobras assumes the reader owns ADSs and will own ADSs at the relevant time. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

If you become an owner of ADSs, you will become a party to the applicable deposit agreement and therefore will be bound by its terms and to the terms of the ADR that represents your ADSs. The applicable deposit agreement and the ADR specify Petrobras’ rights and obligations as well as your rights and obligations and those of the depositary. As an ADR holder you have agreed to appoint the depositary to act on your behalf in certain circumstances. The deposit agreements and the ADRs are governed by New York law. However, Petrobras’ obligations to the holders of the preferred shares and common shares will continue to be governed by the laws of Brazil, which may be different from the laws in the United States. Because the depositary or its nominee will actually be the registered owner of the preferred shares or common shares, you must rely on it to exercise the rights of a shareholder on your behalf.

The following is a summary of the material terms of each of the two deposit agreements. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement applicable to your ADSs and the form of ADR which contains the terms of such ADSs. You can read a copy of the deposit agreements, which were each filed as an exhibit to the Form F-6 registration statements previously filed with the Commission. You may also obtain a copy of the deposit agreements at the SEC’s Public Reference Room. See “Where You Can Find More Information.”

Dividends and Distributions

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on preferred shares or common shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the applicable deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

Distributions of Cash.  The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If we shall have advised the depositary pursuant to the provisions of the applicable deposit agreement that any such conversion, transfer or distribution can be effected only with the approval or license of the Brazilian government or any agency thereof or the depositary shall become aware of any other governmental approval or license required therefor, the depositary may, in its reasonable discretion, apply for such approval or license, if any, as we or our Brazilian counsel may reasonably instruct in writing or as the depositary may deem desirable including, without limitation, Brazilian Central Bank registration. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

Distributions of Shares.  In the case of a distribution in preferred shares or common shares, the depositary will issue additional ADRs to evidence the number of ADSs representing the aggregate preferred shares or common shares deposited. Only whole new ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

The distribution of new ADRs or the modification of the ADS-to-share ratio upon a distribution of preferred shares or common shares will be reduced by applicable fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay the taxes or governmental charges, the depositary may sell all or a portion of the new preferred shares or common shares so distributed.

No distribution of new ADRs as described above will be made if it would violate the U.S. securities laws, or any other law, or if it is not operationally practicable. If the depositary does not distribute new ADRs as described above, it will use its best efforts to sell the preferred shares or common shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights.  In the case of a distribution of rights to subscribe for additional preferred shares or common shares or other rights, if we provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your right.

If we do not furnish such evidence, however, the depositary may:

•	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

Other Distributions.  In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices. Subject to the other provisions of the applicable deposit agreement (including the ADRs issued thereunder), the depositary shall cause any cash distribution that is paid in a currency other than U.S. dollars to be converted into U.S. dollars as promptly as reasonably practicable under the circumstances after the receipt thereof. The distribution will be reduced by any applicable fees, expenses, taxes and governmental charges payable by holders under the terms of the applicable deposit agreement.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, preferred shares or common shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Issuance of ADSs upon Deposit of Preferred Shares or Common Shares

The depositary will issue ADSs if you or your broker deposits preferred shares or common shares or evidence of rights to receive preferred shares or common shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named in the applicable prospectus supplement to deposit such shares.

Preferred shares or common shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited preferred shares or common shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the preferred shares or common shares and only have such rights as are contained in the applicable deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited preferred shares or common shares. The deposited preferred shares or common shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of preferred shares or common shares, receipt of related delivery documentation and compliance with the other provisions of the applicable deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

Withdrawal of Shares Upon Cancellation of ADSs

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying preferred shares or common shares to you or upon your written order. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of preferred shares or common shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the applicable deposit agreement.

Record Dates

The depositary may, or shall if required, in each case after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of preferred shares or common shares,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares,

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters

all subject to the provisions of the applicable deposit agreement.

Voting Rights

According to Petrobras’ charter, preferred shares do not entitle the holder to vote except as provided by Brazilian law under limited circumstances, including upon default in the payment of dividends for three consecutive years. A holder of an ADR representing a common share will generally have the right under the applicable deposit agreement to instruct the depositary to exercise the voting rights for the common shares represented by your ADRs. The voting rights of holders of preferred shares and common shares are described in “Item 10. Memorandum and Articles of Association of Incorporation — Voting Rights” in the annual report on Form 20-F of Petrobras and PifCo for the year ended December 31, 2008, which is incorporated by reference in this prospectus.

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the preferred shares or common shares that underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the preferred shares or common shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying preferred shares or common shares or other deposited securities, to vote or to have its agents vote the preferred shares or common shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. To the extent such instructions are not so received by the depositary from any holder, the depositary shall take such action as is necessary, upon our written request and subject to applicable law, and the terms and conditions of the deposited securities, to cause such underlying preferred shares or common shares to be counted for the purposes of satisfying applicable quorum requirements.

Neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the applicable deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Charges

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of preferred shares or common shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a preferred share or common share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing preferred shares or common shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of U.S.$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of U.S.$0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the applicable deposit agreement;

•	a fee of U.S.$0.02 per ADS (or portion thereof) per calendar year for services performed by the depositary in administering the ADRs (which fee may be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•	reimbursement of such fees, charges and expenses as are incurred by the depositary (including, without limitation, expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation;

•	any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of the preferred shares or common shares or other deposited securities (which charge shall be assessed against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of preferred shares or common shares;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between the depositary and us. The charges described above may be amended from time to time by agreement between the depositary and us.

Our depositary reimburses us for certain expenses we incur that are related to our ADR programs, including investor relations expenses and exchange application and listing fees. The amount of reimbursement available to us is not based upon the amounts of fees the depositary collects from investors. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing preferred shares or common shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendments and Termination

We may agree with the depositary to amend either deposit agreement and the ADSs issued thereunder without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by each and any deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of either or both deposit agreements or the forms of ADR to ensure compliance therewith, we and the depositary may amend or supplement a deposit agreement and the ADRs at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

The depositary may, and shall at our written direction, terminate a deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under such deposit agreement on the 60th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales (as long as it may lawfully do so), without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash and for any obligations to the company under the indemnifications provisions of such deposit agreement.

Limitations on Obligations and Liabilities

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time, we or the depositary or its custodian may require:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of preferred shares or common shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the applicable deposit agreement;

•	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the applicable deposit agreement and the ADRs issued or to be issued thereunder, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the applicable deposit agreement and any regulations which the depositary is informed of in writing by us which are deemed desirable by the depositary, the company or the custodian to facilitate compliance with any applicable rules or regulations of the Banco Central do Brasil or Comissão de Valores Mobiliários.

The issuance of ADRs, the acceptance of deposits of preferred shares or common shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of preferred shares or common shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary or, in order for us to comply with applicable law; provided that the ability to withdraw preferred shares or common shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of preferred shares or common shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

Each deposit agreement expressly limits the obligations and liability of the depositary, our respective agents and ourselves. Neither we nor the depositary nor any such agent will be liable if:

•	any present or future law, rule or regulation of the United States, the Federative Republic of Brazil or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions and computer failure) shall prevent, delay, or subject any of us or them to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under a deposit agreement or the ADRs issued thereunder;

•	it performs its obligations under a deposit agreement and/or the ADRs issued thereunder without gross negligence or bad faith;

•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting preferred shares or common shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with a deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to a deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon our instructions or our Brazilian counsel’s instructions in respect of any approval or license of the Brazilian government or any agency thereof required for any currency conversion, transfer or distribution. Neither we nor the depositary nor any of our or their respective agents shall be liable to holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages.

The depositary may own and deal in any class of our securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of preferred shares or common shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary or requested by us. The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-Release of ADSs

Unless requested in writing to cease doing so at least two business days prior to the proposed deposit, the depositary may issue ADSs prior to the receipt of preferred shares or common shares (each such transaction a “pre-release”) only if (i) such pre-released ADRs are fully collateralized (marked to market daily) with cash, government securities or such other collateral as the depositary deems appropriate held by the depositary for the benefit of registered holders of ADRs (but such collateral shall not constitute deposited securities held under the applicable deposit agreement, (ii) each recipient of pre-released ADRs represents and agrees in writing with the depositary that such recipient or its customer (a) beneficially owns such preferred shares or common shares, (b) assigns all beneficial right, title and interest therein to the depositary, (c) holds such preferred shares or common shares for the account of the depositary and (d) will deliver such preferred shares or common shares to the custodian as soon as practicable and promptly upon demand therefor and (iii) all pre-released ADRs evidence not more than 20% of all ADSs (excluding those evidenced by pre-released

ADRs). The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided pursuant to (b) above, but not the earnings thereon, shall be held for the benefit of the registered holders of ADRs (other than the applicant).

Appointment

In each deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

Each deposit agreement and the ADRs issued thereunder shall be governed by and construed in accordance with the laws of the State of New York. In each deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

FORM OF SECURITIES, CLEARING AND SETTLEMENT

Global Securities

Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of U.S. dollar-denominated debt securities.

We will issue the securities in global form, without interest coupons. Securities issued in global form will be represented, at least initially, by one or more global debt securities. Upon issuance, global securities will be deposited with the trustee as custodian for The Depository Trust Company, known as DTC, and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global security will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that, under procedures established by DTC, ownership of beneficial interests in each global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global securities).

Beneficial interests in the global securities may be credited within DTC to Euroclear Bank S.A./N.V. and Clearstream, Luxembourg Banking, société anonyme on behalf of the owners of such interests. We refer to Euroclear S.A./N.V. and Clearstream, Luxembourg Banking, société anonyme as “Euroclear” and “Clearstream, Luxembourg,” respectively.

Investors may hold their interests in the global securities directly through DTC, Euroclear or Clearstream, Luxembourg, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Beneficial interests in the global securities may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for Global Securities

Interests in the global securities will be subject to the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised that it is:

•	a limited purpose trust company organized under the New York State Banking Law;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations; and certain other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee will be considered the sole owner or holder of the securities represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•	will not be considered the registered owners or holders of the securities under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the securities represented by a global security will be made by the trustee to DTC’s nominee as the registered holder of the global security. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global security will be governed by standing instructions and customary practices and will be the responsibility of those participants or indirect participants and not of DTC, its nominee or us.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream, Luxembourg will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream, Luxembourg. To deliver or receive an interest in a global security held in a Euroclear or Clearstream, Luxembourg account, an investor must send transfer instructions to Euroclear or Clearstream, Luxembourg, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, Luxembourg, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream, Luxembourg participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant that purchases an interest in a global security from a DTC participant will be credited on the business day for Euroclear or Clearstream, Luxembourg immediately following the DTC settlement date. Cash received in Euroclear or Clearstream, Luxembourg from the sale of an interest in a global security to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account as of the business day for Euroclear or Clearstream, Luxembourg following the DTC settlement date.

DTC, Euroclear and Clearstream, Luxembourg have agreed to the above procedures to facilitate transfers of interests in the global securities among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Securities

Beneficial interests in the global securities may not be exchanged for securities in physical, certificated form unless:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global securities and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated securities; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the securities.

In all cases, certificated securities delivered in exchange for any global security will be registered in the names, and issued in any approved denominations, requested by the depository.

For information concerning paying agents for any securities in certificated form, see “Description of Debt Securities — Payment Provisions — Paying Agents.”

Clearstream, Luxembourg and Euroclear

Clearstream, Luxembourg has advised that:  it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear has advised that:  it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financiére) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

Clearance and Settlement Procedures

We understand that investors that hold their debt securities through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form. Debt securities will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream, Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to securities in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream, Luxembourg and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Brazil.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States or Brazil. U.S. and Brazilian investors who wish to transfer their interests in the debt securities, or to make or receive a payment or delivery of the debt securities on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of participants in Clearstream, Luxembourg or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream, Luxembourg or the Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the debt securities among participants of Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Same-Day Settlement and Payment

The underwriters will settle the debt securities in immediately available funds. We will make all payments of principal and interest on the debt securities in immediately available funds. Secondary market trading between participants in Clearstream, Luxembourg and Euroclear will occur in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to securities in immediately available funds. See “— Clearstream, Luxembourg and Euroclear” above.

Certificated Debt Securities

We will issue debt securities to you in certificated registered form only if:

•	the depositary is no longer willing or able to discharge its responsibilities properly, and neither the trustee nor we have appointed a qualified successor within 90 days; or

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated debt securities; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the debt securities.

If any of these three events occurs, the trustee will reissue the debt securities in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the indenture.

In the event that we issue certificated securities under the limited circumstances described above, then holders of certificated securities may transfer their debt securities in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive debt security, at the offices of the transfer agent in New York City. Copies of this assignment form may be obtained at the offices of the transfer agent in New York City. Each time that we transfer or exchange a new debt security in certificated form for another debt security in certificated form, and after the transfer agent receives a completed assignment form, we will make available for delivery the new definitive debt security at the offices of the transfer agent in New York City. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person’s risk, the new definitive debt security to the address of that person that is specified in the assignment form. In addition, if we issue debt securities in certificated form, then we will make payments of principal of, interest on and any other amounts payable under the debt securities to holders in whose names the debt securities in certificated form are registered at the close of business on the record date for these payments. If the debt securities are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated debt securities at the offices of the paying agent in New York City.

Unless and until we issue the debt securities in fully-certificated, registered form,

•	you will not be entitled to receive a certificate representing our interest in the debt securities;

•	all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by a depositary upon instructions from their direct participants; and

•	all references in this prospectus supplement or in the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary as the registered holder of the debt securities, for distribution to you in accordance with its policies and procedures.

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

We may sell the securities from time to time in their initial offering as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933.

From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933, may then resell those securities to the public.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933.

Each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may not list any particular series of securities on a securities exchange or quotation system. No assurance can be given as to the liquidity or trading market for any of the securities.

EXPENSES OF THE ISSUE

The following is a statement of expenses, other than underwriting discounts and commissions, in connection with the distribution of the securities registered. All amounts shown are estimates.

Amount to be paid

Legal Fees and Expenses	$200,000
Accounting Fees and Expenses	80,000
Printing and Engraving Expenses	15,000
Miscellaneous	20,000

Total	$315,000

EXPERTS

The consolidated financial statements of Petrobras (and its subsidiaries) and PifCo (and its subsidiaries) as of and for the years ended December 31, 2008, 2007 and 2006, and management’s assessments of the effectiveness of internal control over financial reporting as of December 31, 2008, appearing in the combined Petrobras and PifCo Annual Report on Form 20-F for the year ended December 31, 2008, have been audited by KPMG Auditores Independentes, an independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority KPMG Auditores Independentes as experts in accounting and auditing.

The unaudited consolidated financial information of Petrobras (and its subsidiaries) and PifCo (and its subsidiaries) as of and for the nine-month periods ended September 30, 2009 and 2008, incorporated by reference herein, were reviewed by KPMG Auditores Independentes. KPMG Auditores Independentes has reported that it has applied limited procedures in accordance with professional standards for a review of such information. However, its reports included in the Petrobras Form 6-K furnished to the SEC on November 27, 2009, and PifCo Form 6-K furnished to the SEC on November 27, 2009, and incorporated by reference herein, state that it did not audit and does not express an opinion on that interim financial information. Accordingly, the degree of reliance on such information should be restricted in light of the limited nature of the review procedures applied. KPMG Auditores Independentes is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

The summary reports of DeGolyer and MacNaughton, independent petroleum engineering consultants, which are referenced in this prospectus, have been referenced in this prospectus in reliance upon the authority of the firm as experts in estimating proved oil and gas reserves.

VALIDITY OF SECURITIES

Mr. Nilton de Almeida Maia, Petrobras’ general counsel, will pass upon the validity of the debt securities, warrants, preferred shares, common shares, mandatory convertible securities and guaranties for Petrobras as to certain matters of Brazilian law. Walkers, special Cayman Islands counsel to PifCo, will pass upon the validity of the debt securities and debt warrants issued by PifCo as to certain matters of Cayman Islands law. The validity of the debt securities, warrants, guaranties and mandatory convertible securities will be passed upon by Cleary Gottlieb Steen & Hamilton LLP or any other law firm named in the applicable prospectus supplement as to certain matters of New York law.

ENFORCEABILITY OF CIVIL LIABILITIES

Petrobras

Petrobras is a sociedade de economia mista (mixed-capital company), a public sector company with some private sector ownership, established under the laws of Brazil. All of its executive officers and directors and certain advisors named herein reside in Brazil. In addition, substantially all of its assets and those of its executive officers, directors and certain advisors named herein are located in Brazil. As a result, it may not be possible for investors to effect service of process upon Petrobras or its executive officers, directors and advisors named herein within the United States or other jurisdictions outside Brazil or to enforce against Petrobras or its executive officers, directors and advisers named herein judgments obtained in the United States or other jurisdictions outside Brazil.

Mr. Nilton de Almeida Maia, Petrobras’ general counsel, has advised Petrobras that, subject to the requirements described below, judgments of United States courts for civil liabilities based upon the United States federal securities laws may be enforced in Brazil. A judgment against Petrobras or the other persons described above obtained outside Brazil would be enforceable in Brazil, without reconsideration of the merits, only if the judgment satisfies certain requirements and receives confirmation from the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). The foreign judgment will only be confirmed if:

•	it fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	it is for the payment of a sum certain of money;

•	it was issued by a competent court in the jurisdiction where the judgment was awarded after service of process was properly made in accordance with applicable law;

•	it is not subject to appeal;

•	it is authenticated by a Brazilian consular office in the country where it was issued, and is accompanied by a sworn translation into Portuguese; and

•	it is not contrary to Brazilian national sovereignty, public policy or good morals.

Notwithstanding the foregoing, no assurance can be given that such confirmation would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to any securities issued by Petrobras.

Mr. Nilton de Almeida Maia has also advised Petrobras that:

•	original actions based on the U.S. federal securities laws may be brought in Brazilian courts and that, subject to Brazilian public policy and national sovereignty, Brazilian courts may enforce liabilities in such actions against Petrobras, certain of its directors and officers and the advisors named herein;

•	if an investor resides outside Brazil and owns no real property in Brazil, he or she must provide a bond sufficient to guarantee court costs and legal fees, including the defendant’s attorneys’ fees, as determined by the Brazilian court, in connection with litigation in Brazil, except in the case of the enforcement of a foreign judgment which has been confirmed by the Brazilian Superior Court of Justice;

•	Brazilian law limits an investor’s ability as a judgment creditor of Petrobras to satisfy a judgment against Petrobras by attaching certain of its assets;

•	a new law has been enacted in Brazil to regulate judicial and extrajudicial reorganization and liquidation of business companies. Such law revoked the previous Brazilian Bankruptcy law. The new law is not applicable to mixed capital companies, such as Petrobras, and does not provide whether the federal government of Brazil is liable for Petrobras’ obligations in the event of bankruptcy;

•	Brazilian law limits an investor’s ability as a judgment creditor of Petrobras to satisfy a judgment against Petrobras by attaching certain of its assets;

•	according to recent changes to the Brazilian Corporate Law, mixed-capital companies such as Petrobras, are no longer protected from bankruptcy proceedings and its controlling shareholder, the federal government of Brazil, is no longer contingently liable for Petrobras’ obligations; and

•	certain of Petrobras’ exploration and production assets may be subject to reversion to the Brazilian government under Petrobras’ concession agreements. Such assets, under certain circumstances, may not be subject to attachment or execution.

PifCo

PifCo is duly incorporated as an exempted limited liability company under the laws of the Cayman Islands. All of the directors and officers of PifCo reside in Brazil. All or a substantial portion of the assets of PifCo and of such directors and officers are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon PifCo or such persons or to enforce, in the United States courts, judgment against PifCo or such persons or judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States.

PifCo has been advised by its Cayman Islands counsel, Walkers, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in New York, a judgment obtained in a foreign court (other than certain judgments of a superior court of any state of the Commonwealth of Australia) will be recognised and enforced in the courts of the Cayman Islands without any re-examination of the merits at common law, by an action commenced on the foreign judgment in the Grand Court of the Cayman Islands, where the judgment (i) is final and conclusive; (ii) is one in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules; (iii) is either for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personam non-money relief; and (iv) was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. There is doubt, however, as to whether the courts of the Cayman Islands will (i) recognize or enforce judgments of United states courts predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (ii) in original actions brought in the Cayman Islands, impose liabilities upon the civil liability provisions of the securities laws of the United states or any state thereof, on the grounds that such provisions are penal in nature.

A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC on Form F-3 under the Securities Act of 1933 relating to the securities offered by this prospectus. This prospectus, which is a part of that registration statement, does not contain all of the information set forth in the registration statement. For more information with respect to our company and the securities offered by this prospectus, you should refer to the registration statement and to the exhibits filed with it. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or other document are not necessarily complete, and, where the contract or other document is an exhibit to the registration statement or incorporated or deemed to be incorporated by reference, each of these statements is qualified in all respects by the provisions of the actual contract or other document.

We are subject to the information requirements of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act, applicable to a foreign private issuer, and accordingly file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov. These reports and other information may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Preferred shares and common shares of Petrobras, each represented by ADSs, are listed on the New York Stock Exchange under the symbols “PBRA” and “PBR”, respectively. Additional information concerning us and our securities may be available through the New York Stock Exchange.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

PifCo

(1) The combined Petrobras and PifCo Annual Report on Form 20-F for the year ended December 31, 2008, filed with the SEC on May 22, 2009.

(2) The PifCo Report on Form 6-K containing financial information for the nine-month period ended September 30, 2009, prepared in accordance with U.S. GAAP, furnished to the SEC on November 27, 2009.

(3) Any future filings of PifCo on Form 20-F made with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus, and any future reports of PifCo on Form 6-K furnished to the SEC during that period that are identified in those forms as being incorporated into this prospectus.

Petrobras

(1) The Petrobras Report on Form 6-K relating to Petrobras’ Business Plan for 2009 — 2013, furnished to the SEC on January 26, 2009.

(2) The combined Petrobras and PifCo Annual Report on Form 20-F for the year ended December 31, 2008, filed with the SEC on May 22, 2009.

(3) The Petrobras Report on Form 6-K relating to the downgrade by Standard & Poor’s of Petrobras’ and PifCo’s debt ratings, furnished to the SEC on June 11, 2009.

(4) The Petrobras Report on Form 6-K relating to the approval by Petrobras’ board of directors of an interest-on-own-capital payment to shareholders in the amount of R$2.6 billion, furnished to the SEC on June 26, 2009.

(5) The Petrobras Report on Form 6-K relating to Petrobras’ R$25 billion loan from the Banco Nacional de Desenvolvimento Econômico e Social (BNDES), the Brazilian National Development Bank, furnished to the SEC on July 31, 2009.

(6) The Petrobras Report on Form 6-K relating to the approval by Petrobras’ board of directors of an interest-on-own-capital payment to shareholders, furnished to the SEC on August 11, 2009.

(7) The Petrobras Report on Form 6-K relating to an increase in planned investments in the Abreu e Lima Refinery, furnished to the SEC on August 27, 2009.

(8) The Petrobras Report on Form 6-K outlining the new exploration and production regulatory model for the pre-salt layer and in potentially strategic areas, furnished to the SEC on August 31, 2009.

(9) The Petrobras Report on Form 6-K relating to a new discovery in the central region of the Gulf of Mexico, furnished to the SEC on September 2, 2009.

(10) The Petrobras Report on Form 6-K relating to Petrobras’ strategy for the construction of drilling rigs in Brazil, furnished to the SEC on September 14, 2009.

(11) The Petrobras Report on Form 6-K relating to new discoveries in the Santos Basin Pre-Salt concession area, furnished to the SEC on September 15, 2009.

(12) The Petrobras Report on Form 6-K relating to the approval by Petrobras’ board of directors of an interest-on-own-capital payment to shareholders in the amount of R$1.76 million, furnished to the SEC on September 22 2009.

(13) The Petrobras Report on Form 6-K relating to the settlement of a dispute with the National Petroleum, Natural Gas and Biofuels Agency (“ANP”) for payment of special government participation taxes on the Marlim field, furnished to the SEC on October 26, 2009.

(14) The Petrobras Report on Form 6-K relating to the signing of a U.S.$10 billion 10-year loan agreement with the China Development Bank, and a petroleum export agreement with a subsidiary of China Petro-Chemical Corp (Sinopec), furnished to the SEC on November 4, 2009.

(15) The Petrobras Report on Form 6-K relating to clarifications on the proposed capitalization and transfer of rights to explore and produce oil and natural gas in the pre-salt areas under discussion in the Brazilian Congress, furnished to the SEC on November 20, 2009.

(16) The Petrobras Report on Form 6-K relating to the payment of shareholder dividends for the 2009 fiscal year, furnished to the SEC on November 25, 2009.

(17) The Petrobras Reports on Form 6-K containing financial information for the nine-month period ended September 30, 2009, prepared in accordance with U.S. GAAP, furnished to the SEC on November 27, 2009.

(18) The Petrobras Report on Form 6-K/A relating to the authorization granted by the ANP to Petrobras for drilling in the Santos Basin pre-salt area to establish reserves for the proposed transfer of oil and natural gas exploration and production rights, furnished to the SEC on December 2, 2009.

(19) The Petrobras Report on Form 6-K related to the execution of contracts for the construction of the Abreu and Lima Refinery in the total amount of R$8.9 billion, furnished to the SEC on December 3, 2009.

(20) Any future filings of Petrobras on Form 20-F made with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus, and any future reports of Petrobras on Form 6-K furnished to the SEC during that period that are identified in those forms as being incorporated into this prospectus.

We will provide without charge to any person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Petrobras’ Investor Relations Department located at Avenida República do Chile, 65 — 22nd Floor, 20031-912 — Rio de Janeiro, RJ, Brazil (telephone: 55-21-3224-1510).